UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WESTLAND DEVELOPMENT CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.*

(1)	Title of each class of securities to which transaction applies:

No par value common stock
Class B $1.00 par value common stock

(2)	Aggregate number of securities to which transaction applies:

794,927

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

$315.00 per share

(4)	Proposed maximum aggregate value of transaction:

$250,402,005

(5)	Total fee paid:

$26,793.01

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$22,644.78

(2)	Form, Schedule or Registration Statement No.:

Schedule 14A

(3)	Filing Party:

Westland Development Co., Inc.

(4)	Date Filed:

April 6, 2006

*	As of August 7, 2006, there were 794,927 shares of common stock of Westland Development Co., Inc. outstanding. The filing fee was determined by taking the product of (i) the 794,927 shares of common stock proposed to be acquired in the merger and (ii) the merger consideration of $315.00 in cash per share of common stock. The calculation of the filing fee, calculated in accordance with Rule 0-11(c)(1) under the Securities Exchange Act of 1934 and SEC Fee Rate Advisory #5 equals the product of .000107 and the aggregate merger consideration calculated pursuant to the preceding sentence.

WESTLAND DEVELOPMENT CO., INC.

401 Coors Boulevard, N.W.

Albuquerque, New Mexico 87121

(505) 831-9600

August [    ], 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Westland Development Co., Inc., a New Mexico corporation, to be held on [                    ], 2006, at 10:00 A.M., New Mexico time, at the Kiva Auditorium in the Albuquerque Convention Center, 401 2nd Street, N.W., Albuquerque, New Mexico 87102. The formal notice of the special meeting, proxy statement and a proxy are enclosed with this letter. All record holders of the outstanding shares of Westland common stock as of the close of business on August [    ], 2006 will be entitled to notice of, and to vote at, the special meeting. You may vote your shares at the special meeting only if you are present in person or represented by proxy.

If you previously submitted a proxy in connection with the solicitation of proxies to approve the merger agreement with SHNM Acquisition Corp. (“SHNM”), that proxy is no longer valid, as the SHNM merger agreement has been terminated. You must submit a new proxy if you intend to vote in respect of the merger proposal described herein.

Registration for entry to the meeting will begin at 8:00 A.M. Please arrive early to avoid any problems with being registered in time prior to the commencement of the meeting. You should bring some form of identification and proper evidence of your authority to vote the shares covered by your proxy. Only shareholders of record on the record date or their authorized representatives will be granted entry to the meeting. All determinations as to a person’s eligibility to attend the meeting and/or to vote on the merger will be determined upon registration at the meeting by an independent special master retained by Westland for that purpose.

At the special meeting, Westland will request that you cast your vote to approve the Agreement and Plan of Merger, dated as of July 19, 2006 (the “merger agreement”), by and between Westland and SCC Acquisition Corp., a Delaware corporation (“SCC”), pursuant to which SCC will be merged (the “merger”) with and into Westland with Westland as the surviving entity, and by which Westland’s articles of incorporation will, pursuant to the terms of the merger agreement, be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s no par value and Class B common stock. Upon the approval of the merger agreement and the completion of the merger, you will be entitled to receive $315.00 per share in cash.

In addition, immediately prior to, and subject to, the completion of the merger, Westland will distribute to its shareholders of record immediately prior to the merger as a dividend (the “spin-off”) Class A units in Atrisco Oil & Gas LLC (“Atrisco LLC”), a newly formed company which will retain 100% of all future rents and royalties under Westland’s two existing oil and gas leases and a 50% interest in all oil, gas and other mineral rights of Westland. In the spin-off, you will receive one Class A unit of Atrisco LLC for each share of Westland common stock you own at the time the spin-off occurs. The spin-off will not occur if Westland’s shareholders do not approve the merger or the merger does not occur for any reason. If the merger occurs, you will receive Class A units of Atrisco LLC from the paying agent promptly following the merger.

Westland’s board of directors has approved the merger agreement and recommends that Westland’s shareholders vote FOR the approval of the merger agreement. Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of outstanding Westland no par value common stock and two-thirds of outstanding Westland Class B common stock, each voting as a separate class.

Westland urges you to read carefully the attached proxy statement and the merger agreement, a copy of which is attached to this proxy statement as Appendix A. The proxy statement provides you with a summary of the merger agreement and a detailed description of the process and reasons that led Westland’s board of directors to approve the merger agreement and recommend it for your approval at the special meeting. A copy of the limited liability company agreement of Atrisco LLC, which would govern your rights as a Class A unitholder of Atrisco LLC, is attached as Appendix B to this proxy statement.

To be certain that your shares are voted at the special meeting, please mark your choice on the proxy with an “X”, sign your name as it is printed on the proxy, date the proxy on the date that you sign it and return promptly the enclosed proxy in the addressed and stamped envelope. If you attend the special meeting, you may revoke your proxy and vote your shares in person if you wish, even if you have previously returned your proxy.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES TO WESTLAND OR TO THE PAYING AGENT AT THIS TIME. IF THE MERGER AGREEMENT IS APPROVED, YOU WILL RECEIVE INSTRUCTIONS AS TO THE PROCEDURE TO BE FOLLOWED FOR THE EXCHANGE OF YOUR SHARES OF WESTLAND COMMON STOCK.

Your vote is very important. The merger cannot be completed without the requisite approval of the holders of the outstanding Westland no par value and Class B common stock. Failure to submit a vote on the merger agreement will have the effect of a vote against the approval of the merger agreement. On behalf of the board of directors, we thank you for your cooperation and look forward to seeing you on [                    ], 2006.

/s/ SOSIMO S. PADILLA	/s/ BARBARA PAGE
Sosimo S. Padilla Chairman of the Board of Directors	Barbara Page President and Chief Executive Officer

The merger agreement has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities regulator nor has the SEC or any state securities regulator passed upon the merits of the merger agreement, the Class A units of Atrisco LLC or upon the accuracy or adequacy of the information contained in the proxy statement included with this letter. Any representation to the contrary is unlawful.

The accompanying proxy statement is dated August [    ], 2006 and is first being mailed to Westland’s shareholders on August [    ], 2006.

WESTLAND DEVELOPMENT COMPANY., INC.

401 Coors Blvd., N.W.

Albuquerque, New Mexico 87121

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on [                    ], 2006

To the Shareholders of Westland Development Co., Inc.:

Notice is hereby given that Westland Development Co., Inc. will hold a special meeting of shareholders at 10:00 A.M. New Mexico time, on [                    ], 2006 at the Kiva Auditorium in the Albuquerque Convention Center, 401 2nd Street, N.W., Albuquerque, New Mexico 87102. At the special meeting, you will be asked to vote on the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of July 19, 2006, by and between Westland and SCC Acquisition Corp. (“SCC”), pursuant to which, among other things, SCC will be merged with and into Westland with Westland as the surviving company, and by which Westland’s articles of incorporation will be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s common stock. As part of the merger, issued and outstanding shares of Westland common stock will be converted into the right to receive $315.00 per share in cash; and

•	to consider and vote upon any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

In addition, immediately prior to, and subject to the completion of, the merger, Westland will distribute to its shareholders of record immediately prior to the merger as a dividend (the “spin-off”) Class A units in Atrisco Oil & Gas LLC (“Atrisco LLC”), a newly formed company that will retain 100% of all future rents and royalties under Westland’s two existing oil and gas leases and a 50% interest in all oil, gas and other mineral rights of Westland. In the spin-off, you will receive one Class A unit of Atrisco LLC for each share of Westland common stock you own at the time the spin-off occurs. The spin-off will not occur if Westland’s shareholders do not approve the merger or the merger does not occur for any reason. If the merger occurs, you will receive Class A units of Atrisco LLC from the paying agent promptly following the merger.

If you previously submitted a proxy in connection with the solicitation of proxies to approve the merger agreement with SHNM Acquisition Corp. (“SHNM”), that proxy is no longer valid as the SHNM merger agreement has been terminated. You must submit a new proxy if you intend to vote in respect of the merger agreement with SCC.

Westland’s board of directors has fixed the close of business on August [    ], 2006 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. A list of the shareholders entitled to vote at the special meeting will be available for examination by any shareholder for any purposes germane to the special meeting during usual business hours during the ten days preceding the special meeting at Westland’s principal place of business at 401 Coors Blvd., N.W., Albuquerque, New Mexico 87121.

The merger agreement and the merger are described in the accompanying proxy statement, which Westland urges you to read carefully. A copy of the merger agreement is attached as Appendix A to this proxy statement. A copy of the limited liability company agreement of Atrisco LLC, which would govern your rights as a Class A unitholder of Atrisco LLC, is attached as Appendix B to this proxy statement. This notice also constitutes notice of dissenters’ rights under New Mexico law in connection with the merger, as described in the accompanying proxy statement and Appendix C to this proxy statement.

By Order of the Board of Directors

/s/ JOE S. CHAVEZ
Joe S. Chavez, Secretary

Dated: August [    ], 2006

Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy and return it in the enclosed prepaid envelope. By doing so, you will ensure that your shares are represented and voted at the special meeting. Please do not send your Westland common stock certificates to Westland or the paying agent at this time. If the merger is completed, you will be sent instructions regarding surrender of your no par value and Class B common stock certificates for the payment of cash to you and the receipt of your certificate for Class A units in Atrisco LLC in the spin-off.

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WESTLAND DEVELOPMENT CO., INC.

401 Coors Blvd., N.W.

Albuquerque, New Mexico 87121

PROXY STATEMENT

Special Meeting of Shareholders

To be held on [                    ], 2006

Westland Development Co., Inc., a New Mexico corporation, is furnishing this proxy statement on or about August [    ], 2006, to its shareholders of record on August [    ], 2006, in connection with the solicitation of proxies by Westland’s board of directors for use at the special meeting of shareholders (the “special meeting”) to be held at 10:00 A.M. on [                    ], 2006, and at any adjournment or postponement of the special meeting. In this proxy statement, the term “Westland” refers to Westland Development Co., Inc., and the term “SCC” refers to SCC Acquisition Corp.

If you previously submitted a proxy in connection with the solicitation of proxies to approve the merger agreement with SHNM Acquisition Corp. (“SHNM”), that proxy is no longer valid, as the SHNM merger agreement has been terminated. You must submit a new proxy if you intend to vote in respect of the merger agreement with SCC.

Westland’s board of directors asks you to attend the special meeting (in person or by proxy) for the following purposes:

1. To vote on a proposal to approve the Agreement and Plan of Merger, dated as of July 19, 2006 (the “merger agreement”), by and between Westland and SCC, pursuant to which, among other things, SCC will be merged (the “merger”) with and into Westland with Westland as the surviving company, and by which Westland’s articles of incorporation will be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s common stock. As part of the merger, issued and outstanding shares of Westland common stock will be converted into the right to receive $315.00 per share in cash.

In addition, immediately prior to, and subject to the completion of, the merger, Westland will distribute to its shareholders of record immediately prior to the merger as a dividend (the “spin-off”) Class A units in Atrisco Oil & Gas LLC (“Atrisco LLC”), a newly formed company that will retain 100% of all future rents and royalties under Westland’s two existing oil and gas leases and a 50% interest in all oil, gas and other mineral rights of Westland.

2. To consider and vote upon any other matters that may properly come before the special meeting and any adjournment or postponement of the special meeting.

A copy of the merger agreement is attached to this proxy statement as Appendix A. A copy of the limited liability company agreement of Atrisco LLC, which would govern your rights as a Class A unitholder of Atrisco LLC, is attached as Appendix B to this proxy statement. Shareholders are encouraged to read these documents in their entirety as well as the other information contained in this proxy statement carefully before deciding how to vote.

Summary Term Sheet

This summary term sheet highlights selected information contained in this proxy statement regarding the merger agreement and the merger and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the appendices. In addition, Westland incorporates by reference important business and financial information about Westland in this proxy statement. You may read more about this information in the section entitled “Where Shareholders Can Find More Information”.

•	Purpose of Shareholder Vote. You are being asked to consider and vote upon a proposal to approve the merger agreement. Pursuant to the merger agreement, SCC will merge with and into Westland with

Westland as the surviving entity and by which Westland’s articles of incorporation will be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s common stock. Also, as part of the merger, issued and outstanding shares of Westland common stock will be converted into the right to receive $315.00 per share in cash. See “The Special Meeting”.

•	Atrisco LLC. Westland and SCC have agreed that prior to, and subject to the completion of, the merger, Westland will form Atrisco LLC, a New Mexico limited liability company, and Westland will contribute to Atrisco LLC 100% of all future rents and royalties under Westland’s two existing oil and gas leases and a 50% interest in all oil, gas and other mineral rights of Westland. Immediately prior to, and subject to the completion of, the merger, Westland will distribute to Westland’s shareholders of record immediately prior to the merger one Class A unit of Atrisco LLC for each share of Westland common stock held by such holder. The spin-off will be taxable to Westland’s shareholders. See “Tax Consequences” below.

•	Atrisco Heritage Foundation. Prior to, and subject to completion of, the merger, Westland will establish the Atrisco Heritage Foundation (the “Foundation”), a charitable trust whose purposes will be to promote and preserve the ancestral and cultural heritage of the shareholders of Westland prior to the merger and the history of the Atrisco Land Grant. Westland will fund the Foundation with contributions totaling $100 million made in annual installments of $1.0 million, except the first two $1.0 million installments will be made upon the completion of the merger.

•	Status of Cemeteries and Church. Upon the completion of the merger, Westland will convey the Santa Clara, San Jose de Armijo and Evangelico cemeteries (the “cemeteries”) and the La Capillita Antigua (the “church”) to the Foundation. The Foundation will continue to allow Atrisco Heirs (as now defined in Westland’s articles of incorporation) and their spouses to be buried in the cemeteries upon payment of the cost of opening and closing the grave. There will continue to be no cost to Atrisco Heirs or their spouses for the burial plot. The Foundation will maintain the cemeteries consistent with historical practices. See “The Merger Agreement—Covenants of SCC”.

•	Parties Involved in the Proposed Transaction. Westland is a New Mexico corporation. SCC is a Delaware corporation and a wholly-owned subsidiary of SCC Acquisitions, Inc. (“SCC Acquisitions”), a California corporation and member of the SunCal Companies Group (“SunCal”). See “Participants in the Merger”.

•	Special Meeting. The shareholders’ vote on the matters described above will take place at a special meeting of Westland’s shareholders to be held at 10:00 A.M. New Mexico time at the at the Kiva Auditorium in the Albuquerque Convention Center, 401 2nd Street, N.W., Albuquerque, New Mexico 87102 on [ ], 2006. See “The Special Meeting”.

•	Record Date. Shareholders are entitled to vote at the special meeting if they owned shares of Westland no par value or Class B common stock at the close of business on August [ ], 2006, which is the record date for the special meeting. On that date, 709,827 shares of no par value common stock and 85,100 shares of Class B common stock were outstanding and entitled to vote at the special meeting. See “The Special Meeting”.

•	Voting Information. Each record holder of shares of Westland no par value or Class B common stock on the record date will be entitled to one vote for each share held. Before voting your shares of Westland common stock, you should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. To be certain that your shares are voted at the special meeting, please mark your choice on the proxy with an “X”, sign your name as it is printed on the proxy, date the proxy on the date that you sign it and return promptly the enclosed proxy in the addressed and stamped envelope. You may also vote in person by ballot at the special meeting. For more information on the procedures for voting your shares, please refer to “The Special Meeting—Record Date and Voting Information”.

•	Shareholder Approval Required. The merger will be completed only if the merger agreement is approved by the affirmative vote of shareholders holding at least two-thirds of the outstanding Westland no par value common stock and two-thirds of the outstanding Westland Class B common stock, each voting as a separate class. Failure to vote or an abstention will have the same effect as a vote against approval of the merger agreement. See “The Special Meeting—Record Date and Voting Information”, and “Certain Questions and Answers About the Merger and the Special Meeting”.

•	Board Recommendation. Westland’s board of directors has recommended that shareholders approve the merger agreement. See “Special Factors—Recommendation of Westland’s Board of Directors”.

•	Interests of Westland’s Directors and Executive Officers in the Merger. In considering the recommendations of Westland’s board of directors, you should be aware that some of Westland’s officers and directors have various relationships with Westland or interests in the merger that are different from your interests as a shareholder and that may present actual or potential conflicts of interest. See “Special Factors—Interests of Westland’s Officers and Directors in the Merger”.

•	Effect of the Merger on Outstanding Westland No Par Value and Class B Common Stock. Upon completion of the merger, issued and outstanding shares of Westland no par value and Class B common stock (collectively referred to as the “common stock”) will be converted into the right to receive $315.00 per share in cash. After the merger is completed, you will have no ongoing ownership interest in the continuing business of the surviving company.

•	Merger Financing; Source of Funds. In connection with the merger, SCC will pay to Westland’s shareholders an aggregate of approximately $250.4 million. SCC will acquire these funds through a combination of a capital contribution from an affiliate company and loans from third party lenders. The merger is not subject to, or conditioned upon, SCC obtaining suitable financing. See “The Merger—Merger Financing; Source of Funds”.

•	Tax Consequences. The receipt of cash in exchange for shares of Westland common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss will be equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in the shares surrendered.

The spin-off will be taxable to you for federal income tax purposes based on the fair market value of the Class A units of Atrisco LLC you receive at the time of the spin-off. The fair market value of the Class A units of Atrisco LLC will generally be taxable to you as a dividend. [Based on a valuation prepared by an independent third party, Westland has determined the fair market value of each Class A unit to be approximately $[            ].] [Westland intends to complete a valuation of such interests and inform Westland’s shareholders of such valuation prior to the special meeting.] Westland will report such valuation to the IRS. The IRS and the courts are not bound by such valuation. You should make your own determination as to the value of Class A units of Atrisco LLC in determining whether to approve the merger. See “Material United States Federal Income Tax Consequences”.

•	Dissenters’ Rights. If you are a shareholder who objects to the approval of the merger agreement, and if you comply with the procedures required under New Mexico law, you are entitled to dissenters’ rights to receive the statutorily determined “fair value” of your shares, which could be more or less than the purchase price of $315.00 per share to be paid pursuant to the merger agreement. See “The Merger—Dissenters’ Rights”.

•	Limitations on Solicitation of Other Offers. Westland has agreed not to solicit from third parties a proposal for an alternate transaction while the merger is pending, and Westland’s board of directors may not approve or recommend an alternative transaction, in each case, except in the circumstances specified in the merger agreement. However, Westland will be permitted to discuss or negotiate an alternative transaction with certain specified qualified bidders previously agreed to by Westland and SCC. See “The Merger Agreement—No Solicitation”.

•

Conditions. Before completion of the merger, a number of closing conditions must be satisfied or waived. These conditions include, among others, obtaining the requisite shareholder approval, the absence of any injunction prohibiting completion of the merger and the number of dissenting shares constituting not more than 10% of Westland’s issued and outstanding common stock. If all the conditions are not satisfied or waived, the merger will not be completed. See “The Merger Agreement—Conditions to the Completion of the Merger”.

•	Termination. Westland and SCC may agree by mutual written consent to terminate the merger agreement at any time before the effective time of the merger. In addition, upon the occurrence of various events specified in the merger agreement, Westland or SCC may terminate the merger agreement before the effective time of the merger. See “The Merger Agreement—Termination of the Merger Agreement”.

•	Termination Fee. In specified circumstances, if the merger agreement is terminated before the effective time of the merger, Westland will reimburse SCC for all of its expenses incurred in connection with the merger and will be obligated to repay the $15 million termination fee SCC paid to SHNM upon termination of the SHNM merger agreement. If the merger agreement is terminated because Westland’s shareholders do not approve the merger agreement, Westland will not have to pay this amount unless Westland consummates or enters into an acquisition agreement with another party within 18 months after termination of the merger agreement. See “The Merger Agreement—Deposit, Termination Fees and Expenses”.

Certain Questions and Answers About the Special Meeting

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers are for your convenience only and the information is merely a summary of other information contained in this proxy statement. These questions and answers may not address all questions that may be important to you as a Westland shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices and the documents referred to or incorporated by reference in this proxy statement.

Q:	What happened to the SHNM merger agreement?

A:	The merger agreement that Westland entered into with SHNM on February 24, 2006 and subsequently amended has been terminated by Westland in order to permit Westland to enter into the merger agreement with SCC. Westland’s board of directors believes that the merger agreement with SCC is more favorable, from a financial point of view, to Westland’s shareholders. See “Background of the Merger” for a description of the process by which Westland’s board of directors considered SCC’s offer to be superior and terminated the SHNM merger agreement.

Q:	I have already submitted my proxy. Why am I being asked to vote again?

A:	You were previously asked to vote on a proposed merger between Westland and SHNM. Before the meeting could be held to vote on the proposed merger with SHNM, SCC made a superior offer which was eventually accepted by Westland. Pursuant to this proxy statement, you are being asked to vote on the proposed merger between Westland and SCC—not SHNM. Accordingly, you must submit a new proxy and if you intend to vote in respect of the merger agreement with SCC.

Q:	Can I use my previously submitted proxy to vote to approve the merger agreement with SCC?

A:	No. The previously provided proxy statement and proxy related to the proposed merger with SHNM—not SCC. Accordingly, any previously submitted proxy is no longer valid.

Q:	Why am I receiving these materials?

A:	Westland’s board of directors is providing these proxy materials to give you information to determine how to vote in connection with the special meeting.

Q:	What are the date, time and place of the special meeting?

A:	The special meeting will be held at 10:00 A.M. New Mexico time at the Kiva Auditorium in the Albuquerque Convention Center, 401 2nd Street, N.W., Albuquerque, New Mexico 87102 on [ ], 2006.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote upon a proposal to approve the merger agreement pursuant to which, among other things, SCC will be merged with and into Westland with Westland as the surviving company, and by which Westland’s articles of incorporation will, pursuant to the terms of the merger agreement, be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s common stock. If the merger agreement is approved, upon completion of the merger, shares of Westland common stock will be converted into the right to receive $315.00 per share in cash. In addition, immediately prior to, and subject to the completion of, the merger, Westland will distribute to its shareholders as a dividend Class A units in Atrisco LLC.

Q:	What will I receive in the merger? How will the merger affect my dividends? What is Atrisco LLC?

A:	If the merger is completed, issued and outstanding shares of Westland common stock will be converted into the right to receive $315.00 per share in cash. You will no longer own your shares, will not have any continuing interest in Westland, and will not receive any further dividends.

If the merger is approved by Westland’s shareholders and the merger occurs, Westland also will distribute to Westland’s existing shareholders one Class A unit of Atrisco LLC for each share of Westland common stock held by such holders immediately prior to the merger (the “spin-off”). The spin-off will not occur if Westland’s shareholders do not approve the merger or the merger does not occur for any reason. If the merger occurs, you will receive Class A units of Atrisco LLC from the paying agent following the merger.

Atrisco LLC is a newly-formed company that will retain 100% of all future rents and royalties under Westland’s two existing oil and gas leases and a 50% interest in all oil, gas and other mineral rights of Westland. A copy of the limited liability company agreement of Atrisco LLC, which would govern your rights as a Class A unitholder of Atrisco LLC, is attached as Appendix C to this proxy statement. See “The Spin-Off; Atrisco LLC”.

Q:	What does Westland’s business consist of?

A:	Westland is a New Mexico corporation that is the successor to property interests of a Spanish land grant (the “Atrisco Land Grant”) currently amounting to approximately 46,400 acres and is also the owner of approximately 10,000 additional acres, all located on the west side of Albuquerque, New Mexico. Westland owns the mineral rights, including oil and gas rights, to the 46,400 acres. Westland does not own and never did own any mineral rights to the 10,000 additional acres that it acquired from the Resolution Trust Corporation and which are located north of the original Atrisco Land Grant. Westland owns and develops portions of that land and sells it to persons and companies engaged in the business of constructing residential and business properties for sale or rent to others. In addition, it owns retail business properties in Albuquerque, New Mexico, and El Paso, Texas, that it leases to others. Westland common stock is not traded on any exchange. Westland’s articles of incorporation as now in effect prohibit transfer of its shares to anyone who is not an Atrisco Heir (as defined in Westland’s articles of incorporation). Consequently, its stock is typically traded in a limited market between sellers and qualified purchasers. Westland’s principal executive offices are located at 401 Coors Blvd., N.W., Albuquerque, New Mexico 87121. Westland’s telephone number is (505) 831-9600. For additional information about Westland, see “Where You Can Find More Information”.

Q:	Why is Westland proposing the merger?

A:	Westland is proposing the merger to enable its shareholders to vote whether to receive, upon completion of the merger, $315.00 per share in cash. Westland’s board of directors believes that the merger is in the best interests of Westland’s shareholders based, in part, because the cash consideration to be received by holders of Westland common stock is fair, from a financial point of view, to the Westland shareholders. For a more detailed discussion of the conclusions, determinations and reasons of Westland’s board of directors for recommending that Westland shareholders approve the merger on the terms of the merger agreement, see “Special Factors—Recommendation of Westland’s Board of Directors”.

Q:	What is the Atrisco Heritage Foundation? Who will run the Foundation?

Prior to and subject to completion of the merger, Westland will establish the Atrisco Heritage Foundation (the “Foundation”), a charitable trust whose purposes will be to promote and preserve the ancestral and cultural heritage of the shareholders of Westland prior to the merger and the history of the Atrisco Land Grant. The Foundation will operate in accordance with IRS requirements applicable to not-for-profit charitable entities. Westland will fund the Foundation with contributions totaling $100 million made in annual installments of $1.0 million, except the first two $1.0 million installments will be made upon the completion of the merger.

The Foundation will be governed by a five-member board of trustees initially selected by the pre-merger Westland board of directors. Upon the resignation or removal of any trustee, a successor trustee will be selected by a majority of the existing trustees. Any successor trustee must either be a shareholder of Westland immediately prior to the merger or one of their heirs.

Q:	What will happen to Westland’s cemeteries and church after the merger and will Atrisco Heirs be able to be buried in the cemeteries without charge?

A:	Upon the completion of the merger, Westland will convey the cemeteries and the church to the Foundation. The Foundation will continue to allow Atrisco Heirs and their spouses to be buried in the cemeteries upon payment of the cost of opening and closing the grave. There will continue to be no cost to Atrisco Heirs or their spouses for the burial plot. The Foundation will continue to honor the lease that exists on the church. In 1994, the church was leased to a religious group pursuant to a 30 year lease with a fifteen year renewal option.

Q:	For years I have been told that there is oil and gas under Westland’s land. Is this true and was the value taken into consideration when the merger agreement was negotiated?

A:	Westland’s management team does not know whether there is oil, natural gas, coal bed methane gas or any other natural resource under Westland’s land. Over the years there have been several exploration wells drilled on Westland’s land but all of those failed to discover commercial quantities of such hydrocarbons. While natural gas was found in at least some wells, none of these findings resulted in commercial production by those who drilled the wells.

There are currently two oil and gas leases on part of Westland’s land, but drilling attempts on one of the leases have been unsuccessful to date. A recent request by the lessee to extend the termination dates of the leases may indicate a renewed interest in drilling for oil and gas on Westland’s land.

In evaluating whether or not to accept SCC’s offer, Westland’s board of directors considered the possibility that oil and gas deposits may exist on Westland’s land. Pursuant to the terms of the merger agreement with SCC negotiated by Westland’s board of directors, Westland’s shareholders will retain 100% of all future rents and royalties under Westland’s two existing oil and gas leases and a 50% interest in all oil, gas and other mineral rights of Westland. Such interests will accrue to Westland’s shareholders through their ownership of Class A units in Atrisco LLC. (Under the SHNM merger agreement, 100% of all future royalties under Westland’s existing oil and gas leases and 50% of the royalties under Westland’s future oil and gas leases were to be contributed to the Foundation to carry out its purposes.) See “The Merger Agreement—Covenants of SCC”. While no persons have assured Westland that their oil and gas drilling efforts will be successful, those indicating an interest in leasing Westland’s lands have indicated that increases in oil and gas prices, combined with recent advances in oil and gas technologies, lead them to believe that conditions are favorable for establishing commercial production from Westland’s land. Neither Westland nor Westland’s board of directors makes any representation as to the value of Class A units in Atrisco LLC, or made any valuation of Atrisco LLC in connection with their approval of the merger agreement.

Q:	How will I participate in any income that may come from the mineral rights on the Westland’s property?

A:	If the merger is completed, you will be issued a certificate evidencing your ownership of Class A units in Atrisco LLC. You will receive one Class A unit of Atrisco LLC for each share of Westland common stock owned by you immediately prior to the merger. In the event Atrisco LLC earns any income from the interests transferred to it by Westland, your Class A units will entitle you to a pro rata share of such income.

Q:	Will I own any shares of SCC after the completion of the merger?

A:	No. Pursuant to the merger agreement, you will be paid $315.00 per share in cash for shares of Westland common stock you own. After the merger is completed, you will have no ongoing ownership interest in Westland, SCC, SCC Acquisitions or SunCal, other than your interest in Atrisco LLC.

Q:	What happens if I sell or transfer my shares before the special meeting?

A:

The record date for the special meeting was August [    ], 2006. If you held your shares on that date but subsequently transferred them to someone else before the completion of the merger, you would retain your right to vote those shares at the special meeting, but not the right to receive payment for those shares. This right to receive the $315.00 per share in cash and the Class A units of Atrisco LLC in the spin-off will pass to the person to whom you transferred your shares. You may transfer the right to vote these shares as well by giving a proxy to the purchaser if the purchaser is entitled to vote under Westland’s articles of incorporation.

Q:	What is the recommendation of Westland’s board of directors with respect to the matters being voted upon?

A:	Based on a number of factors set forth in the section entitled “Special Factors—Recommendation of Westland’s Board of Directors,” Westland’s board of directors recommends that Westland’s shareholders vote FOR the approval of the merger agreement.

Q:	Why does Westland’s board of directors recommend that I vote to approve the merger agreement?

A:	Westland’s board of directors recommends you vote FOR approval of the merger agreement because it believes that the merger is in the best interests of Westland’s shareholders. In considering the recommendation of Westland’s board of directors, you should be aware that Westland’s directors have interests in the merger that may be different than yours. Westland’s board of directors considered many factors in deciding to recommend the approval of the merger agreement, including the fact that the $315.00 per share to be received by Westland shareholders is significantly higher than both the prices agreed to with prior bidders and the price at which shares have been sold in the past and that Westland’s shareholders will receive units in Atrisco LLC. The factors considered by the board of directors are described in more detail under the heading “Special Factors—Recommendation of Westland’s Board of Directors”.

Q:	If I oppose the merger, do I have dissenters’ rights or appraisal rights with respect to the merger?

A:	If you are a shareholder who objects to the approval of the merger agreement, and if you comply with the procedures required under New Mexico law, you are entitled to dissenters’ rights to receive the statutorily determined “fair value” of your shares, which could be more or less than the purchase price of $315.00 per share to be paid pursuant to the merger agreement. To qualify for these rights, you must:

•	prior to or at the special meeting, deliver to Westland written notice of your objection to the merger;

•	not vote, in person or by proxy, in favor of the approval of the merger agreement;

•	if the merger agreement is approved, within 10 days after the special meeting, notify Westland in writing of your intent to exercise dissenters’ rights;

•	if within 30 days after the completion of the merger, you and Westland, as the surviving company of the merger, do not reach an agreement as to the fair value of your shares, and if Westland does not thereafter file a petition in court to make a judicial determination of the fair value, you may initiate proceedings in any court of competent jurisdiction located in Bernalillo County, New Mexico; and

•	comply with other procedures required by applicable law.

This procedure is described in more detail under the heading titled “The Merger—Dissenters’ Rights”. A copy of the relevant sections of the New Mexico Business Corporations Act is attached to this proxy statement as Appendix C. An executed proxy that is not marked “against” or “abstain” will be voted FOR the approval of the merger agreement and will disqualify you from demanding dissenters’ or appraisal rights. You may vote “against” or “abstain” from voting in connection with the merger agreement and such a vote would still entitle you to exercise dissenters’ or appraisal rights.

Q:	Is the merger subject to the satisfaction of any conditions?

A:

Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”. These conditions include, among others, obtaining shareholder approval. If all the conditions are not satisfied or waived, the merger will not be completed.

Q:	When do you expect the merger to be completed?

A:	Westland’s board of directors is working to complete the merger as quickly as possible and expects to complete the merger prior to October 15, 2006. However, Westland’s board of directors cannot predict the exact timing of the completion of the merger because not all of the conditions to the completion of the merger are within Westland’s or SCC’s control. See “The Merger Agreement—Conditions to the Completion of the Merger”.

Q:	How will I receive the merger consideration and Class A units of Atrisco LLC upon completion of the merger?

A:	If the merger is completed, SCC has agreed to deposit the total amount of merger consideration into an account with Mellon Investor Services LLC (the “paying agent”), the company that Westland has used to mail your dividend checks to you in the past. After the completion of the merger, the paying agent will send you a letter of transmittal with instructions for sending in your stock certificates and you will receive a certificate for the number of Class A units of Atrisco LLC to which you are entitled in the spin-off. When you properly return and complete the required documentation described in these written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	What are the U.S. federal income tax consequences of the merger and the spin-off?

A:	The receipt of cash in exchange for shares of Westland common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss will be equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in the shares surrendered.

The spin-off will be taxable to you for federal income tax purposes based on the fair market value of the Class A units of Atrisco LLC you receive at the time of the spin-off. The fair market value of the Class A units of Atrisco LLC will generally be taxable to you as a dividend. [Based on a valuation prepared by an independent third party, Westland has determined the fair market value of each Class A unit to be approximately $[ ].] [Westland intends to complete a valuation of such interests and inform Westland’s shareholders of such valuation prior to the special meeting.] Westland will report such valuation to the IRS. The IRS and the courts are not bound by such valuation. You should make your own determination as to the value of Class A units of Atrisco LLC in determining whether to approve the merger.

For a more detailed explanation of the tax consequences of the merger and the spin-off, see “Material United States Federal Income Tax Consequences”. Tax matters are very complicated, and the tax consequences to you of the merger and the spin-off will depend on the facts of your particular situation. Westland urges you to consult your own tax advisor as to the specific tax consequences of the merger and the spin-off that may result from your individual circumstances, including the applicable federal, state, local, foreign and other tax consequences.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of shareholders holding at least two-thirds of the outstanding Westland no par value common stock and two-thirds of the outstanding Westland Class B common stock, each voting as a separate class. That means the holders of at least 473,218 shares of no par value common stock and 56,734 shares of Class B common stock must vote FOR the approval of the merger agreement. Failure to vote or an abstention will have the same effect as a vote against the merger.

Q:	Is a quorum required to take action at the special meeting?

A:	Yes. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Westland common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

Q:	What if I do not want to sell my shares?

A:	If you do not want to sell your shares in the merger, you should either vote “NO’ or “ABSTAIN” or do not return your proxy or vote in person at the special meeting. The failure to vote has the same effect as voting “NO.” If you do not vote to approve the merger and wish to exercise dissenters’ rights, you must follow certain specific procedures set forth in New Mexico’s Business Corporation Act. See “The Merger—Dissenters’ Rights”.

Q:	What happens if the merger agreement is not approved at the special meeting?

A:	If the merger agreement is not approved by the holders of at least two-thirds of each class of outstanding Westland common stock, the $5 million deposit provided by SCC will be returned to SCC and the merger will not be completed. In this event, Westland will continue in its present form and you will continue to own your shares of Westland common stock.

Q:	If the merger agreement is terminated because it was not approved at the special meeting, will Westland be required to pay SCC a termination fee?

A:	No. However, if Westland’s shareholders do not approve the merger agreement and Westland enters into an acquisition agreement with another party within 18 months after termination of the merger agreement, Westland will be required to pay SCC the $15 million termination fee SCC paid SHNM, together with the expenses incurred or paid by SCC in connection with the merger. Westland may owe SCC a termination fee and be responsible for SCC’s expenses under other circumstances. See “Termination of Merger Agreement” below.

Q:	Who can vote at the special meeting?

A:	Holders of record of Westland no par value and Class B common stock at the close of business on August [ ], 2006 are entitled to vote at the special meeting. On that date, 709,827 shares of no par value common stock and 85,100 shares of Class B common stock were outstanding and entitled to vote.

Q:	Do Westland’s board of directors and executive officers own shares of Westland common stock?

A:	Members of Westland’s board of directors and certain of Westland’s executive officers together own approximately 1.16% of Westland’s outstanding no par value common stock and 50.35% of Westland’s outstanding Class B common stock.

Q:	Are Westland’s directors and officers voting their shares in favor of the approval of the merger agreement?

A:	Westland’s directors and officers plan to vote their shares in favor of the approval of the merger agreement.

Q:	Are Westland’s directors receiving 35,000 shares of Westland Class B common stock in connection with the merger?

A:

No. During the negotiations with SHNM, it was believed that additional shares of Class B common stock were to be issued to Westland’s board of directors pursuant to a resolution adopted by the board of directors in 1998 (and amended in 2002 and 2004) that provides for the issuance of additional shares to Westland’s directors upon a threatened change in control. These resolutions were adopted as a defensive measure to deter an attempted hostile takeover of Westland. After executing the SHNM merger agreement, the board of directors revisited the question of whether it was appropriate for Westland to issue these shares and determined that the negotiated merger with SHNM did not meet the requirements of the resolutions granting these shares. As a result of that decision, the prior SHNM offer of $255 per share was increased to $266.23 per share. In light of the foregoing, such shares will not be issued in connection with the negotiated merger with SCC. See “Continuation of Market-Check Process and Amendment and Restatement of the SHNM Merger” below.

Q:	Will Westland’s directors or officers receive any other payment as a result of the merger?

A:	No. However, six of Westland’s officers and/or directors, including Ms. Page and Mr. Padilla, Westland’s CEO and chairman, respectively, currently have employment or consulting agreements with Westland. Pursuant to the terms of these agreements, if the employment of any of these persons should be terminated by Westland at any time before or after the merger is completed, they would be entitled to substantial severance payments. If the employment agreements are not terminated, these severance payments will not be paid. However, Mr. Padilla has waived his severance benefits under his existing consulting agreement if the merger with SCC is consummated and he is terminated as a result of the merger. The employment agreements are discussed under “Special Factors—Interests of Westland’s Officers and Directors in the Merger”.

Q:	How do I vote my shares?

A:	After you read and carefully consider the information contained in this proxy statement, including its appendices, please mark your choice on the proxy with an “X”, sign your name as it is printed on the proxy, date the proxy as of the date you sign it and return promptly the executed proxy in the enclosed addressed and stamped envelope to Moss-Adams LLP, Certified Public Accountants, P.O. Box [ ], Albuquerque, New Mexico 87[ ], as soon as possible so that your shares may be represented at the special meeting. You will probably receive only one proxy statement and proxy for this election as all of your shares are likely recorded under one control listing, even if your shares are issued in one or more variations on your name. However, if you receive more than one proxy from Westland, please complete all of them and return them in the manner described above. Failure to return your proxy or vote in person at the special meeting will have the same effect as a vote against the approval of the merger agreement.

Q:	May I vote in person?

A:	Yes, you may also vote your shares in person at the special meeting. Westland will pass out written ballots to anyone who wants, and is entitled, to attend and to vote at the special meeting. Submitting a proxy will not affect your right to vote in person if you decide to attend the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. Do not send in your stock certificates with your proxy. A letter of instructions for the surrender of stock certificates will be mailed to shareholders of record after the completion of the merger.

Q:	What happens if I do not indicate how to vote my proxy?

A:	If you sign and return your proxy, but do not include instructions on how to vote your shares, your shares will be voted FOR the approval of the merger agreement and in the discretion of the proxy holders on any other business that may properly come before the special meeting.

Q:	What happens if I do not return a proxy?

A:	Not returning your proxy will have the same effect as voting against the approval of the merger agreement, unless you decide to vote in person at the meeting in favor of the merger proposal.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before the voting at the special meeting in one of three ways:

•	first, you can deliver a written notice stating that you would like to revoke your proxy to the address on the back page of this proxy statement on or before the business day prior to the special meeting;

•	second, you can complete and submit a later-dated proxy to the address below prior to the special meeting; or

•	third, you can attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy. You must vote at the special meeting in order to revoke your previously submitted proxy.

Q:	I was told that Westland’s management was accused of engaging in insider trading. What is the status of that complaint?

A:	A complaint alleging that members of Westland’s board of directors engaged in insider trading was filed with the New Mexico Securities Division which investigated the allegations. On February 20, 2006, the New Mexico Securities Division announced that it had completed its investigation of the allegations and that it had found nothing to indicate that any of the members of Westland’s board of directors had violated the New Mexico Securities Act. On June 20, 2006, Ms. Page and Westland’s lawyers met with representatives of the SEC and furnished documents requested by them that appear to be related to the same allegations. Westland does not know the current status of the SEC inquiry.

Q:	Who can help answer my questions about the proposals?

A:	If you have any questions about the proposals presented in this proxy statement, please contact:

Mr. Robert Simon, Corporate Counsel
Westland Development Co., Inc.
401 Coors Blvd., N.W.
Albuquerque, New Mexico 87121
Telephone:	(505) 831-9600 or
(800) 726-3250

Participants in the Merger

Westland Development Co., Inc.

401 Coors Blvd., N.W.

Albuquerque, New Mexico 87121

Telephone: (505) 831-9600

Westland, a New Mexico corporation, is a land holding and real estate development company that owns undeveloped land on Albuquerque’s west side. In addition, it owns retail business properties in Albuquerque, New Mexico and El Paso, Texas, that it leases to others. Westland believes that the total land owned by it is approximately 54,000 to 57,000 acres. Westland was formerly called the Town of Atrisco, a community land grant corporation which was the successor to the Spanish Land Grant called the Atrisco Grant. Shares of Westland common stock are typically traded in a limited market between sellers and qualified purchasers.

Additional information about Westland’s business is set forth in Westland’s amended annual report on Form 10-KSB/A for the fiscal year ended June 30, 2005 and Westland’s quarterly reports on Form 10-QSBA for the periods ended September 30, 2005, December 31, 2005 and March 31, 2006, each of which is incorporated by reference into this proxy statement. See “Where You Can Find More Information”.

SCC Acquisition Corp.

c/o SunCal Companies

2393 Morse Avenue

Irvine, California 92614

Telephone: (949) 777-4000

SCC Acquisition Corp. (“SCC”), a Delaware corporation, was formed solely for the purpose of acquiring Westland. SCC is wholly-owned by SCC Acquisitions, Inc., a California corporation (“SCC Acquisitions”). SCC has not engaged in any business except in anticipation of the merger.

SCC Acquisitions, Inc.

c/o SunCal Companies

2393 Morse Avenue

Irvine, California 92614

Telephone: (949) 777-4000

SCC Acquisitions is the sole stockholder of SCC and a member of the SunCal Companies Group. SunCal has more than 70 years of experience acquiring and developing property for sale to leading residential and commercial builders. SunCal specializes in creating distinctive mixed-use and master-planned communities that emphasize quality of life, environmental and cultural sensitivity and recreational opportunities, and currently has more than 70 master-planned communities in various stages of development throughout California, Arizona and Nevada, including Ritter Ranch in Palmdale, California and Copper Canyon in Sparks, Nevada.

Cautionary Statement Concerning Forward-Looking Information

Many of the statements contained in this proxy statement that are not historical facts are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for such forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” and “estimate,” and variations of such words and other similar expressions identify such forward-looking statements. Westland may provide oral or written forward-looking information in other materials Westland releases to the public. These forward-looking statements are based on current expectations, beliefs, assumptions, estimates and projections about the industry and markets in which Westland operates. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. In addition, other factors may affect the accuracy of the forward-looking information, including the following:

•	the satisfaction of the conditions to completion of the merger, including approval by Westland’s shareholders;

•	potential or actual litigation challenging the merger;

•	general economic, financial and business conditions; and

•	actions of U.S., foreign and local governments, including changes to tax laws and other legislation or regulatory actions, and the risks detailed in Westland’s current filings with the SEC, including Westland’s amended annual report on Form 10-KSB/A for the year ended June 30, 2005 and its quarterly reports on Form 10-QSBA for the periods ended September 30, 2005, December 31, 2005 and March 31, 2006, each of which is incorporated by reference into this proxy statement.

Accordingly, while forward-looking statements in this proxy statement reflect Westland’s estimates and beliefs, they are not guarantees of future performance or actions or guarantees that the merger will be completed as planned. Westland undertakes no obligation to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Special Meeting

General

The enclosed proxy is solicited on behalf of Westland’s board of directors for use at a special meeting of Westland’s shareholders to be held on [                    ], 2006, at 10:00 A.M., New Mexico time, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at the Kiva Auditorium in the Albuquerque Convention Center, 401 2nd Street, N.W., Albuquerque, New Mexico 87102. Westland intends to commence mailing this proxy statement and the accompanying proxy to Westland’s shareholders on or about August [    ], 2006.

At the special meeting, Westland’s shareholders will be asked to consider and vote upon:

•	a proposal to approve the Agreement and Plan of Merger, dated as of July 19, 2006, by and between Westland and SCC, pursuant to which, SCC will be merged with and into Westland with Westland as the surviving entity, and by which Westland’s articles of incorporation will be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s common stock; and

•	such other matters that may properly come before the special meeting.

Westland does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

If you previously submitted a proxy in connection with the solicitation of proxies to approve the SHNM merger agreement, that proxy is no longer valid as the SHNM merger agreement has been terminated. You must submit a new proxy if you intend to vote in respect of the merger agreement with SCC.

Record Date and Voting Information

Only record holders of shares of Westland common stock at the close of business on August [    ], 2006 are entitled to notice of and to vote at the special meeting. At the close of business on such date, 709,827 shares of no par value common stock and 85,100 shares of Class B common stock were outstanding and entitled to vote. A list of Westland’s shareholders will be available for review at Westland’s executive offices during regular business hours beginning 10 days after the date of this proxy statement and through the date of the special meeting by Westland shareholders. Each record holder of shares of Westland common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Westland common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes and abstentions. The affirmative votes of two-thirds of the no par value common stock and two-thirds of the Class B common stock, each voting as a separate class, is required to approve the merger agreement. All determinations as to a person’s eligibility to attend the meeting and/or to vote on the merger will be determined upon registration at the meeting by an independent special master retained by Westland for that purpose.

Shareholders may submit their proxy by mail. After carefully reading and considering the information contained in this proxy statement, each holder of Westland no par value or Class B common stock should complete the proxy by marking the proxy with an “X” indicating the shareholder’s vote and then date and sign his or her proxy and mail the proxy in the enclosed, stamped return envelope, as soon as possible so that those shares of Westland common stock can be voted at the special meeting, even if holders plan to attend the special meeting in person.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting if they are validated by Westland’s Corporate Secretary prior to the special meeting. If the proxy indicates how it should be voted, it will be voted in accordance with such specification. If no specification is indicated, the proxy will be voted FOR the approval of the merger agreement and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the meeting or any adjournment thereof. You may also vote in person by ballot at the special meeting.

Please do not send in stock certificates at this time. If the merger is completed, you will be sent instructions regarding the procedures for exchanging existing Westland stock certificates for the $315.00 per share cash payment. In addition, if the merger is completed, you will be sent certificates for that number of Class A units of Atrisco LLC to which you are entitled pursuant to the spin-off.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with Mr. Robert Simon, Corporate Counsel, of Westland at Westland’s executive offices located at 401 Coors Boulevard, N.W., Albuquerque, New Mexico 87121, by submitting in writing a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy.

Solicitation of Proxies and Expenses

Westland and its directors and executive officers are participants in the solicitation of proxies from Westland’s shareholders with respect to the matters described in this proxy statement. SCC may also be deemed a participant in the solicitation of such proxies. Westland will bear the costs of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to Westland’s shareholders. Proxies will be solicited in person, by telephone and mail by Westland’s directors, officers and employees, though no additional compensation will be paid to these people. In addition, Westland expects to make arrangements with and compensate approximately 90 individuals to assist in the solicitation. No agreements with such persons have been made, but Westland anticipates paying such individuals approximately $8.00 per hour, and may reimburse out of pocket expenses incurred by them. Westland estimates that the total amount to be spent in connection with the solicitation, excluding salary paid to Westland’s officers and employees, will be approximately $70,000 to $150,000, but may be greater if the solicitation is contested. Westland anticipates that its total cost for the special meeting, including, but not limited to applicable professional services, filing fees, printing, postage, telephone and automobile expenses, will be approximately $250,000.

Special Factors

Background of the Merger

Entry into the ANM Merger Agreement

From time to time, Westland’s board of directors has received inquiries from various parties indicating their interest in a possible acquisition of Westland or a significant portion of its assets. Although prior to 2005 none of these inquiries ever materialized into a viable proposal, to better educate itself as to Westland’s value, in 2001 Westland’s board of directors engaged an independent company specializing in evaluating businesses (the “valuation expert”) to determine the value of Westland’s stock. At that time, the valuation expert determined the value of Westland’s stock at approximately $70 million (or approximately $87.00 per share). In February 2005, Westland again engaged the valuation expert to determine the value of Westland’s stock. The valuation expert at that time determined that the value of the outstanding Westland common stock was approximately $180.00 per share.

In late June or early July 2005, Barbara Page, Westland’s president, chief executive officer and chief financial officer, was contacted by, and met with, Phillip Aries, the head of Aries Realty located in Tucson, Arizona, who was a representative of what was described to be an investment group (this group subsequently formed a Delaware corporation named, ANM Holdings, Inc., as described below, and is referred to herein as the “ANM group”). Mr. Aries first met with Ms. Page and Sosimo S. Padilla, the chairman of Westland’s board of directors, to discuss a potential acquisition of Westland. Mr. Aries expressed the group’s interest in acquiring Westland for a purchase price of $180.00 per share. Although $180.00 per share was the amount determined to be the value of Westland’s stock by the valuation expert, Mr. Padilla and Ms. Page told Mr. Aries that his offer was too low. In response, Mr. Aries subsequently informed Mr. Padilla and Ms. Page that the ANM group would increase its offer to $200.00 per share. All of the initial discussions among Mr. Aries, Mr. Padilla and Ms. Page were based on the assumption that the ANM group would make a tender offer for the shares for at least $200.00 per share in cash.

One of the concerns of Westland’s board of directors, however, was that the ANM group would acquire a majority of the outstanding shares, which would let the ANM group control all of Westland’s business activities, but would leave the minority shareholders at the mercy of the ANM group and without a voice in management decisions. Mr. Padilla and Ms. Page were instructed by the board of directors to require that all of the outstanding shares be purchased. Over the next several weeks, Mr. Padilla, Ms Page and Westland’s outside counsel continued discussions with Mr. Aries and the ANM group’s counsel as the ANM group formulated a structure that met its and Westland’s requirements.

The ANM group’s counsel advised Westland that there was no reasonable way the ANM group could make a tender offer for the shares that could assure that any shares acquired by it would be transferred into its name on Westland’s records without an amendment of Westland’s articles of incorporation. They concluded that acquiring the shares together with an irrevocable proxy would not be satisfactory to the ANM group and would not guarantee the successful purchase and transfer of the shares. After discussion among Westland’s outside counsel and the ANM group’s counsel, it was recommended to Westland’s board of directors and to the ANM group that they consider a merger transaction as a way to accomplish acquiring all of the outstanding Westland stock for $200.00 per share and that could assure the ANM group that the stock would be transferred to it once purchased. On July 28, 2005, Mr. Padilla, Ms. Page and Westland’s outside counsel met with Mr. Aries and members of the ANM group to discuss the structure of the proposed merger transaction.

Over the next several weeks, Westland’s counsel and the ANM group’s counsel developed a form of merger agreement that they agreed to present to their clients for consideration. During that time, counsel informed their clients of the terms that were being discussed, including the termination fee. As described below, it was ultimately agreed that a termination fee of $5 million that would be payable by either Westland or the ANM group upon the occurrence of certain events was reasonable in light of the expense and effort that was going to be involved in completing the transaction, including having Westland’s shareholders vote on the proposed merger.

On August 5, 2005, Mr. Padilla and Ms. Page informed the full board of the ANM group’s interest in acquiring Westland for $200.00 per share. Westland’s board authorized Ms. Page and Mr. Padilla to continue to work with the ANM group to determine whether the acquisition was a real possibility and to report back to the board of directors the results of their further efforts. At that time, shares of Westland common stock were trading on the limited market that exists for such trades at approximately $20.00 per share. In light of that then-current trading price, the historical purchase prices of shares of Westland common stock, the substantial premium that had been offered by the ANM group and the valuation report received in February 2005 valuing the Westland common stock at approximately $180.00 per share, Westland’s board of directors believed the $200.00 per share purchase price warranted continued discussions. See “—Recommendation of Westland’s Board of Directors”. As such, with the Westland board of directors’ approval, the parties agreed to enter into further negotiations.

On August 11, 2005, New Mexico State Representative Miguel Garcia wrote to the New Mexico Securities Division alleging that Westland’s management had been engaged in insider trading, which eventually resulted in an investigation by the New Mexico Securities Division. Westland and its management cooperated fully with the New Mexico Securities Division throughout the investigation. That investigation was not concluded until February 2006, when the Securities Division announced that there was insufficient evidence to warrant the filing of any action. The Securities Division stated that its investigation found no evidence that corporate officials having non-public information about what ultimately became the ANM group’s offer had traded in Westland common stock in violation of New Mexico state laws regarding insider trading. See “The Merger—Investigation by New Mexico Securities Division”.

On August 16, 2005, the ANM group’s representative and its counsel met in Albuquerque with Ms. Page and Mr. Padilla, as well as Westland’s outside counsel, to discuss the potential terms and structure on which the proposed merger could be completed.

On August 17, 2005, Westland and its outside counsel reviewed the terms of the ANM group’s proposal, with the board of directors who considered and approved a term sheet outlining the acquisition. That term sheet contemplated an acquisition of Westland by way of a merger of a newly formed company, to be named ANM Holdings, Inc., with and into Westland with Westland remaining as the surviving company (and a wholly-owned subsidiary of the parent of ANM). Upon completion of the proposed merger, each share of Westland common stock would be converted into the right to receive $200.00 in cash. The board of directors asked Ms. Page whether the terms of the proposed offer by the ANM group would permit Westland to consider subsequent bidders in a post-signing market-check (known as a “fiduciary out”) after the execution of definitive documentation. Ms. Page responded that the proposed offer did allow for a fiduciary out; however, she noted that the ANM group initially asked for a substantial termination fee, one in excess of $25 million, which Ms. Page, Mr. Padilla and Westland’s outside counsel had strongly resisted, initially insisting on no termination fee. When confronted by Westland’s stance against a high termination fee, one of the members of the ANM group withdrew. Realizing that the ANM group would not proceed with the costly pursuit of Westland without some ability to recoup a portion of its costs if the merger was not ultimately completed, Ms. Page and Mr. Padilla offered reimbursement of the ANM group’s actual costs and expenses incurred. Ensuring that any fee associated with the fiduciary out was not prohibitively large was particularly important to Ms. Page, Mr. Padilla and the other directors because a termination fee that was unduly high would decrease the likelihood that other potential bidders would make an offer to purchase Westland after executing a merger agreement with ANM. Westland’s position was that the merger agreement could not contain such a preclusive provision, and in fact, Westland was resolute that the merger agreement should provide a reasonable opportunity for Westland’s board of directors to consider other bona fide acquisition proposals and provide confidential information to third party bidders after signing the merger agreement with ANM. The board of directors instructed Ms. Page to continue to work with the ANM group in arriving at a fair and reasonable termination fee. On this date, August 17, 2005, the board of directors also authorized Ms. Page to negotiate a definitive merger agreement with the ANM group, subject to the approval of Westland’s board of directors and shareholders.

Also on August 17, 2005, Westland issued a press release announcing it had reached an agreement in principle with an unaffiliated third party in which the third party would acquire all issued and outstanding shares of Westland common stock for a purchase price of $200.00 in cash per share. On August 19, 2005, Westland filed a current report on Form 8-K with the SEC reporting the same.

Over the next several weeks, the full board continued to discuss the acquisition of Westland by the ANM group and reviewed drafts of the proposed merger agreement with Westland’s outside counsel and discussed and negotiated merger agreement terms and potential alternative acquisition structures with the ANM group. Ongoing discussions continued regarding one provision in particular that Westland had objected to—the ANM group’s request that Westland pay a termination fee of 15% of the difference between the ANM group’s offer and a superior proposal if Westland terminated its merger agreement with ANM to accept such a superior proposal. Ultimately, the parties agreed that Westland would be obligated to pay ANM a $5 million termination fee if Westland’s board of directors accepted a superior proposal and terminated the merger agreement with ANM, and ANM would be required to pay a $5 million termination fee if it failed to complete the merger after Westland’s shareholders had voted to approve the merger with ANM. A termination fee of $5 million equaled approximately 2.5% of the total merger consideration being offered by ANM, which was below the average termination fee for a transaction of this type. Westland’s board of directors did not believe that the obligation to pay this termination fee if it accepted a superior proposal would discourage other potential bidders from coming forward with higher offers.

During the negotiations, the ANM group formed ANM to enter into the merger agreement with Westland, and on September 19, 2005, Westland’s board of directors met to review the latest draft of the ANM merger agreement. After carefully evaluating and discussing all relevant factors, Westland’s board of directors unanimously passed resolutions approving the ANM merger agreement, finding the consideration to be paid to Westland’s shareholders to be fair, authorizing Ms. Page to finalize and execute the ANM merger agreement and recommending that Westland’s shareholders vote in favor of approving the ANM merger agreement.

From September 19 to 30, 2005, the parties discussed various administrative details and the mechanics that would be put into place to finalize the merger. During this time period, ANM and its counsel also began making arrangements to place a $5 million deposit into an account for the benefit of Westland’s shareholders, pursuant to the terms of the ANM merger agreement.

On September 30, 2005, Westland and ANM executed the ANM merger agreement and on October 5, 2005, Westland publicly announced its entry into the ANM merger agreement. On October 14, 2005, pursuant to the terms in the ANM merger agreement, Westland obtained an independent fairness opinion from the valuation expert. Pursuant to the fairness opinion rendered to Westland’s board of directors, the valuation expert concluded that the $200.00 per share purchase price offered by the ANM group was fair, from a financial point of view, to Westland’s shareholders.

Commencement of the Market-Check Process; Amendment and Restatement of the ANM Merger Agreement

Following the execution of the ANM merger agreement, the Westland board of directors began to focus on various post-signing issues, including the procedures by which Westland would be permitted to consider competing offers, if any, under the terms of the ANM merger agreement. Additionally, ANM and Westland and their respective counsel discussed the number of votes that would be required for Westland’s shareholders to approve the ANM merger agreement. After analysis and discussion, the parties determined that the affirmative vote of the holders of two-thirds of the Westland no par value common stock and two-thirds of the Westland Class B common stock, each voting as a class, could be required under New Mexico law. After reaching this conclusion, Westland and ANM decided to amend the ANM merger agreement to, among other things, incorporate this larger voting requirement. Other amendments to the ANM merger agreement were discussed as well.

In late October, likely in response to Westland’s SEC filing regarding the proposed merger with ANM and the publicity which followed, Westland received several additional unsolicited inquiries and an offer regarding a purchase of Westland or its assets. One was by a group that called itself the Smith-Robson group, which was a coalition of investors that was formed by Mr. Patrick Smith (the “Smith-Robson group”) who had previously on several occasions expressed interest in acquiring Westland or its assets but never made a formal offer. On July 7, August 30, September 2 and September 26 of 2005, members of the Smith-Robson group delivered a letter to Westland explaining that it intended to make a formal offer. Ultimately, on November 4, 2005, the Smith-Robson group submitted an offer to acquire all of Westland’s outstanding shares at $205 cash per share; however, this offer was contingent upon the satisfactory completion of its due diligence.

Throughout the diligence process, Mr. Smith communicated to Westland that for the Smith-Robson group to justify such a high purchase price, it may have to restructure the transaction as an asset purchase instead of a merger due to tax considerations. After learning of the Smith-Robson group’s desire to restructure the transaction during the diligence process, Westland prepared a tax analysis to study a sale of Westland’s assets instead of the stock. The tax study revealed that for the asset sale, net of the resulting tax liability, to equal the ANM group’s offer on economic terms, the Smith-Robson group would have to offer roughly twice the per share consideration offered by the ANM group, or approximately $400 per share. The unfavorable tax treatment would result from taxation at both the corporate level and the shareholder level.

Following a discussion of the negative tax implications, the Smith-Robson group chose not to pursue the matter, although Mr. Smith occasionally made overtures to Westland that he intended to submit another offer and as discussed below, with new financial partners, he offered to acquire Westland for $255.00 a share.

Another offer to purchase Westland was made by Ricardo Chavez. While Mr. Chavez presented a written indication of interest, he never delivered a formal acquisition proposal to Westland’s board of directors.

As a result of the ongoing discussions with ANM, on December 13, 2005, Westland published a press release announcing that the ANM merger agreement was no longer capable of being completed according to its terms. The press release also announced that Westland and ANM were discussing possible amendments to the ANM merger agreement and that if the agreement was amended, it would reflect the requirement of the two-thirds class vote described above. Given that, by its terms, either party could terminate the ANM merger agreement after December 31, 2005, the parties continued to discuss appropriate amendments.

On December 15, 2005, the board of directors met again to review potential amendments to the ANM merger agreement as well as the process by which Westland’s board of directors could receive a superior proposal. The board of directors discussed, in particular, that the disclosure of the ANM merger agreement in SEC filings had resulted, and could continue to result, in the production of acquisition proposals.

On February 1, 2006, following several weeks of discussions, negotiations and board of director’s deliberations, Westland and ANM amended and restated the ANM merger agreement to incorporate the two-thirds class vote described above. Among other changes to the original ANM merger agreement, the amended and restated ANM merger agreement also provided ANM with the ability to choose not to complete the merger if it was not satisfied with the results of its due diligence review of Westland. Westland publicly disclosed the execution of the amended and restated ANM merger agreement on February 6, 2006.

Continuation of Market-Check Process

Immediately upon the filing of the amended and restated ANM merger agreement, representatives of Westland and ANM began drafting the form of proxy statement that would be mailed to Westland’s shareholders in anticipation of a special meeting of Westland’s shareholders to vote on the approval of the ANM merger agreement. Westland initially intended to hold the special meeting during the first week of April 2006.

Like the original ANM merger agreement, the amended and restated ANM merger agreement contained a fiduciary out provision that permitted Westland’s board of directors to consider additional acquisition proposals from other interested parties, subject to the satisfaction of certain conditions. Pursuant to the terms of the amended and restated ANM merger agreement, if Westland were to receive a bona fide acquisition proposal that Westland’s board of directors believed was a “superior proposal” (as defined in the amended and restated ANM merger agreement), Westland would be permitted to, after providing ANM with the right to renegotiate the transaction contemplated by the amended and restated ANM merger agreement to match the superior offer proposal, accept the superior proposal and terminate the amended and restated ANM merger agreement. Under the terms of the amended and restated ANM merger agreement, Westland would still be required to pay ANM a $5 million termination fee concurrently with such termination.

Following the execution of the amended and restated ANM merger agreement, Westland was contacted by additional parties expressing an interest in acquiring either the shares or assets of Westland. Except as described below, none of these expressions of interest appeared to display any signs of materializing into an offer of any merit.

On February 8, 2006, Atrisco Heritage, LLC, a Delaware limited liability company (“Atrisco Heritage”) formed by Patrick Smith (of the Smith-Robson group) with new financial partners, offered to acquire Westland for $225.00 per share on substantially the same terms as those of the amended and restated ANM merger agreement, and provided proof satisfactory to Westland’s board of directors that the offer was capable of being fully funded in the form of a representation letter from a large insurance company representing that it would finance the acquisition by Atrisco Heritage. The offer by Atrisco Heritage was conditioned, however, upon Atrisco Heritage completing its due diligence of Westland’s business and properties and upon Atrisco Heritage’s obtaining suitable financing.

On February 9, 2006, a representative of Atrisco Heritage met in person with the members of Westland’s board of directors to formally present an offer to purchase Westland, and to provide greater specificity regarding the terms and conditions of the offer. Without Atrisco Heritage present, Westland’s board of directors met to review the offer and discussed the ability of Atrisco Heritage to finance the acquisition and ultimately complete the transaction. After discussion, Westland’s board of directors concluded that the offer was a bona fide “acquisition proposal” as defined in the amended and restated ANM merger agreement and provided appropriate notice to ANM. After signing appropriate confidentiality agreements with Atrisco Heritage, Westland invited representatives of Atrisco Heritage to begin conducting a due diligence review of Westland and its properties and business.

Another entity, Sedora Holdings, LLC (“Sedora”), a Delaware limited liability company with its principal offices in Las Vegas, Nevada, had become familiar with ANM’s bid for Westland and the fiduciary out provisions included in the amended and restated ANM merger agreement indirectly as a result of the numerous articles regarding the ANM acquisition that had appeared in the media over the prior several months. Also on February 9, 2006, Sedora sent a formal proposal letter to Westland offering to purchase 100% of Westland’s outstanding common stock for $250.00 per share in cash. In addition to the increased per share price over the amount agreed to in the amended and restated ANM merger agreement, Sedora’s offer also included the following notable provisions: (i) the deposit of $10 million with a local bank to establish the sincerity of the offer; (ii) a commitment to deposit an additional $100 million into a segregated account upon the execution of a definitive merger agreement to demonstrate its ability to complete the transaction; (iii) a proposal to establish and fund a cultural center or similar program designed to honor and preserve the heritage of the original recipients of the Atrisco Land Grant; and (iv) the absence of any financing or due diligence conditions.

That same day, Sedora deposited $10 million with a local bank to substantiate Sedora’s commitment to its proposed transaction and ability to ultimately complete the merger. Westland’s board of directors met and determined that the Sedora offer was also an “acquisition proposal” as defined in the amended and restated ANM merger agreement and Westland notified ANM of its receipt of the Sedora offer. Following receipt of the offer letter from Sedora, Westland’s board of directors met with representatives of Sedora to discuss the proposal. At this meeting, Sedora executed a confidentiality agreement, as required by the amended and restated ANM merger agreement, and Westland’s board of directors agreed to allow Sedora and its outside advisors access to Westland documents and records for its due diligence review. Later that day, Westland notified Atrisco Heritage and ANM of Sedora’s offer of $250 per share. In response, Atrisco Heritage, by way of a one page addendum of its prior proposal letter, amended its offer to $255 per share.

On the morning of February 10, 2006, Sedora began its due diligence review and later that day, Atrisco Heritage began its due diligence review.

On February 13, 2006, representatives of Sedora met again with Westland’s board of directors, and presented their proposal in more detail, including the proposal to merge SHNM, a Delaware corporation and wholly-owned subsidiary of Sedora, with and into Westland. In response to a request by Westland’s board of directors that Sedora provide reasonable support of its ability to finance the merger in accordance with the terms of its offer, Sedora agreed to furnish proof that it had sufficient cash reserves to pay the full purchase price for all of the outstanding shares of Westland common stock. Sedora further agreed that upon completion of the merger,

Westland would pay into a charitable trust the sum of $1 million per year for 100 years, for a total aggregate funding of $100 million, with the first deposit to be made at the completion of the merger. Additionally, upon being told of Atrisco Heritage’s increased offer, Sedora orally increased its offer to $255 per share to match the revised Atrisco Heritage proposal.

On February 16, 2006, Sedora presented Westland’s board of directors with a written amendment to its prior proposal formally raising the merger consideration to $255.00 per share, and delivered two of its bank statements showing current balances of over $200 million in the aggregate. After being informed of this development, Atrisco Heritage again revised its proposal by offering $300.00 in cash per share for all of the outstanding shares of Westland common stock. However, Atrisco Heritage’s proposal again noted that the purchase could only be completed after the completion of Atrisco Heritage’s due diligence review. More troublesome to Westland’s board of directors was the fact that the revised Atrisco Heritage offer contained language suggesting that the revised price was separately conditioned upon Atrisco Heritage’s partners approving the offer price; however, the Atrisco Heritage partners were not scheduled to meet until March 28, 2006. Nonetheless, Westland permitted Atrisco Heritage to continue its diligence review at that time, but because of the uncertainty in the proposal, Westland’s board of directors determined not to accept the Atrisco Heritage offer, as disclosed in further detail below.

On February 17, 2006, Westland’s board of directors held a special meeting to conduct a final review of the then-current offers from Atrisco Heritage and Sedora. After lengthy discussions, Westland’s board of directors concluded that the $300.00 per share offer from Atrisco Heritage was too indefinite (due to its conditionality) and unanimously concluded that, because of the substantial premium being offered by Sedora over the price included in the amended and restated ANM merger agreement, and the lack of diligence and financing contingencies, Sedora’s offer was superior to the offer made by Atrisco Heritage and the current terms of the ANM merger agreement. In accordance with the terms of the amended and restated ANM merger agreement, Westland’s board of directors informed ANM of its decision and notified ANM that, pursuant to the amended and restated ANM merger agreement, if ANM’s offer was not appropriately amended by the end of business on February 23, 2006 so that the offer from Sedora was no longer a superior proposal, Westland would terminate the amended and restated ANM merger agreement at that time.

On February 20, 2006, the New Mexico Securities Division issued a press release stating that it had concluded its investigation of allegations contained in a letter, dated August 17, 2005, from New Mexico State Representative Miguel Garcia, and determined that there was insufficient evidence to warrant the filing of any action by the Securities Division. See “The Merger—Investigation by New Mexico Securities Division”.

On February 21, 2006, the first of several class action and derivative lawsuits related to the merger of Westland with either ANM or SHNM, as the case may be, were filed naming Westland and/or members of its board of directors as defendants. The lawsuits generally allege claims for breach of fiduciary duty. See “Shareholder and Derivative Litigation”.

On February 23, 2006, ANM delivered a letter to Westland’s board of directors explaining that ANM had chosen not to counter Sedora’s offer and agreed to the termination of the amended and restated ANM merger agreement subject to its receipt of the $5 million termination fee within two business days of termination.

Termination of ANM Merger Agreement, Continuation of Market-Check Process and Entry into the SHNM Merger Agreement

On February 24, 2006, Westland terminated the amended and restated ANM merger agreement and executed a merger agreement with SHNM (the “SHNM merger agreement”), and Sedora funded the $5 million termination fee owed by Westland to ANM out of its $10 million deposit by paying such amount directly to Westland. On February 27, 2006, Westland paid the required $5 million termination fee to ANM.

On February 28, 2006, Westland issued a press release regarding the termination of the amended and restated ANM merger agreement and the entry into the SHNM merger agreement, and filed such merger agreement and the press release as exhibits to its current report on Form 8-K that same day.

On March 2, 2006, a second lawsuit was filed in the New Mexico district court in the County of Bernalillo, seeking to, among other things, enjoin Westland from proceeding with the merger with SHNM as well as ordering Westland to hold its annual meeting of the shareholders.

Following the execution of the SHNM merger agreement, Westland’s board of directors continued to evaluate whether the merger with SHNM would trigger the issuance of 35,000 additional shares of Class B common stock to the directors pursuant to certain resolutions adopted by the board on August 18, 1998, amended on December 19, 2002 and further amended on December 16, 2004. Westland’s board of directors concluded that the requirements for awarding these additional shares would not be met. As a result, on April 5, 2006, SHNM and Westland amended the SHNM merger agreement in order to clarify that these additional shares would not be issued and, because the aggregate merger consideration remained the same, to increase the per share consideration to be paid in respect of all outstanding shares from $255.00 per share to $266.23 per share.

In addition, SHNM and Westland agreed to amend the SHNM merger agreement to provide that (a) the surviving company in the merger will, to the extent permitted by law, honor a prior determination made under Westland’s bylaws that advancement of litigation expenses for, and indemnification of, Westland’s current directors and officers is proper, (b) that the surviving company would indemnify Westland’s directors and officers who served as such after September 30, 2005 to the extent described in Westland’s amended and restated bylaws following the completion of the merger, and (c) that SHNM would pay the premiums to renew, increase and/or extend Westland’s existing director’s and officer’s liability insurance or purchase a “run off” policy for six years after the completion of the merger with a maximum coverage amount of at least $10 million.

On May 23, 2006, Westland received a preliminary acquisition proposal from SunCal and on May 30, 2006, received a formal offer from SunCal to acquire, through a merger with SCC, all of the outstanding shares of Westland’s common stock at a price of $280.00 per share, a 5.2% increase over the price agreed upon in the SHNM merger agreement, and on terms nearly identical to the terms of the SHNM merger agreement with certain changes, which include: (i) SCC would reimburse Westland for up to $3 million of its expenses upon presentation of reasonable substantiating information; (ii) the surviving company in the merger will distribute to either Westland’s shareholders or a charitable trust, all of Westland’s oil and gas revenues, if any, from current leases, and 20% of Westland’s oil and gas revenues, if any, from future leases which come into existence after the completion of the merger; (iii) SCC would be entitled to a $5 million termination fee if SCC terminates its merger agreement with Westland because of Westland’s breach of the representations, warranties or covenants and such breach results in damages to SCC in excess of $500,000; and (iv) Westland would be permitted to enter into contracts related to future development of the Petroglyphs in the ordinary course of business provided any such contract would not result in liabilities in excess of $1 million and were competitively bid by at least two third parties. Additionally, SunCal’s offer proposed to increase the termination fee receivable by SCC in connection with a termination of a merger agreement with SCC in certain circumstances from $5 million to $10 million.

Because of this offer, Westland was unable to have a shareholders meeting relating to a vote to approve the SHNM merger agreement, but the meeting was adjourned to a future date after Westland’s shareholders could be furnished with whatever additional or new information that might be required to adequately inform the shareholders of the circumstances of the proposed merger with SHNM or SCC.

The May 23, 2006 SunCal offer was subsequently updated on May 31, 2006. On May 31, 2006, Westland’s board of directors determined that the SunCal acquisition proposal was a “superior proposal” to that of the SHNM merger agreement and so informed SHNM and gave SHNM until June 5, 2006 to revise the SHNM merger agreement so that the SunCal offer would no longer be superior.

On June 1, 2006, Westland also received an indication of interest from NM Land Acquisition, LLC, which proposed to acquire Westland for $301.92 per share (the “NM proposal”). In light of the amended and restated SHNM merger agreement, Westland’s board of directors determined that the NM proposal was not a “superior proposal” and rejected it.

Continuation of Market-Check Process and Amendment and Restatement of the SHNM Merger Agreement

On June 5, 2006, Westland and SHNM further amended and restated the SHNM merger agreement. Pursuant to the amended and restated SHNM merger agreement, the merger consideration to be received by Westland shareholders in the merger was increased from $266.23 to $305.00 per share in cash. The new purchase price represented an increase of $38.77 (or 14.6%) over the price agreed upon in the original SHNM merger agreement. The amended and restated SHNM merger agreement also modified the original SHNM merger agreement in several respects, including the following: (a) providing for the prompt reimbursement by SHNM of up to $3 million in expenses incurred by Westland upon the presentation of reasonable substantiating information; (b) requiring the surviving company in the merger to contribute to a charitable trust formed by Westland 100% of all future royalties, if any, received under Westland’s existing oil and gas leases, and 50% of the royalties, if any, received from oil and gas leases entered into by Westland after the effective time of the merger, except that SHNM would retain any surface damage payments related to the use of the surface for pipelines, drill sites, etc.; (c) permitting Westland to enter into certain contracts related to the future development of the Petroglyphs without the consent of SHNM; and (d) increasing the termination fee payable by Westland in certain circumstances to $10 million as contained in SunCal’s offer. On that same day, Westland’s board of directors determined that SunCal’s offer was no longer a “superior proposal” and rejected it.

On June 6, 2006, Westland received a new proposal from SunCal offering to purchase all the outstanding shares of Westland common stock for a price of $308 per share, a 1% increase over the price agreed upon by Westland and SHNM in the amended and restated SHNM merger agreement. In its proposal, SunCal discussed developing a structure through which Westland’s current shareholders could retain an interest in certain mineral rights on Westland’s land and making certain modifications to the no-shop provisions of the merger agreement.

On June 8, 2006, Westland held a special meeting of shareholders, held in lieu of but for the purpose of satisfying its requirement to hold an annual meeting of shareholders. At such meeting, the shareholders elected three Class C directors and adjourned the meeting for purposes of voting on the SHNM merger agreement until such future time as Westland’s shareholders could be furnished information related to the changes that had occurred in the original SHNM merger agreement, including the increase in the price offered for Westland’s shares.

On June 15, 2006, Westland’s board of directors met to consider the revised SunCal offer of $308 per share. After much discussion, Westland’s board of directors determined that SunCal’s $308 offer price was not sufficiently higher than the $305 price set forth in the SHNM merger agreement to warrant SunCal’s offer being declared a “superior proposal.” Westland’s board of directors authorized Westland’s management and advisors to negotiate with SunCal for ten days in an effort to get SunCal to increase its offer price above $308 per share and to work out the terms by which Westland’s shareholders could retain an interest in Westland’s mineral rights. During this ten-day period, counsel for Westland and SunCal had numerous discussions regarding the cash merger price, the structure and terms for distributing interests in Atrisco LLC to Westland’s shareholders, the termination fee and the circumstances under which such fee would be payable, the governance, purposes and funding of the Foundation, and miscellaneous projects that would serve to preserve the cultural heritage of the Atrisco Heirs and the Atrisco Land Grant.

On June 26, 2006, Westland’s board of directors received a second letter from SunCal and on June 30, 2006, Westland received additional materials from SunCal, formally offering to increase the cash offered for Westland to $315.00 per share, to furnish at closing $2 million of the $1 million annual payments to be made to the Foundation (a non-profit entity that would be formed pursuant to the proposed merger) representing the first and second annual contributions to the Foundation, and to create Atrisco LLC, a New Mexico limited liability company, into which Westland would contribute 100% of all future rents and royalties under Westland’s two existing oil and gas leases and a 50% interest in all oil, gas and other mineral rights of Westland. In addition, SunCal offered to reduce the termination fee it initially proposed from $10 million plus the $15 million termination fee SCC would be required to pay SHNM upon termination of the SHNM merger agreement, to just the $15 million SHNM termination fee plus an amount equal to SCC’s out-of-pocket expenses in pursuing the merger. The other terms of the SCC offer were nearly identical to those of the amended and restated SHNM merger agreement, except that SunCal insisted that, in light of the $10 million reduction in the amount of its termination fee that was part of its initial proposal described above, there should be an 18-month “tail” on the payment of its termination fee if the merger agreement were terminated under certain circumstances (including the failure to obtain shareholder approval) and Westland consummated or entered into an agreement providing for an acquisition proposal within 18 months following such termination (the “termination fee tail”).

On June 30, 2006, Westland’s board of directors met to consider SunCal’s revised offer. At that meeting, Westland’s management and advisors described the material terms of SunCal’s revised offer, including the formation of Atrisco LLC, the terms of the spin-off, the termination fee and the termination fee tail. During the discussion that followed, certain directors expressed concern about the potential exposure of the termination fee tail should Westland’s shareholders not vote to approve the merger agreement. The majority of directors, however, believed that the amount of the termination fee was reasonable given that the fee was limited to the sum of the SHNM termination fee funded by SCC and SCC’s out-of-pocket expenses and was $10 million less than the amount set forth in SunCal’s initial offer. Westland’s board of directors also recognized that the termination fee tail was a necessary accommodation in order to get SCC to increase its offer price and fund the $15 million termination fee payable to SHNM should Westland’s board of directors vote to terminate its agreement with SHNM, and that such fee would only be payable should Westland enter into an acquisition agreement with another party within 18 months following termination of the SCC merger agreement.

Following discussion and debate, Westland’s board of directors voted to declare SunCal’s revised offer a “superior proposal.” Westland’s board of directors informed representatives of SHNM of its decision and gave SHNM until July 17, 2006 to revise the terms of their offer.

On July 11, 2006, SHNM through its attorney, notified Westland that it would not seek to match SunCal’s revised offer and demanded that Westland pay SHNM the required $15 million termination fee within two business days following Westland’s notice of termination.

Continuation of Market-Check Process and Entry into the Merger Agreement with SCC

On July 18, 2006, Westland’s board of directors met to formally approve the SCC merger agreement. On July 19, 2006, Westland and SCC entered into a merger agreement containing the terms discussed above, and, as part of that agreement, SCC paid the $15 million termination fee Westland was required to pay SHNM under the SHNM merger agreement and deposited $5 million in escrow as security for its obligations under the merger agreement.

Pursuant to the terms of the SCC merger agreement, Westland contacted various people and companies that had previously made an offer to purchase Westland or had indicated an interest in making such an offer (“qualified bidders”) to determine whether there would be any new or renewed interest in purchasing Westland. To date, none of these qualified bidders has presented a new offer.

Purpose and Reasons for the Merger

Westland’s purpose for engaging in the merger is to enable Westland’s shareholders to vote on whether they want to receive $315.00 per share in cash, representing a $115.00 (or 57.5%) premium over the $200.00 in cash per share Westland’s shareholders would have received under the ANM merger agreement and a $295.00 (or

1,475%) premium to the $20.00 per share price at which shares of Westland no par value and Class B common stock were trading prior to the execution of the ANM merger agreement. In addition, Westland’s shareholders will own Class A units in Atrisco LLC in the same proportion that they own shares of Westland at the time of the merger, allowing them to receive a portion of the income from any oil, gas or other mineral rights, if any, currently owned by Westland. Westland also determined to undertake the merger at this time based on the conclusions, determinations and reasons of Westland’s board of directors described in detail under “—Recommendation of Westland’s Board of Directors”.

Effects of the Merger

The merger agreement contemplates a merger whereby SCC will be merged with and into Westland, and Westland will be the surviving company in the merger.

If Westland’s shareholders approve the merger and the merger is completed, the following will occur:

•	the issued and outstanding shares of Westland no par value and Class B common stock issued and outstanding immediately prior to the merger will be converted into the right to receive $315.00 per share in cash (other than shares of Westland common stock held by shareholders who perfect their dissenters’ rights under New Mexico law);

•	Atrisco LLC will be formed and its shares will be distributed to Westland shareholders to the same extent as their ownership of Westland at the time of the merger. The distributed Class A units will entitle Westland’s shareholders to receive a pro rata portion of any future income Atrisco LLC receives from the 100% interest in Westland’s two existing oil and gas leases and a 50% interest in all oil, gas and other mineral rights of Westland;

•	Westland’s articles of incorporation will be amended to remove the currently existing restrictions on the transfer of Westland’s common stock; and

•	SCC Acquisitions will own all of the outstanding shares of Westland common stock and will elect a new board of directors.

Upon completion of the merger, Westland will be a wholly-owned direct subsidiary of SCC Acquisitions. Westland’s current shareholders will cease to have an ownership interest in Westland or rights as shareholders and will also not be shareholders of SCC or SCC Acquisitions. As such, Westland’s shareholders will not have the opportunity to share in any of Westland’s or SunCal’s future earnings or growth or any increase in Westland’s or SunCal’s value after the merger, or bear the risk of any losses generated by Westland’s operations or any decrease in Westland’s value after the merger. However, Westland’s shareholders will have the opportunity to share in the future income, if any, of the oil, gas and other mineral rights owned by Atrisco LLC by virtue of their ownership of Class A units in Atrisco LLC.

Recommendation of Westland’s Board of Directors

Westland’s board of directors, by vote at a meeting held on July 18, 2006, determined:

•	the merger and the merger agreement are advisable and fair to, and in the best interests of Westland and Westland’s shareholders;

•	to submit the merger agreement to Westland’s shareholders to vote on its approval; and

•	to recommend to Westland’s shareholders that they vote in favor of the merger agreement.

In reaching its determination, Westland’s board of directors considered the interests of Westland and Westland’s shareholders and the following material factors, among others:

•

the fact that the $315.00 per share in cash purchase price being offered by SCC in the merger agreement represents a $48.77 (or 18.3%) premium to the $266.23 per share purchase price offered by SHNM in the last merger proposal submitted to Westland’s shareholders, as well as a $115.00 premium (57.5%) over the $200.00 per share offered by ANM. It is a $295.00 (or 1,475%) premium to the $20.00 per share price at which shares of Westland common stock were trading prior to the execution of the ANM merger agreement. Additionally, because Westland has been presented with acquisition proposals in the past, in February 2005 Westland’s board of directors hired an independent valuation firm to determine the value of Westland’s stock. That firm determined that the value of Westland common stock at that time was approximately $180.00 per share. The $315.00 per share price being offered by SCC in the merger agreement also represents a $135.00 (or 75%) premium over that value;

•	the fact that the $315.00 per share purchase price will be all cash, which provides certainty of value to Westland’s shareholders, as compared to either employing strategic alternatives with respect to Westland (such as incremental land sales or development plans) or effecting a transaction in which Westland’s shareholders would receive non-cash consideration, such as equity in another entity, or outstanding debt;

•	the fact that a 100% interest in Westland’s two existing oil and gas leases and a 50% interest in all oil, gas and other mineral rights of Westland will be contributed to Atrisco LLC. Accordingly, the Westland shareholders’ ownership of Class A units of Atrisco LLC will allow them to receive a portion of any future income from any oil, gas or other mineral rights, if any, currently owned by Westland. Neither Westland nor Westland’s board of directors made any determination as to the value of the Class A units of Atrisco LLC in determining to approve the SCC merger agreement. Shareholders should make their own determination as to the value of the Class A units;

•	the fact that Westland entered into the merger agreement after a market-check process pursuant to which Westland considered several different offers, and determined the offer by SunCal to be most favorable to the interests of Westland’s shareholders, as well as the preservation of the ancestral and cultural heritage of the history of the Atrisco Land Grant. Given that the terms of the fiduciary out provision included in the ANM and SHNM merger agreements have been publicly available for at least ten months, and because the proposed acquisition of Westland received and continues to receive considerable attention in the media, Westland’s board of directors had every reason to believe the post-signing market check would be effective in maximizing shareholder value by finding the best acquisition proposal for Westland;

•	the likelihood that the merger will be completed. Pursuant to the merger agreement, the completion of the merger is not contingent upon SCC obtaining financing or SCC’s satisfactory due diligence review of Westland. Westland’s board of directors also considered SunCal’s size and financial means and concluded that SunCal has the financial ability to complete the merger;

•	the limited number of potential buyers. Because of Westland’s size and cost, few privately-held developers or entities would have the combination of expertise and financial means to acquire and successfully operate Westland. In addition, for publicly-traded developers, Westland’s vast amount of undeveloped land, and the expense and time required to develop it, make an acquisition of Westland unattractive or unfeasible;

•	the opinion of the valuation expert delivered on March 7, 2006 to Westland’s board of directors that, as of that date, based upon and subject to the considerations set forth in its opinion, the $255.00 cash consideration to be received by holders of Westland no par value and Class B common stock under the SHNM merger agreement was fair, from a financial point of view, to Westland’s shareholders. The opinion of the valuation expert does not address the fairness to Westland’s shareholders of the SCC merger agreement and should not be relied upon by Westland’s shareholders as such.

•	the creation of the Foundation for charitable programs to promote and preserve the ancestral and cultural heritage of Westland’s shareholders and the history of the Atrisco Land Grant and otherwise serve the local community, and SCC’s agreement to fund the Foundation with a donation of $1 million per year for 100 years, for a total aggregate funding of $100 million, with the first two installments to be made at the completion of the merger;

•	the ability of Westland’s board of directors to solicit from certain qualified bidders consisting of past interested parties disclosed to SCC and to receive and consider unsolicited bona fide written acquisition proposals from third parties and consider and accept a “superior proposal”, so long as certain procedures are followed, including Westland’s reimbursement of the $15 million termination fee SCC paid SHNM on behalf of Westland and expenses paid or incurred by SCC relating to the merger. See “The Merger Agreement—No Solicitation;” and

•	the ability of Westland’s shareholders to vote against the merger agreement for any reason, including, for example, if a superior proposal were made to Westland’s board of directors.

In addition to the items set forth above, Westland’s board of directors also considered the following material factors regarding an acquisition of Westland generally, among others:

•	the fact that an acquisition of Westland would result in an immediate liquid cash value per share to Westland’s shareholders in excess of what might otherwise take years to attain through implementation of Westland’s operating and strategic plans and would be accomplished without any inherent implementation risks;

•	the significantly increasing costs to Westland to develop its own land. Generally, infrastructure costs are borne by the City of Albuquerque; however, Westland recently has had to finance all such costs associated with any development it has undertaken. For example, in Westland’s current efforts to develop an area for the construction of homes (called the Petroglyphs), the City of Albuquerque, which controls all water rights in the area, required Westland to build the water infrastructure for the Petroglyphs and transfer ownership of the infrastructure to the City of Albuquerque at no charge. The costs incurred by Westland in connection with such infrastructure were substantial, amounting to approximately $7.2 million. These costs will likely take Westland years to recoup;

•	the belief of Westland’s board of directors and management team that Westland and its assets are more valuable in the aggregate, and therefore, an acquisition of Westland as a whole enables Westland’s shareholders to receive a greater financial benefit. There are primarily two reasons Westland’s board of directors believes this. First, because much of the land covers a large, contiguous area, a developer has greater latitude in planning and executing a real estate development plan on a large scale. Accordingly, Westland would receive a substantial premium in selling all of its real property as opposed to smaller, discrete sales. Second, and more importantly, Westland’s cost basis in its real property holdings is very low and the periodic sale of all or a part of Westland’s property would create a large taxable gain at both the corporate level and the shareholder level, burdening Westland’s shareholders with substantial adverse tax consequences and thus cause a substantial loss of value through double-taxation of any income received from a sale of Westland’s property. Westland’s board of directors believes that a disposition of Westland through a merger (as opposed to an asset disposition) would maximize shareholder value and decrease the amount of taxable shareholder income by avoiding double taxation; and

•	the risks, costs and uncertainties associated with the other strategic options available to Westland, including continuing to implement Westland’s strategic growth strategy over time.

Westland’s board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	Westland would no longer exist as an independent company and Westland’s shareholders would no longer participate in its potential growth;

•	under the terms of the merger agreement, Westland is not permitted to solicit other acquisition proposals (except certain qualified bidders) and would have to reimburse SCC for the $15 million termination fee it paid SHNM plus expenses paid or incurred by SCC if the merger agreement were terminated due to Westland’s acceptance of a superior proposal. Westland’s obligation to pay this amount might discourage competing acquisition proposals;

•	that Westland’s obligation to pay the fees described in the immediately preceding bullet point in connection with its entering into another acquisition agreement would survive for 18 months following termination of the merger agreement if Westland’s shareholders voted not to approve the merger agreement and under certain other circumstances described in the merger agreement;

•	the gains realized by Westland’s shareholders in the merger and the spin-off will be taxable for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences— Consequences to U.S. Shareholders”;

•	there is no assurance that all the conditions to the parties’ obligations to complete the merger will be satisfied;

•	Westland’s entry into the merger agreement may lead to additional litigation challenging and seeking to enjoin the merger. See “Shareholder and Derivative Litigation”;

•	the merger agreement imposes significant restrictions on Westland’s operations during the period between the signing of the merger agreement and the completion of the merger;

•	if the merger is not completed, Westland will have incurred significant expenses and Westland’s employees would have expended extensive efforts on the transaction. These costs could have an adverse effect on Westland’s operating results, ability to attract or retain employees and Westland’s general competitive position; and

•	the fact that the merger will terminate Westland’s shareholders’ connection to the land currently owned by Westland.

Although the foregoing discussion sets forth some of the material factors considered by Westland’s board of directors in reaching its recommendation, it is not intended to be exhaustive, and individual directors may have given different weight to different factors. Westland’s board of directors reached its conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of Westland’s board of directors, given that director’s expertise and experience, felt were appropriate. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, Westland’s board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors. Westland’s board of directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of Westland’s shareholders. The board of directors, taking into consideration all of these factors as a whole, determined that the offer was fair and in the best interests of Westland’s shareholders.

After taking into account all of the factors set forth above, as well as others, Westland’s board of directors agreed that the merger agreement and the merger are advisable, fair to and in the best interests of Westland and its shareholders.

Westland’s board of directors recommends that you vote FOR approval of the merger agreement.

Interest of Westland’s Officers and Directors in the Merger

In considering the recommendations of Westland’s board of directors, you should be aware that six of Westland’s officers and directors have various relationships with Westland or interests in the merger, including those described below, that are different from your interests as a shareholder and that may present actual or potential conflicts of interest.

Stock Grants

There are no options, warrants or rights that would entitle any person to receive any shares of Westland no par value or Class B common stock as a result of the merger.

Employment and Consulting Agreements

Westland has employment or consulting agreements with two of Westland’s directors, both of whom are also officers, and four other of Westland’s officers, none of whom are directors or shareholders. Those agreements will remain in effect after the completion of the merger. A summary of those agreements is set forth below:

•	Since December of 1991, Ms. Page has been employed as Westland’s president and chief executive officer under a renewable six year employment agreement, pursuant to which she is paid $110,000 per year. If Ms. Page’s employment is involuntarily terminated during the term of the agreement, the agreement provides that she will be paid, in addition to any salary earned to the date of such termination, an amount of cash equal to seven times the amount of her annual salary on the date of termination (or $770,000 as of the date of this proxy) plus all employee benefits to which she is currently entitled. Ms. Page waived her right to this severance payment in the negotiations with SHNM, but has not waived such payment under the merger agreement with SCC.

•	Mr. Padilla, the chairman of Westland’s board of directors and Westland’s executive vice president, is retained by Westland as a consultant under a renewable six year consulting agreement, pursuant to which he is paid $50,000 per year for his services. Mr. Padilla has agreed that if his consultancy is involuntarily terminated by SCC during the term of the agreement as a result of the merger, he will be paid no termination agreement but if he is otherwise involuntarily terminated under the terms of the agreement, he will be paid, in addition to any compensation earned to the date of such termination, an amount of cash equal to seven times the amount of his annual compensation on the date of termination (or $350,000 as of the date of this proxy).

•	On April 22, 2005, the employment agreements of three of Westland’s vice presidents, Ms. Linda Blair, Mr. Leroy Chavez and Mr. Brent Lesley, were amended to provide six year employment terms with automatic extensions for two additional three-year terms. These employment agreements provide that if the officer’s employment is involuntarily terminated, he or she will be paid, in addition to any salary earned to the date of such termination, an amount of cash equal to six times the amount of his or her annual salary on the date of termination (or $432,000, $750,000 and $750,000 for Ms. Blair, Mr. Chavez and Mr. Lesley, respectively, as of the date of this proxy), plus the cash value of all other employment benefits that have accrued on the date of termination.

•	On June 10, 2003, Mr. Fred Ambrogi, Westland’s vice president, entered into a three year employment agreement with an automatic one year extension. The employment agreement provides that if he is involuntarily terminated, he will be paid an amount of cash equal to his annual salary on the date of termination (or $93,000, as of the date of this proxy), plus the cash value of all other employment benefits that have accrued on the date of termination.

Indemnification

SCC has agreed that the surviving company in the merger will, to the extent permitted by law, honor a prior determination made under Westland’s current bylaws that advancement of litigation expenses for, and indemnification of, Westland’s current directors and officers is proper. SCC has also agreed (a) that the surviving company in the merger will indemnify Westland’s directors and officers who served Westland in that capacity at any time after September 30, 2005 to the extent described in the indemnification provisions that will be contained in Westland’s amended and restated bylaws following the completion of the merger and (b) to pay the premiums to renew, increase and/or extend Westland’s existing director’s and officer’s liability insurance policies (or purchase a “run off” policy) to provide continuing coverage to Westland’s directors and officers for six years after the completion of the merger with a maximum amount of at least $10 million. Pursuant to the provisions of Westland’s current bylaws, Westland, through independent legal counsel, has determined that it is appropriate at present, and pending further investigation, to advance litigation costs for the currently filed cases against the directors and Westland based upon a written affirmation by each director that he or she did not breach any fiduciary duty and an undertaking that if a court of law ultimately determines that he or she did breach a fiduciary duty to the shareholders, that he or she will repay any amounts advanced by Westland for their legal fees in the pending litigation. See “The Merger Agreement—Covenants of SCC”.

Continued Service as Directors of Atrisco LLC and Possibly as Heritage Foundation Trustees Following the Merger

Pursuant to the terms of the limited liability company agreement for Atrisco LLC, the initial Class A directors of Atrisco LLC will be chosen by Westland’s current board of directors from among the existing directors of Westland. Such directors would serve for an initial term of two years following completion of the merger. Although Westland’s board of directors has not made any determination as to who will be appointed as initial Class A directors of Atrisco LLC, in the event a Westland director is asked and agrees to serve as a director of Atrisco LLC, such person would participate in the governance of Atrisco LLC and would be entitled to receive customary fees in connection with such service, none of which has been determined as of the date of this proxy statement.

Pursuant to the terms of the trust agreement for the Foundation, trustees of the Foundation will be chosen by Westland’s current board of directors from among existing shareholders of Westland or their heirs. Although Westland’s board of directors has not made any determination as to who will be appointed as initial trustees of the Foundation, it is likely that one or more of Westland’s current directors will be asked to serve as a trustee of the Foundation. In the event a Westland director is asked and agrees to serve as a trustee of the Foundation, such person would participate in the governance of the Foundation and be entitled to receive customary fees in connection with such service, none of which has been determined as of the date of this proxy statement.

The Merger

This section of this proxy statement describes certain material aspects of the merger. Although Westland believes that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents Westland refers you to for a more complete understanding of the merger. In addition, Westland incorporates important business and financial information into this proxy statement by reference. Such information has been attached to this proxy statement. You may also obtain this and other information Westland has filed with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information”.

Effective Time of the Merger

If the merger agreement is approved by the requisite vote of Westland’s shareholders and the other conditions to the merger are satisfied or waived to the extent permitted in the merger agreement, the merger will be completed and become effective when articles of merger are filed with the New Mexico Public Regulation Commission and a certificate of merger is filed with the Delaware Secretary of State, and confirmation of acceptance of both the articles of merger and the certificate of merger by the State of New Mexico and the State of Delaware, respectively, or such other confirmation as is acceptable to SCC, is received. Assuming the merger agreement is approved by Westland’s shareholders at the special meeting and the other conditions to the merger are satisfied or waived, Westland currently estimates that the merger will be completed prior to October 15, 2006.

Procedures for Payment of Merger Consideration and Surrender of Common Stock Certificates

If Westland completes the merger, SCC Acquisitions will be the sole shareholder of Westland, and you will be entitled to receive $315.00 per share in cash, without interest, less any required withholding taxes, for each share of Westland common stock that you own prior to the time the merger is completed. Westland has appointed Mellon Investor Services LLC (the “paying agent”) as the paying agent for the purpose of exchanging certificates representing shares of Westland no par value and Class B common stock in connection with the merger. On or prior to the closing date of the merger, SCC will deposit with the paying agent funds in an aggregate amount equal to the merger consideration for all shareholders entitled to receive a cash payment in respect of their shares of Westland common stock. The paying agent will deliver to you your merger consideration according to the procedure summarized below. In addition, at that time, you will be issued your certificate for the same number of Class A units of Atrisco LLC as the number of shares you own in Westland at the time of the merger.

The paying agent will mail a letter of transmittal and instructions to you and the other shareholders as soon as possible after the completion of the merger. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for your payment.

Please do not send in your stock certificates until you receive the letter of transmittal and instructions. Also, please do not return your stock certificates with the enclosed proxy. After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates to the paying agent, the paying agent will mail a check to you and the stock certificates you surrender will be canceled. The check may be paid to someone other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer taxes or other applicable taxes or establish to the satisfaction of the surviving company that such taxes have been paid or are not applicable. The surviving company will reduce the amount of the merger consideration paid to you by any applicable withholding taxes. Interest will not be paid or accrue in respect of cash payments of merger consideration.

If your stock certificates have been lost, stolen or destroyed, upon making an affidavit of that fact and upon posting of a bond to the satisfaction of SCC and the paying agent, the paying agent will issue your check to you.

Any of the deposited cash held by the paying agent that remains undistributed to the former shareholders for six months or longer after the completion of the merger will be delivered to the surviving company, and any former holder of Westland no par value or Class B common stock who has not already complied with the surrender and exchange procedures may thereafter look only to the surviving company for payment of the merger consideration.

None of SCC, Westland nor the paying agent, or any employee, officer, director, agent or affiliate thereof, will be liable to any former holder of shares of Westland no par value or Class B common stock for any cash delivered to public officials pursuant to any applicable abandoned property, escheat or similar law.

Also, if Westland completes the merger, in addition to your receiving $315.00 in cash, you will receive a certificate representing one Class A unit of Atrisco LLC for each share of Westland common stock that you own at the time of the merger.

Merger Financing; Source of Funds

In connection with the merger, SCC will pay to Westland’s shareholders an aggregate of approximately $250.4 million. SCC will acquire these funds through a combination of a capital contribution from affiliate companies and loans from third party lenders. The merger is not subject to, or conditioned upon, SCC obtaining suitable financing.

Dissenters’ Rights

Pursuant to New Mexico law, any Westland shareholder has the right to dissent, prior to or at the time of taking a vote, upon a vote to approve the merger agreement and, if the merger is completed and the shareholder follows the procedure set forth in Section 53-15-4 of the New Mexico Business Corporation Act, to receive cash compensation equal to the fair value of his or her shares. Should Westland and such shareholder fail to agree on the fair value of his or her shares, such shareholder may, pursuant to Section 53-15-4, appeal by petition to any New Mexico court of competent jurisdiction located in Bernalillo County, New Mexico for judicial appraisal of such shares.

The summary of Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act that follows is not intended to be a comprehensive statement of such provisions, and is qualified in its entirety by reference to such sections, which are attached to this proxy statement as Appendix C.

In order to perfect the right to receive “fair value” for shares, a Westland shareholder must comply with the following requirements:

(1) Object to the merger. A shareholder wishing to exercise dissenters’ rights should deliver to Westland, at or prior to the taking of a vote to approve the merger agreement, a written objection to the merger (such written notice must be in addition to and separate from, any vote against the approval of the merger agreement). Neither a vote against the merger nor a proxy directing such vote will satisfy the requirement that a written notice of objection to the merger be delivered to Westland before the vote on the approval of the merger agreement.

A record holder may assert dissenters’ rights as to less than all of the shares registered in his or her name only if that holder dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, his or her rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders. A beneficial owner of shares of Westland no par value or Class B common stock who is not the record holder may assert dissenters’ rights with respect to shares held on his or her behalf, and shall be treated as a dissenting shareholder if he or she submits to Westland at the time of or before the assertion of these rights a written consent of the record holder.

(2) Do not vote in favor of the approval of the merger agreement. A dissenting shareholder electing to perfect his or her statutory right to appraisal must not vote in favor of the approval of the merger agreement at the special meeting. Under New Mexico law, a shareholder who wishes to perfect dissenters’ rights is not required to vote against the approval of the merger agreement and failure to vote against the approval of the merger agreement will not constitute a waiver of dissenters’ rights.

(3) Demand payment from Westland. Within 10 days after the date on which Westland’s shareholders vote on the approval of the merger agreement, a dissenting shareholder must make a written demand on Westland for payment of the fair value of the dissenting shareholder’s shares. And within 20 days after making a demand for payment, the dissenting shareholder, pursuant to Section 53-15-4(h) of the New Mexico Business Corporation Act, must submit the stock certificates for which the dissenting rights are being made to Westland for notation that such demand has been made. Failure to do so could terminate the shareholder’s dissenter’s rights.

(4) Accept or decline payment offered by Westland. Within 10 days after the date on which the merger agreement is filed with the Public Regulation Commission of the State of New Mexico pursuant to Section 53-14-7 of the New Mexico Business Corporation Act, Westland will give notice to each dissenting shareholder who has made the requisite demand in writing, as set forth above, which notice shall include a balance sheet and profit and loss statement of Westland, and which notice shall include an offer to purchase from each such shareholder all of the dissenting shares at a specified price deemed by Westland to be the fair value of such shares. If within 30 days after the effective date of the merger, the fair value is agreed upon by any of the dissenting shareholders and Westland, Westland will, within 90 days of the effective date of the merger and upon surrender of the stock certificates held by each such shareholder, pay to such shareholder the agreed upon fair value for all of his or her shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

(5) Demand that Westland institute a court action or institute an action in the name of Westland. If, within 30 days after the effective date of the merger, the shareholder and Westland fail to agree as to the fair value of the shares, the shareholder may, within 60 days after the effective date of the merger, file a written demand with Westland to institute a proceeding in any court of competent jurisdiction in Bernalillo County, New Mexico. Should Westland fail to initiate an action as provided in Section 53-15-4(E) of the New Mexico Business Corporation Act, any dissenting shareholder may do so in the name of Westland. All dissenting shareholders, wherever residing, will be made parties to the proceeding as an action against their shares quasi in rem, and judgment will be entered in their favor against Westland for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more appraisers to appraise the fair value of the shares. The judgment shall be payable to dissenting shareholders that have not previously agreed upon a fair value, and only upon surrender of certificates representing the shares held by them. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares.

The judgment shall include an allowance for interest (at a rate determined by the court to be fair and equitable) from the date on which the shareholder vote was taken to the date of payment. Generally, the costs of an appraisal proceeding shall be assessed or apportioned against Westland. However, all or any part of such costs and expenses of the appraisal may be assessed or apportioned, as the court deems equitable, against the dissenting shareholders if the court finds that the actions of the dissenting shareholders in failing to accept the fair value offered by Westland were arbitrary, vexatious or not in good faith.

Cash paid for stock disposed of in an appraisal proceeding may result in a taxable transaction for federal income tax purposes. Shareholders who exercise appraisal rights should consult with their own tax advisors with respect to federal, state and local tax consequences of such exercise. In addition, shareholders should be aware that the amount paid may be less than the amount paid pursuant to the merger agreement.

Regulatory Matters

No material federal or state regulatory requirements must be complied with or approvals obtained in connection with the merger or the spin-off other than clearance of this proxy statement by the SEC.

Investigation by New Mexico Securities Division

The New Mexico Securities Division, in response to a letter from New Mexico Representative Miguel Garcia, launched an investigation into his allegations that around the time Westland was engaged in negotiations with respect to an acquisition by ANM for $200.00 per share, Westland’s board of directors, or individual members of Westland’s board of directors, had been sending solicitations to Westland shareholders holding five or fewer shares of Westland common stock, and offering to purchase their stock at a price of $25.00 per share. Representative Garcia’s letter to the New Mexico Securities Division alleged that these solicitations were in violation of applicable law because they were made while the directors were in possession of material, undisclosed information regarding the negotiations with ANM. Officers with the New Mexico Securities Division met with Westland officers on December 9 and 10, 2005 to discuss this matter.

The investigation also considered an allegation made in the same letter that Ms. Page, Westland’s president, chief executive officer and chief financial officer, disposed of shares of Westland common stock owned by her subsequent to the date on which it had been declared that no stock of Westland could be bought, sold or transferred pending notification to Westland’s shareholders of the then-pending merger with ANM. In fact, Ms. Page had, as part of her estate planning, transferred shares to her daughter and grandchildren, but had not purchased or sold shares of Westland common stock. Another director had received shares as part of a distribution of shares by his mother to her children, but had not purchased or sold shares of Westland common stock.

Upon completion of its investigation, on February 20, 2006, the New Mexico Securities Division issued a statement that there was insufficient evidence to warrant the filing of any action. The New Mexico Securities Division stated that its investigation found no evidence that corporate officials having non-public information about the ANM offer had traded in Westland stock in violation of New Mexico state laws regarding insider trading.

Inquiry by Securities and Exchange Commission

On June 20, 2006, Ms. Page and Westland’s counsel met with representatives of the SEC to discuss the proposed merger with SHNM and many of the matters previously discussed with the New Mexico Securities Division. At that time the SEC representatives requested copies of many of the documents previously furnished to the New Mexico Securities Division in its investigation. Westland’s management believes that the SEC inquiry is based on the same or similar allegations about Westland and its management that were previously made to the New Mexico Securities Division. Westland is not able to state what the status of the SEC inquiry is at the present time.

Deregistration of Westland Common Stock

Westland common stock is registered as a class of equity security under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of such registration, Westland is required to file current and periodic reports pursuant to Section 12 of the Exchange Act and certain provisions of the Exchange Act, such as Sections 14(a) and 16, apply to Westland, and/or its directors, officers and certain shareholders. Upon completion of the merger, registration of Westland common stock under the Exchange Act will be terminated since Westland will be wholly-owned by SCC. Termination of registration of Westland common stock under the Exchange Act would substantially reduce the information required to be furnished by Westland to its shareholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Westland.

Material United States Federal Income Tax Consequences

The following is a general summary of the material federal income tax considerations of the merger and spin-off that are generally applicable to Westland’s shareholders. This summary is based upon interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change on a retroactive basis. The discussion that follows does not address all federal or foreign income tax considerations, or any state or local tax consequences of the merger and spin-off. This discussion does not address the various tax rules that may apply if you are a shareholder subject to special treatment under the Code, such as a dealer, financial institution, insurance company, tax-exempt entity, a partnership, U.S. expatriate, non-U.S. shareholder (except to the limited extent discussed below), a person who holds shares of common stock as a part of a “straddle,” “hedge,” a “constructive sales” transaction or a “conversion” transaction, a person that has functional currency other than the U.S. dollar, a person who is subject to the alternative minimum tax, or if for any other reason you do not hold shares of Westland common stock as, what would be deemed under the Code, a capital asset. For purposes of this discussion, a “U.S. shareholder” is a beneficial owner of shares of Westland common stock that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or a resident of the United States, (b) a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) an estate, the income from which is includable in its gross income for federal income tax purposes without regard to its source, or (d) a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all of the substantial decisions of the trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A non-U.S. shareholder is a beneficial owner of Westland shares that is an individual, corporation, estate, or trust that is not a U.S. shareholder as defined in the previous paragraph.

This federal income tax discussion is for general information purposes only and may not address all tax considerations that may be significant to you. You are urged to consult with your own tax advisor with respect to the particular tax consequences to you of the merger and spin-off, including the application and effect of any state, local or foreign laws.

Consequences to U.S. Shareholders

For federal income tax purposes, the U.S. shareholders will be treated as having sold their shares in a taxable transaction. For this purpose, the amount of cash paid to you may include the value of the payments to be made to the Atrisco Heritage Foundation by Westland after the merger. (That amount, in turn, may be deductible by you as a charitable contribution.) You will recognize capital gain or loss with respect to your shares, measured by the difference between the cash paid to you for your shares pursuant to the merger and your tax basis in those shares. Your gain or loss will be either a long-term gain or loss or a short-term gain or loss. Generally, a capital asset must be held more than 12 months in order for realized gain to be classified as long-term capital gain. Long term capital gains of individuals, estates and certain trusts generally are eligible for reduced rates of taxation, and there are limitations on the deductibility of capital losses. If you hold shares with differing acquisition dates, you must calculate separately your gain or loss for each share and determine if your gain or loss is long term or short term with respect to each.

The spin-off will be taxable to you for federal income tax purposes based on the fair market value of the Class A units of Atrisco LLC you receive at the time of the spin-off. The fair market value of the Class A units of Atrisco LLC will generally be taxable to you as a dividend. You will acquire an initial tax basis in your Class A units equal to its fair market value as of the spin-off date. Your holding period for your units will begin on the spin-off date.

[Based on a valuation prepared by an independent third party, Westland has determined the fair market value of each Class A unit to be approximately $[            ].] [Westland intends to complete a valuation of such interests and inform Westland’s shareholders of such valuation prior to the special meeting.] Westland will report the amount received by you to the IRS and to you on IRS Form 1099-DIV. There is no assurance that the IRS or the courts will agree that the amount received by you is equal to the amount determined by Westland. If the IRS were to challenge the amount reportable by you on your federal income tax return, you would have to bear the expense and effort of defending against or otherwise resolving such challenge. You should make your own determination as to the value of Class A units of Atrisco LLC in determining whether to approve the merger.

Consequences to Non-U.S. Shareholder

Because of Westland’s status as a U.S. real property holding corporation, non-U.S. shareholders will be taxed on any gain resulting from the disposition of shares of Westland capital stock in the same manner as a U.S. shareholder. In addition, any amount paid to a non-U.S. shareholder of Westland pursuant to the merger will be subject to withholding at the rate of 10%, unless the non-U.S. shareholder obtains a certificate from the IRS which allows for a reduced withholding rate. If a non-U.S. shareholder is eligible for treaty benefits under an income tax treaty with the United States, he or she may be able to reduce or eliminate certain of the federal income tax consequences discussed above. Non-U.S. shareholders should consult your own tax advisor regarding the tax consequences of the disposition of the shares pursuant to the merger and spin-off, including the possibility of obtaining relief from such tax liabilities based on an applicable income tax treaty or based on a certificate issued by the IRS.

Information Reporting and Backup Withholding.

Under certain circumstances you may be subject to information reporting and backup withholding with respect to the sale of your shares of Westland capital stock pursuant to the merger and in connection with the spin-off. Backup withholding generally will not apply if you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on IRS form W-9 if you are a U.S. shareholder, or on the applicable form W-8 if you are a non-U.S. shareholder, or an appropriate substitute form. If you are subject to backup withholding, the amount withheld is not an additional tax, but rather is credited against your income tax liability. You should consult with your tax advisor to ensure compliance with the procedures for exemption from backup withholding.

Shareholder and Derivative Litigation

Pursuant to the terms of the merger agreement, Westland will allow SCC and SCC Acquisitions to direct all negotiations and proceedings with respect to the settlement of any and all litigation filed or threatened to be filed by or on behalf of any Westland shareholder against Westland.

Westland is aware of the following six lawsuits instituted by its shareholders:

1. Rachel M. Stubbs, by her administrator Gordon H. Flynn, On Behalf of Herself and All Others Similarly Situated, Plaintiff(s), vs. Barbara Page, Sosimo S. Padilla, Jose S. Chavez, Josie Castillo, Charles V. Pena, Georgia Baca, Troy K. Benavidez, Ray Mares, Jr., Randolph M. Sanchez and Doe Defendants 1-100, Defendants. State of New Mexico, County of Bernalillo, Second Judicial District, CV 2006 01455. This action was filed on February 21, 2006.

Rachel Stubbs purports to represent a class of all of Westland’s shareholders and seeks both injunctive relief and damages arising out of Westland’s then-proposed merger with ANM. The complaint alleges that the individual defendants, all of Westland’s directors, breached their fiduciary duty to shareholders by entering into an agreement to sell Westland to ANM at all or for a price that is less than Westland’s true value (according to the plaintiff). The complaint alleges that the directors have conflicts of interest because they hold what the complaint alleges are “change in control” shares of Westland common stock and because of certain employment agreements. In addition to purporting to allege a breach of fiduciary duty, plaintiff alleges that the defendants engaged in insider trading in violation of New Mexico’s securities law, engaged in a conspiracy to do the alleged wrongful acts described in the complaint, and aided and abetted each other in the breach of fiduciary duty. Plaintiff also seeks to enforce a purported demand for inspection of Westland’s books and records pursuant to New Mexico’s Business Corporation Act.

2. Maria Elena A. Rael, On Behalf of Herself and All Others Similarly Situated and Derivatively on Behalf of Westland Development, Inc., Plaintiff(s), vs. Barbara Page, Sosimo S. Padilla, Jose S. Chavez, Josie Castillo, Charles V. Pena, Georgia Baca, Troy K. Benavidez, Ray Mares, Jr., Randolph M. Sanchez and Doe Defendants 1-100, Defendants, and Westland Development Company, Inc., Nominal Defendant. State of New Mexico, County of Bernalillo, Second Judicial District, CV 2006 01756. This action was filed on March 2, 2006.

The verified complaint purports to be a shareholder class and derivative action on behalf of all shareholders of Westland and Westland. The action seeks declaratory relief, injunctive relief and compensatory and punitive damages arising out of Westland’s then-proposed merger with SHNM. The individual defendants are all directors of Westland.

The complaint purports to allege ten claims for relief against certain individual director defendants including: (1) that they breached their fiduciary duty by entering into the merger agreement with SHNM; (2) that they acquired Westland common stock while in possession of inside information; (3) that they misappropriated information relating to Westland’s financial condition; (4) that they conspired with one another to perform the wrongful acts listed in the complaint; and (5) that they engaged in corporate waste by awarding some director defendants lucrative severance contracts, enhanced indemnification provisions, obtaining additional director’s and officer’s liability insurance by removing restrictions on the transferability of certain shares of Westland stock and agreeing to severance payments.

In addition, plaintiff sought an order requiring Westland to hold its annual meeting of shareholders and seeks an order in the complaint to inspect certain corporate records under the New Mexico Business Corporation Act.

Plaintiff seeks declaratory, injunctive and compensatory relief including: (1) declaring that the individual defendants breached their fiduciary duties when they entered into the merger agreements with ANM and later with SHNM and that the agreements are “unlawful and unenforceable”; (2) enjoining the defendants from proceeding with the then-proposed merger with SHNM, “unless and until Westland adopts and implements a fair sale procedure or process”; (3) imposing a constructive trust in favor of Westland’s shareholders over all oil and gas rights owned Westland; (4) ordering defendants to create and fund a permanent cultural heritage committee to oversee the creation and operation of a museum of Atrisco history as well as publishing certain information about Atrisco history; (5) ordering the defendants to ensure the perpetual operation of the cemeteries; (6) ordering the publication of all documents associated with the then-proposed merger with SHNM in Spanish as well as English; (7) ordering defendants to hold an annual shareholder meeting; (8) awarding an unspecified amount of compensatory damages; (9) awarding an unspecified amount of punitive damages; and (10) awarding plaintiffs’ costs and reasonable attorneys’ fees.

Discovery has been stayed by the court since July 17, 2006, and until the publication of this proxy statement.

Westland and the individual defendants have moved to dismiss the complaint.

3. Lawrence Lane On Behalf of Himself and All Others Similarly Situated and Derivatively on Behalf of Westland Development, Inc., Plaintiff(s), vs. Barbara Page, Sosimo S. Padilla, Jose S. Chavez, Josie Castillo, Charles V. Pena, Georgia Baca, Troy K. Benavidez, Ray Mares, Jr., Randolph M. Sanchez and Doe Defendants 1-100, Defendants, and Westland Development Company, Inc., Nominal Defendant. State of New Mexico, County of Bernalillo, Second Judicial District, CV 2006 02055. This action was filed on March 13, 2006.

The verified complaint is identical in all material respects to the complaint in the Rael action discussed above.

4. Yolanda Apodaca, On Behalf of Herself and All Others Similarly Situated Plaintiff(s), vs. Barbara Page, Sosimo S. Padilla, Jose S. Chavez, Josie Castillo, Charles V. Pena, Georgia Baca, Troy K. Benavidez, Ray Mares, Jr., Randolph M. Sanchez and Doe Defendants 1-100, Defendants. State of New Mexico, County of Bernalillo, Second Judicial District, CV 2006 02055. This action was filed March 16, 2006.

This action purports to be a shareholder class action. The verified complaint alleges the same ten claims for relief as the Rael and Lane complaints described above and seeks the same relief. However, it does not purport to be a derivative action.

Westland and the other defendants deny the allegations in, and intend to vigorously defend against, the complaints disclosed above.

5. Henry Gabaldon, Jr. and Lillian Lund as Co-Conservators for Henry Gabaldon, Sr., Plaintiffs, vs. Richard L. Gonzales and Westland Development Co., Inc., Defendants. State of New Mexico, County of Bernalillo, Second Judicial District, CV 2006 02827. This action was filed on April 11, 2006.

This action makes claims that Henry Gabaldon, Sr. sold 602 shares of Westland stock to Richard L. Gonzales in July 2005 after Mr. Gonzales allegedly had information about the interest of unnamed persons or entities in purchasing Westland’s stock. Plaintiffs claim Westland knew that various individuals were misrepresenting the true value of Westland stock to Westland shareholders, and therefore Westland had a duty to either suspend trading in Westland stock or to advise Westland shareholders of the “true value” of Westland stock prior to Mr. Gabaldon’s sale of the stock to Mr. Gonzales. Plaintiffs seek actual and treble damages, plus attorneys fees and costs.

Westland denies the allegations in, and intends to vigorously defend against, the complaint in this case.

6. Tracie Jernigan vs. Richard L. Gonzales, Westland Development Co., Inc. and Does 1-100. State of New Mexico County of Bernalillo, Second Judicial District, CV 2006 05297. This action was filed on July 7, 2006.

This action makes claims that Tracie Jernigan sold 2,160 shares of Westland stock to Richard L. Gonzales in July 2005 after Mr. Gonzales allegedly acquired inside information about the interest of unnamed persons or entities in purchasing Westland’s stock or assets. Plaintiff claims an “unknown Westland insider” provided such information to Mr. Gonzales. Plaintiff seeks actual, punitive and trebled damages, attorneys fees and costs, certain injunctive relief, and also seeks to enforce a previously unasserted purported demand for inspection of Westland’s books and records pursuant to the New Mexico Business Corporation Act.

Plaintiff also alleges that the defendants engaged in unlawful insider trading of Westland stock and that they conspired to agree to do the acts alleged in the complaint.

Westland denies the allegations in, and intends to vigorously defend against, the complaint in this case.

The Merger Agreement

This section of the proxy statement summarizes the material provisions of the merger agreement. The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this proxy statement as Appendix A and incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by, and made subject to, the more complete information set forth in the merger agreement. Westland encourages you to read carefully the merger agreement in its entirety.

The merger agreement attached as Appendix A to this proxy statement is not intended as a document for investors to obtain factual information about the current state of affairs of the parties to the merger agreement. Rather, investors should look to Westland’s Exchange Act filings made with the SEC and the disclosure in this proxy statement for such information. In addition, the representations and warranties made by the parties in the merger agreement are qualified and were used as a tool to allocate risks between the respective parties to the merger agreement.

Form of the Merger

Upon completion of the merger, on the terms and subject to the conditions set forth in the merger agreement and the New Mexico Business Corporation Act, SCC will be merged with and into Westland. SCC will cease to exist as a separate corporation and Westland will continue as the surviving company. At that time, Westland as the surviving company will be wholly-owned by SCC Acquisitions. At the effective time of the merger, each issued and outstanding shares of Westland no par value common stock and Class B common stock will, by virtue of the merger and without any action by the holder thereof, be cancelled, retired and will cease to exist and will be converted automatically into the right to receive $315.00 per share in cash.

Articles of Incorporation; Bylaws; Directors and Officers

Upon the completion of the merger, Westland’s articles of incorporation will be restated in the form attached as Exhibit A to the merger agreement and shall be the articles of incorporation of the surviving company until thereafter amended as provided by law and such articles of incorporation. Westland’s bylaws shall be amended and restated in the form as attached as Exhibit B to the merger agreement and shall be the bylaws of the surviving company until thereafter amended as provided by law and the articles of incorporation and bylaws of the surviving company.

The directors of SCC immediately before the completion of the merger will be the initial directors of the surviving company and the officers of Westland immediately before the completion of the merger will continue to be the officers of the surviving company, in each case until their resignation or removal or until their respective successors are elected or appointed and qualified.

Effective Time

The merger will become effective when articles of merger are filed with the New Mexico Public Regulation Commission and a certificate of merger is filed with the Delaware Secretary of State, and confirmation of acceptance of both the articles of merger and the certificate of merger by the State of New Mexico and the State of Delaware, respectively, or such other confirmation as is acceptable to SCC, is received. Assuming the satisfaction or waiver of all other conditions in the merger agreement, if the merger agreement is approved by shareholders at the special meeting, Westland currently estimates that the merger will be completed prior to October 15, 2006.

Conversion of Securities

Upon completion of the merger, by virtue of the merger and without any additional action on the part of Westland’s shareholders:

•	each share of Westland no par value common stock and Class B common stock issued and outstanding immediately before the completion of the merger, except for shares of Westland common stock to be cancelled as described in the bullet point immediately below and shares held by shareholders who have properly perfected their dissenters’ rights under New Mexico law, will be cancelled, retired and will cease to exist and will be automatically converted into the right to receive $315.00 in cash payable to the holder thereof upon surrender of the certificate representing such shares. All holders of a certificate or certificates representing any such Westland shares will cease to have any rights with respect thereto, except the right to receive $315.00 per share in cash upon the surrender of such certificate in accordance with the terms of the merger agreement;

•	each share of Westland common stock, if any, held in Westland’s treasury or owned by any of Westland’s subsidiaries or any nonprofit organization for which Westland has the power to elect a majority of such organization’s board of directors will be cancelled without any conversion thereof and no payment of merger consideration will be made with respect to these shares; and

•	each share of SCC common stock issued and outstanding immediately prior to the completion of the merger will continue as one share of common stock of the surviving company.

Representations and Warranties

The merger agreement contains customary representations and warranties given by Westland and SCC. Generally, these representations will expire upon completion of the merger. They relate to, among other things:

•	organization, existence, good standing and corporate power;

•	authorization and enforceability of the merger agreement;

•	non-contravention;

•	required governmental consents and approvals; and

•	finder’s fees and transaction expenses.

The merger agreement also contains customary representations and warranties given only by Westland. These representations will expire upon completion of the merger. They relate to, among other things:

•	Westland’s capitalization;

•	Westland’s subsidiaries, and the nonprofit organizations controlled by Westland;

•	accuracy of Westland’s filings with the SEC and financial information;

•	undisclosed liabilities;

•	absence of certain changes since June 30, 2005;

•	Westland’s real properties and Westland’s real property leases;

•	Westland’s compliance with law and reporting requirements;

•	pending or threatened litigation;

•	Westland’s employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	Westland’s compliance with labor matters;

•	matters relating to Westland’s material contracts and certain obligations;

•	Westland’s intellectual property;

•	Westland’s compliance with environmental matters;

•	Westland’s water rights;

•	Westland’s taxes;

•	Westland’s insurance coverage;

•	Westland’s transactions with its affiliates;

•	state takeover statutes;

•	the fairness opinion of Westland’s valuation expert;

•	the required vote by Westland’s shareholders;

•	the information supplied by Westland for this proxy statement;

•	the adequacy of the disclosures in Westland’s representations; and

•	there have been no material adverse changes in Westland’s business, financial condition, results of operations or prospects since February 24, 2006.

Covenants of Westland

Westland has agreed that prior to the completion of the merger, Westland and Westland’s subsidiaries and active nonprofit organizations will:

•	continue to operate in the ordinary course of business, and Westland will use its reasonable best efforts to preserve its business organization, material insurance policies and goodwill, retain its employees and maintain its relationships with suppliers, tenants and others with whom they have significant business relationships; and

•	as soon as practicable call and hold a meeting of Westland’s shareholders and recommend that they approve the merger agreement, and give SCC and its representatives reasonable access to Westland’s property, facilities, books, and records.

Westland has agreed that prior to the completion of the merger, Westland and Westland’s subsidiaries and active nonprofit organizations will not, without the prior written consent of SCC:

•	purchase, redeem or otherwise acquire its capital stock, or issue, sell or otherwise encumber any shares of capital stock, or options, warrants or other securities convertible into capital stock, or enter into any agreement or arrangement with respect to the voting of its capital stock;

•	(i) increase the compensation payable to, or grant or modify employment plan benefits of, any current or former directors, officers, employees, independent contractors or consultants of Westland or its subsidiaries or nonprofit organizations, (ii) hire, or enter into any agreement to hire any employee on a full-time, part-time, consulting or other basis for annual compensation in excess of $25,000, or (iii) enter into, renew, extend, amend, terminate, or otherwise modify any employment or independent contractor agreements with any current employees of Westland or its subsidiaries or nonprofit organizations;

•	(i) alter through merger, reorganization or in any other fashion the capitalization of Westland or its subsidiaries or nonprofit organizations, (ii) acquire or agree to acquire any entity, material assets or similar interest, (iii) split, combine or reclassify any shares of Westland capital stock, or (iv) declare, set aside, make or pay any dividend to holders of its capital stock;

•

enter into, renew, extend, amend or modify, or terminate, cancel, waive, release or assign any contract or agreement which is or would be a material contract other than any contract entered into in the ordinary course of business in connection with the development of “The Petroglyphs” provided such contract would not result in sales or liabilities in excess of $1 million and Westland has received competitive bids from at least two parties;

•	manage the working capital of Westland or its subsidiaries or nonprofit organizations outside the ordinary course of business;

•	make any loans, advances (other than travel advances to employees in the ordinary course of business) or capital contributions to, or investments in, any other entity;

•	incur or modify indebtedness owed by Westland or its subsidiaries or nonprofit organizations, guarantee any indebtedness owed by a third party, or redeem, repurchase or otherwise acquire any indebtedness of Westland or its subsidiaries or nonprofit organizations;

•	amend any provisions of Westland’s articles of incorporation or bylaws or other organizational documents of Westland or its subsidiaries or nonprofit corporations;

•	sell, transfer, mortgage or otherwise encumber or dispose of any of Westland’s real property or assets other than in the ordinary course of business, or amend in any material respect, extend or terminate any real property leases;

•	make any payments in excess of $1 million or commit to or make any capital expenditures in excess of $1 million per item, other than in the ordinary course of business;

•	commence or undertake any new line of business;

•	permit any insurance policy to lapse, be canceled, terminated, or to expire;

•	settle, dismiss, compromise or commence any action threatened against, relating to or involving Westland or its subsidiaries or nonprofit organizations, or waive, assign or lease any rights or claims;

•	enter into any agreement between Westland or any of its subsidiaries or nonprofit organizations, on the one hand, and an affiliate of Westland or any of its subsidiaries or nonprofit organizations, on the other hand, that would be required to be disclosed under Item 404 Regulation S-K;

•	take any action that is intended or may reasonably be expected to result in any of its representations or warranties set forth in the merger agreement to be untrue or misleading;

•	make any tax election or change any methods of accounting;

•	fail to timely satisfy or cause to be timely satisfied all applicable tax reporting and filing requirements contained in the Code with respect to the transactions contemplated by the merger agreement;

•	make any change in accounting policies or procedures, other than in the ordinary course of Westland’s business or as required by applicable accounting rules and/or laws;

•	fail to timely file any filings required to be made with the SEC; or

•	agree to take any of the foregoing actions.

Westland must also cooperate with SCC in causing a title insurer to deliver to Westland an unconditional commitment for title insurance in the amount of not less than $250 million and a pro forma title policy.

The covenants in the merger agreement relating to the conduct of Westland’s business are very detailed and the above description is only a summary. You are urged to read carefully and in its entirety the section of the original SCC merger agreement entitled “Article VI—Additional Agreements” in Appendix A.

Other Covenants

The merger agreement contains a number of additional covenants between Westland and SCC, including covenants relating to:

•	preparing and filing this proxy statement with the SEC and making other required filings;

•	confidentiality of information disclosed between the parties in connection with the merger and consulting with one another before issuing any public releases or announcements concerning the transactions contemplated by the merger agreement; and

•	using reasonable best efforts to take all actions required to complete the merger.

No Solicitation

Except with respect to certain qualified bidders consisting of certain individuals and companies that have previously expressed an interest in offering to purchase Westland or have made an offer to purchase Westland that have been disclosed to SCC, Westland has agreed that neither it nor any of its subsidiaries, nonprofit organizations or its and their respective officers, directors, employees, attorneys, accountants, advisors, representatives and agents (collectively referred to as “representatives”) in this proxy statement will, directly or indirectly:

•	initiate, solicit, cause, encourage or otherwise knowingly facilitate any inquiries or the making, submission or reaffirmation of any proposal or offer with respect to any acquisition proposal; or

•	engage in any negotiations or discussions concerning, or provide access to Westland’s properties, books and records or any confidential information or data to, any person relating to, or that may reasonably be expected to lead to, an acquisition proposal.

Under the merger agreement, an “acquisition proposal” is any proposal or offer, including any proposal to shareholders of Westland, from any person other than SCC relating to:

•	any tender offer, exchange offer, proxy solicitation, merger, reorganization, recapitalization, liquidation, dissolution, consolidation, business combination or other similar transaction; or

•	any proposal or offer to acquire in any manner an equity or voting interest in Westland, or the assets, securities or other ownership interests of or in Westland or any of its subsidiaries.

Prior to obtaining shareholder approval of the merger agreement, however, Westland and its representatives are permitted to engage in discussions or negotiations with, and to provide information to, a third party other than a qualified bidder in connection with an unsolicited bona fide written acquisition proposal, if and only to the extent that:

•	Westland’s board of directors determines in good faith, after consultation with its financial and outside legal counsel, that the board of directors is required to engage in discussions with or provide information to the third party to comply with its fiduciary duties to Westland’s shareholders;

•	Westland’s board of directors receives from the third party an executed confidentiality agreement containing terms that are substantially similar to and no less favorable to Westland than the confidentiality provisions contained in the merger agreement; and

•	Westland informs SCC promptly following (and in no event later than 24 hours after) Westland’s board of directors has taken such actions in connection with the unsolicited acquisition proposal; provided, that neither Westland nor Westland’s board of directors or representatives may take any such actions in respect of an acquisition proposal submitted by any party who received a termination fee from Westland in connection with a prior acquisition proposal by it unless and until such party returns the previously paid termination fee to Westland which will be held in escrow and either (i) paid to SCC on behalf of such party pursuant to the merger agreement or (ii) returned to such party if it has withdrawn and is no longer pursuing an acquisition proposal.

Notwithstanding the foregoing, the merger agreement provides that if, at any time prior to the approval of the merger agreement by Westland’s shareholders, Westland’s board of directors determines in good faith, after consultation with and receipt of advice from its financial advisors and outside legal counsel, in response to a bona fide written acquisition proposal that was unsolicited and did not result in a breach of the non-solicitation provision, that such acquisition proposal is a superior proposal (as defined below) and that terminating the merger agreement to accept such superior proposal and/or recommend such superior proposal to Westland’s shareholders is necessary in order for Westland’s board of directors to comply with its fiduciary duties under applicable law, Westland may terminate the merger agreement so long as:

•	Westland has delivered to SCC at least 24 hours prior to such termination a written notice advising SCC that Westland intends to take such action with respect to such superior proposal;

•	Westland and its representatives negotiate in good faith with SCC during such 24 hour period to make such adjustments in the terms and conditions of the merger agreement such that such acquisition proposal would no longer constitute a superior proposal, in which case the merger agreement would remain in full force and effect; and

•	concurrently with such termination, Westland has paid to SCC all termination amounts due pursuant to the merger agreement.

Under the merger agreement, a “superior proposal” is a bona fide written acquisition proposal that, after taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal (including any termination fees, expense reimbursement and conditions to completion):

•	would, if completed, result in a transaction more favorable to Westland’s shareholders from a financial point of view than the transactions contemplated by the SCC merger agreement (after giving effect to any adjustments to the terms and conditions of the merger agreement proposed by SCC in response to an acquisition proposal, as described above); and

•	is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Westland has agreed to notify SCC within 24 hours of its receipt of any acquisition proposal, requests for information or requests for discussions or negotiations regarding any acquisition proposal. In its notice to SCC, Westland has agreed to specify the material terms and conditions of the acquisition proposal and the identity of the third party making the proposal. Westland has also agreed to keep SCC informed, on a current basis, of the status of any proposals or offers. Under the merger agreement, Westland may not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Westland is a party that relates to any acquisition proposal. Westland also agreed to terminate or cause to be terminated any discussions or negotiations with any parties that may have been ongoing with respect to any acquisition proposal as of the date of the SCC merger agreement, other than the qualified bidders disclosed to SCC.

Westland has also agreed that, subject to certain exceptions, its board of directors will not and will not publicly propose to:

•	withdraw or modify its approval or recommendation of the merger agreement;

•	approve or recommend to shareholders any acquisition proposal; or

•	approve or execute or enter into any letter of intent, agreement in principle, or any similar agreement with respect to any acquisition proposal.

Nothing in the provisions of the merger agreement relating to acquisition proposals prohibits Westland or Westland’s board of directors from taking and disclosing to Westland’s shareholders a position, or any information, with respect to an acquisition proposal by a third party to the extent required under applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act).

Covenants of SCC

SCC has agreed that, after the completion of the merger, it will cause Westland, as the surviving company, to:

•	to the extent permitted by law, honor a prior determination made under Westland’s current bylaws that advancement of litigation expenses for, and indemnification of, Westland’s current directors and officers is proper. SCC has also agreed (a) that the surviving company in the merger will indemnify Westland’s directors and officers who served Westland in that capacity at any time after September 30, 2005 to the extent described in the indemnification provisions that will be contained in Westland’s amended and restated bylaws following the completion of the merger and (b) to pay the premiums to renew, increase and/or extend Westland’s existing director’s and officer’s liability insurance policies (or purchase a “run off” policy) to provide continuing coverage to Westland’s directors and officers for six years after the completion of the merger with a maximum amount of at least $10 million;

•	fund a trust to be established prior to the completion of the merger for the purposes of preserving the ancestral and cultural heritage of Westland’s shareholders, the history of the Atrisco Land Grant and to otherwise serve the local community, and to contribute to the trust the cemeteries and the church located on Westland’s property, after the completion of the merger. Such trust shall be funded by Westland, as the surviving company, which has committed to donate $1 million per year for 100 years following the completion of the merger, for a total aggregate funding of $100 million, with the first and second annual contributions to be made at the completion of the merger; and

•	continue to operate the nonprofit organizations controlled by Westland after the completion of the merger.

Conditions to the Completion of the Merger

The mutual obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	Westland’s shareholders must have approved the merger by the affirmative vote of the holders of two-thirds of Westland’s outstanding no par value common stock and the holders of two-thirds of Westland’s outstanding Class B common stock, each voting as a separate class;

•	no federal or state law, or injunction or other order by a governmental entity would make illegal or prohibit the completion of the merger, unless failing to comply with such law would not reasonably be expected to either result in a material adverse effect on the business of Westland or lead to the criminal prosecution of any officer or director of SCC, Westland or their respective affiliates;

•	no action, suit or proceeding seeking to prohibit, enjoin or challenge the completion of the transactions contemplated by the merger agreement is instituted by a federal, state or local governmental authority shall be pending;

•	the waiting period and any extension thereof applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended will have terminated or will have expired, and all other required approvals pursuant to any antitrust law will have been obtained or failure of such waiting period to terminate or expire would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business of Westland or lead to the criminal prosecution of any officer or director of SHNM, Westland or their respective affiliates; and

•	the completion of the distribution to Westland’s shareholders of Class A units of Atrisco LLC, the entity to which Westland will transfer 100% of all future rents and royalties under Westland’s two existing oil and gas leases and a 50% interest in all oil, gas and other mineral rights of Westland.

SCC will not be obligated to complete the merger unless the following conditions are satisfied or waived:

•	all of Westland’s representations and warranties set forth in the merger agreement must be true, complete and correct in all material respects (without regard to any materiality or material adverse effect qualifiers) as of the date of the merger agreement and as of the effective date of the merger as though made on and as of such date (and representations made as of a specific date shall be required to be true and correct as of that date only);

•	Westland must have performed in all material respects each of its obligations, and complied with each of its covenants and agreements prior to the effective time;

•	Westland shall have delivered to SCC its financial statements for all accounting periods required by the merger agreement;

•	there shall not have occurred any fact, event, change, development, circumstance or effect that has or could reasonably be expected to have a material adverse effect on Westland;

•	the number of shares representing dissenters’ rights shall not constitute more than 10% of Westland’s issued and outstanding shares;

•	each of the key employees identified in the merger agreement shall continue to be employed in the position specific to each particular employee; and

•	SCC will have received the resignation of each person then serving as a director of Westland, effective at the effective time of the merger.

The term “material adverse effect” as used in the merger agreement means any circumstance, change, event, development, effect or occurrence that, individually or in the aggregate, (A) is or could reasonably be expected to be materially adverse to the business, prospects, properties, assets, financial condition or results of operations of Westland and its subsidiaries and the nonprofit organizations controlled by Westland taken as a whole, other than any circumstance, change, event, development, effect or occurrence resulting from (i) changes in general economic conditions or (ii) general changes or developments in the industries in which Westland or its subsidiaries or nonprofit organizations operate, unless, in the case of the foregoing clauses, such circumstances, changes, events, developments, effects or occurrences have had, or would reasonably be expected to have, a materially disproportionate impact on Westland or its subsidiaries or nonprofit organizations taken as a whole, relative to the other participants in the industries in which Westland and its subsidiaries and nonprofit organizations operate, or (B) could or could reasonably be expected to prevent, materially impair or materially delay the completion of the transactions contemplated by the merger agreement.

Westland will not be obligated to complete the merger unless the following conditions are satisfied or waived:

•	all of SCC’s representations and warranties set forth in the merger agreement must be true, complete and correct in all material respects (without regard to any materiality or material adverse effect qualifiers) as of the date of the merger agreement and as of the effective date of the merger as though made on and as of such date (and representations made as of a specific date shall be required to be true and correct as of that date only); and

•	SCC must have performed in all material respects each of its obligations, and complied with each of its covenants and agreements prior to the effective time of the merger.

Termination of the Merger Agreement

Either Westland or SCC may terminate the merger agreement at any time prior to the effective time of the merger, whether before or after receiving shareholder approval, if any of the following occur:

•	both parties mutually agree in writing to terminate the merger agreement;

•	any governmental entity issues an order, decree, judgment, injunction or other action which restrains, enjoins or otherwise prohibits or makes illegal the merger, and such action has become final and non-appealable;

•	the shareholder vote relating to the merger agreement fails to receive the requisite approval by Westland’s shareholders;

•	the effective time of the merger has not occurred on or before the earlier of (i) October 15, 2006 or (ii) the date on which the conditions to the non-terminating party’s obligations become incapable of being satisfied, provided that the right to terminate was not the result of a breach of any representation by the party seeking termination. If, however, the special meeting has not been held by October 15, 2006, either SCC or Westland may elect to extend the October 15, 2006 date in order to provide for the holding of the special meeting, but in no event shall such date be extended past November 15, 2006; provided, further, however, that the termination date will be extended for a period of time equal to the effectiveness of any temporary injunction issued by any governmental authority with respect to the holding of the special meeting or the completion of the transactions contemplated by the merger agreement.

SCC may terminate the merger agreement if any of the following occur:

•	any of the conditions to SCC’s obligation to close are not satisfied, and such conditions have not been waived;

•	there has been a breach of any of Westland’s material representations, warranties, covenants or agreements on the part of Westland or if any such representation or warranty will have become untrue or inaccurate such that Westland would not be capable of satisfying its closing obligations, or if Westland is capable of curing such breach, it remains uncured prior to the earlier of (i) 30 days after notice of such breach and (ii) October 15, 2006; provided, that (A) the amount of damages reasonably suffered by SCC as a result any such breach following any cure efforts by Westland would exceed $500,000 and (B) SCC may not terminate the merger agreement under this provision if, at the time, SCC is also in material breach of any of its representations, warranties, covenants or agreements; or

•	Westland’s board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement or the merger in a manner that is adverse to SCC or recommends to Westland shareholders an acquisition proposal other than pursuant to the merger agreement (subject to certain exceptions).

Westland may terminate the merger agreement if:

•	any of the conditions to Westland’s obligation to close are not satisfied, and such conditions have not been waived;

•	there has been a material breach of any of SCC’s material representations, warranties, covenants or agreements on the part of SCC or if any such representation or warranty becomes untrue or inaccurate such that SCC would not be capable of satisfying its closing conditions, or if SCC is capable of curing such breach, it remains uncured prior to the earlier of (i) 30 days after notice of such breach and (ii) October 15, 2006; provided, that Westland may not terminate the merger agreement under this provision if, at the time, Westland is also in material breach of any of its representations, warranties, covenants or agreements; and

•	prior to approval of the merger agreement by the shareholders, Westland’s board of directors determines to accept and/or to recommend to the shareholders an unsolicited superior proposal from a third party, subject to the procedures described above under “—No Solicitation”.

Deposit, Termination Fees and Expenses

SCC deposited $20 million in escrow, $15 million of which was used to pay the termination fee owed by Westland to SHNM pursuant to the SHNM merger agreement and $5 million of which is held as a deposit which will be used as merger consideration upon the completion of the merger.

If the merger agreement is terminated because Westland’s shareholders vote not to approve the merger, (i) the $5 million on deposit will be refunded to SCC and (ii) Westland will be required to repay the $15 million termination fee paid to SHNM by SCC and expenses paid or incurred by SCC in pursuing the merger only if Westland consummates or enters into an acquisition agreement with another party within 18 months after termination of the merger agreement.

If Westland terminates the merger agreement as the result of a breach of SCC’s representations, warranties or covenants or the failure of certain conditions to Westland’s obligation to close, the $5 million deposit will be retained by Westland and Westland will not be required to pay SCC the $15 million termination fee paid to SHNM by SCC and SCC’s expenses incurred in pursuing the merger.

If the merger agreement is terminated because (i) Westland accepted a superior proposal from a third party, or (ii) Westland withdrew its recommendation of the merger agreement or the merger in a manner adverse to SCC, Westland must reimburse SCC for its expenses incurred or paid by SCC in pursuing the merger, return the $5 million deposit and refund the $15 million termination fee paid by SCC to SHNM.

If the merger agreement is terminated because Westland intentionally or willfully breached its representations, warranties or covenants and the damages resulting from such breach, following any cure, exceed $500,000, Westland must reimburse SCC for expenses incurred or paid by SCC in pursuing the merger, return the $5 million deposit and refund the $15 million termination fee paid by SCC to SHNM.

If the merger agreement is terminated because the Westland shareholders vote not to approve it or for failure to close by October 15, 2006 (although such date may be extended if the shareholder meeting is delayed under certain circumstances) other than due to SCC’s breach, and Westland consummates or enters into an acquisition agreement with another party within 18 months after termination of the merger agreement, Westland must reimburse SCC for expenses incurred or paid by it in pursuing the merger, return the $5 million deposit and refund the $15 million termination fee paid by SCC to SHNM.

The merger agreement provides generally that, regardless of whether the merger is completed, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such fees or expenses, except that SCC has agreed to pay up to $3 million of Westland’s expenses. In certain circumstances, Westland may be required to return this expense reimbursement to SCC and Westland may be required to reimburse SCC for SCC’s expenses in pursuing the merger.

Amendment and Waiver

Subject to applicable law, the merger agreement may be amended at any time upon the written consent of Westland and SCC. At any time prior to the effective time of the merger, each of Westland and SCC may (i) extend the time for performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations contained in the merger agreement or in any document delivered pursuant to the merger agreement, or (iii) subject to the requirements of applicable law, waive compliance by the other party with respect to any of the agreements or conditions contained within the merger agreement. Any agreement by either party to the merger agreement to an extension or waiver will be valid if set forth in a written instrument signed by the party against which such waiver or extension is to be enforced.

Assignment

The merger agreement may not be assigned by operation of law or otherwise, without the prior written consent of each of the parties thereto, except that the merger agreement may be assigned to an affiliate of a party to the agreement or by SCC to any of its financing sources.

Governing Law; Venue

The merger agreement provides that all disputes, claims or controversies arising under or in connection with it will be governed and construed in accordance with the laws of the state of Delaware, except to the extent that the laws of the state of New Mexico are required to be applied with respect to the merger.

The Spin-Off; Atrisco LLC

The Spin-Off

Immediately prior to, and subject to the completion of, the merger, Westland will enter into a quitclaim mineral deed and assignment of oil and gas leases (the “Deed”), pursuant to which Westland will transfer and contribute to Atrisco LLC (i) 100% of the future rents and royalties under two existing oil and gas leases and (ii) a 50% undivided interest in all minerals of Westland (collectively, the “Mineral Assets”). In exchange for the transfer and contribution of the Mineral Assets, Atrisco LLC will issue to Westland 794,927 Class A units and one Class B unit, representing 100% of the units of Atrisco LLC.

Immediately prior to, and subject to the completion of, the merger, Westland will distribute all of the Class A units to Westland’s shareholders of record immediately prior to the merger as a dividend on a one-for-one basis in accordance with such shareholders’ respective ownership of Westland common stock. The spin-off is expected to be treated for federal income tax purposes as a taxable dividend of Westland’s earnings and profits. The spin-off will not occur if Westland’s shareholders do not approve the merger or the merger does not occur for any reason. If the merger occurs, you will receive your Class A units of Atrisco LLC from the paying agent promptly following completion of the merger.

Following the spin-off and the completion of the merger, (i) Westland’s shareholders of record immediately prior to the merger will own 100% of the Class A units and (ii) Westland will own the sole Class B unit.

Atrisco LLC

Atrisco LLC will be formed as a New Mexico limited liability company by the filing of the articles of organization with the New Mexico Public Regulation Commission prior to the completion of the merger. Atrisco LLC will be governed by its articles of organization and limited liability company agreement (the “LLC agreement”) and the New Mexico Limited Liability Company Act. This section of the proxy statement summarizes the material provisions of the LLC agreement for Atrisco LLC, a copy of which is attached as Appendix B to this proxy statement. This summary does not purport to be complete and may not contain all of the information about the LLC agreement that is important to you. This summary is qualified in its entirety by, and made subject to, the more complete information set forth in the LLC agreement. Westland urges you to read carefully the LLC agreement in its entirety.

Purpose

Atrisco LLC will be formed for the limited purpose of (a) receiving, holding, protecting and exploiting the Mineral Assets, (b) paying or providing for any costs or liabilities incurred in carrying out its purpose, (c) making permitted distributions to the Class A unitholders, and (d) performing all activities necessary or incidental to the foregoing. Atrisco LLC will not engage in any other trade or business.

Leases

Westland has entered into two oil and gas leases that cover an aggregate of approximately 16,279 acres. One lease covers approximately 9,068 acres and will expire on September 17, 2006. The second lease covers approximately 7,211 acres and will expire on June 6, 2008. Each lease could be extended if, prior to the expiration of its term, a well is drilled and completed as a producer. Pursuant to the lease, the lessee is required to pay Westland royalty, bonus and delay rentals and other payments. During 2005, Westland received $[            ] in revenues under the leases. Drilling attempts on one of the leases have been unsuccessful to date. A recent request by the lessee to extend the termination dates of the leases may indicate a renewed interest in drilling for oil and gas on Westland’s land.

Governance

The business and affairs of Atrisco LLC will be managed by its board of directors which will consist of four members designated by the Class A unitholders (the “Class A directors”) and one member designated by the Class B unitholder (the “Class B director” and together with the Class A directors, the “directors”).

Atrisco LLC’s board of directors will be responsible for setting policy, approving the overall direction and making all decisions affecting the business and affairs of Atrisco LLC. All directors must be, in the case of the Class A directors, members of Westland’s board of directors existing immediately prior to the completion of the merger and any other persons designated as a nominee for Atrisco LLC’s board of directors pursuant to the LLC agreement, and, in the case of the Class B director, the Chairman, Chief Executive Officer, Chief Financial Officer or Division President of SunCal.

The initial Class A directors and the initial Class B director will serve as directors for an initial term ending on the second anniversary of the completion of the merger. Following the end of this initial term, Atrisco LLC’s board of directors will classify the directors into two classes of directors with (i) two directors (consisting of two Class A directors elected by the Class A unitholders) serving for a term expiring on the first anniversary of the expiration of the initial term (the “Class I directors”) and (ii) three directors (consisting of the initial Class B director and two initial Class A directors selected by the Atrisco LLC’s board of directors) serving for a term expiring on the second anniversary of the expiration of the initial term (the “Class II directors”), with each subsequent term of each director expiring on the second anniversary after the commencement of such term. Following the expiration of the term of the initial Class II directors, each class of directors subject to election will be elected in accordance with the LLC agreement. Atrisco LLC’s board of directors will have the power to fill any vacancy created by the removal, resignation, death or disability of any director prior to the expiration of his or her term of office in accordance with the LLC Agreement.

Each Class A director (other than the initial Class A director) will be elected by Class A unitholders holding a majority of the Class A units, and will serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability.

The Class B director (other than the initial Class B director) will be elected by SunCal, and will serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability.

Atrisco LLC’s board of directors will meet at least twice a year to discuss the management of Atrisco LLC’s business at such times and places as determined by Atrisco LLC’s board of directors. Any director may request a special meeting subject to at least two business days’ prior written notice. A majority of directors, including the Class B director, will constitute a quorum for the transaction of business by Atrisco LLC’s board of directors.

All matters approved by Atrisco LLC’s board of directors must be approved by a majority vote of the entire board of directors, subject to the rights of the Class B unitholder described below.

Annual Meeting

An annual meeting of the Class A unitholders will be held at such date and time as may be designated from time to time by Atrisco LLC’s board of directors. The Class A unitholders will transact such business as may properly be brought before the meeting.

The holders of a majority of Class A units issued and outstanding and entitled to vote at a meeting of Class A unitholders, present in person or represented by proxy, will constitute a quorum at all meetings of the Class A unitholders for the transaction of business at a meeting of the Class A unitholders.

Each Class A unitholder will be entitled at every meeting of the Class A unitholders to one vote for each Class A unit standing in the name of that Class A unitholder on the books of Atrisco LLC on the record date for the meeting and those votes may be cast either in person or by written proxy.

Approval Rights of the Class B Unitholder

The following matters may not be approved or acted upon by Atrisco LLC’s board of directors or the unitholders without the separate prior approval of SunCal as the Class B unitholder:

•	Atrisco LLC entering into any new lines of business;

•	distributions by Atrisco LLC not in conformity with Atrisco LLC’s distribution policy set forth in the LLC agreement;

•	any amendment to the LLC agreement or any of Atrisco LLC’s other constituent documents;

•	any action by Atrisco LLC in breach of Atrisco LLC’s obligations under the Deed;

•	any merger, consolidation, recapitalization or change in control transaction involving Atrisco LLC; and

•	the liquidation, dissolution or bankruptcy of Atrisco LLC.

Transferability of Units

The units will not be transferable, other than pursuant to applicable laws of intestacy, will or descent to lineal descendants of the unitholders existing as of the date of the spin-off; provided, that Atrisco LLC’s board of directors may provide for the transferability of the units to third parties in compliance with all applicable federal and state securities laws. Each certificate representing any Units will be endorsed with a legend containing such restriction.

Distributions

Any excess cash held by Atrisco LLC which is derived from the income, if any, received from the Mineral Assets, net of a reasonable reserve for future operating costs and expenses of Atrisco LLC, will be distributed by Atrisco LLC to the Class A unitholders in proportion to the number of Class A units held by them, at least annually, or as otherwise determined by Atrisco LLC’s board of directors.

No distributions will be made by Atrisco LLC to the Class B unitholder. The Class B unit will not be entitled to share in the profits, losses or assets of Atrisco LLC.

Dissolution and Termination

Atrisco LLC will be dissolved and its business wound up upon the earliest to occur of (i) the unanimous consent of Atrisco LLC’s board of directors to dissolve, wind up and liquidate Atrisco LLC, (ii) the entry of a final decree by any court of competent jurisdiction, and (iii) the time at which there are no remaining unitholders.

In the event it becomes necessary in connection with the liquidation of Atrisco LLC to make a distribution of property in kind, such property will be transferred and conveyed to the unitholders so as to vest in each of them, as a tenant-in-common, an undivided interest in the whole of such property equal to their interests in the property based upon the amount of cash that would be distributed to each of the unitholders if such property were sold for an amount of cash equal to the fair market value of such property, as determined by the liquidator in good faith.

Annual Reporting Obligations

Atrisco LLC will furnish the unitholders with (a) annual reports of Atrisco LLC’s income and expenses and (b) interim reports of any material developments and reserve reports received by Atrisco LLC.

Corporate Conversion

In the event that Atrisco LLC determines to make an SEC registered offering of equity securities, Atrisco LLC’s board of directors will have the power and authority, without any vote or consent of the unitholders, to incorporate Atrisco LLC or take such other action as it may deem advisable, including, without limitation, (i) dissolving Atrisco LLC, creating one or more subsidiaries of the newly formed corporation and transferring to such subsidiaries any or all of the assets of Atrisco LLC (including by merger) or (ii) causing the unitholders to exchange their units for common shares of the newly-formed corporation.

Any shares created or received in connection with such transaction are referred to as “conversion shares”. In connection with any such transaction, (A) each unit will automatically be converted into conversion shares in accordance with the LLC agreement and (B) such conversion shares will have the same economic interest and other rights and obligations in such corporation or its subsidiaries as the converted units had with respect to Atrisco LLC subject to any modifications (as determined by Atrisco LLC’s board of directors in good faith) required solely as a result of the conversion to corporate form.

Administrative Services

Prior to the completion of, the merger, Atrisco LLC and Westland will enter into an administrative services agreement in a form mutually agreed upon by such parties pursuant to which Westland will provide Atrisco LLC with up to $200,000 per year in certain administrative support services for the period beginning at the effective time of the merger and ending on the third anniversary of the completion of the merger.

No Registration of the Class A Units under the Securities Act

In the spin-off, the Class A units will be distributed to Westland’s shareholders of record immediately prior to the merger as a dividend on a one-for-one basis in accordance with such shareholders’ respective ownership of Westland common stock. As the Class A units will be distributed to Westland’s shareholders as a dividend and for no consideration, such distribution will not constitute a “sale” or “offer for sale” as such terms are defined in Section 2(a)(3) the Securities Act of 1933, as amended (the “Securities Act”). As such, the Class A units distributed to Westland’s shareholders in the spin-off will not be registered under the Securities Act. Further, no Class A unitholder will be permitted to transfer any Class A units to the extent that such transfer would violate the Securities Act or any other federal or state securities or blue sky laws.

Atrisco Heritage Foundation

This section of the proxy statement summarizes the material provisions of the trust agreement for the Foundation, a copy of which is attached as Exhibit C to the merger agreement attached as Appendix A to this proxy statement. This summary does not purport to be complete and may not contain all of the information about the trust agreement that is important to you. This summary is qualified in its entirety by, and made subject to, the more complete information set forth in the trust agreement. Westland urges you to read carefully the trust agreement in its entirety.

Purpose

Prior to, and subject to completion of, the merger, Westland will form a charitable trust called “Atrisco Heritage Foundation.” The Foundation will be operated exclusively for the purposes of (i) promoting and preserving the ancestral and cultural heritage of the general community of Albuquerque, New Mexico and the shareholders of Westland prior to the merger, (ii) promoting and preserving the history of the church and the cemeteries located on Westland’s property, (iii) promoting and preserving the ancestral history of the Atrisco Heirs, and (iv) preserving and strengthening the community of the heirs of the Atrisco Land Grant through community development, scholarship grants and such other activities as the trustees may deem to be within the purposes described above, in each case in accordance with IRS requirements applicable to not-for-profit charitable entities.

Funding

Following completion of the merger, Westland will fund the Foundation with contributions totaling $100 million made in installments of $1 million a year. The first two installments will be made upon the completion of the merger. Westland will also donate to the Foundation the cemeteries and the church located on Westland’s property. The Foundation will be responsible for the operation of the church and cemeteries following the completion of merger.

Governance

The Foundation will be governed by five trustees. The initial trustees will be appointed by Westland’s board of directors prior to the merger and shall serve in office until such trustee resigns or is replaced by a majority of the trustees. Successor trustees will be appointed by a majority of the remaining trustees. Any successor trustee must either be a shareholder of Westland immediately prior to the merger or an heir of such shareholder.

Market for Common Stock

Because ownership of Westland common stock is restricted pursuant to Westland’s articles of incorporation, no established public trading market exists. To Westland’s knowledge, no dealer has made, is making, or is attempting to create such a market from which to determine an aggregate market value of any Westland stock. In 1989, Westland entered into an arrangement with an independent stockbroker to broker transactions in Westland common stock between selling shareholders and eligible purchasers. Any fees or commissions charged by the stockbroker were borne entirely by Westland and the services provided by the stockbroker were for the benefit of Westland’s shareholders in facilitating the sale or purchase of Westland shares by matching eligible buyers with sellers. The stockbroker did not directly buy or sell Westland stock, and a shareholder was not required to use the stockbroker in order to dispose of shares. Westland instructed the stockbroker to cease the facilitation of trades of Westland shares on August 4, 2005. Prior to that date, the broker had informed Westland that the last price at which Westland common stock had been bought and sold by Westland shareholders had been $20.00 per share.

The following table sets forth as of August [    ], 2006, the number of holders of Westland common stock:

Title of Class	Number of Record Holders
No par value common stock	6,083
Class B common stock	51

Shareholder Proposals

If the merger is completed, there will be no public participation in any future meetings of Westland shareholders. If the merger is not completed, however, Westland’s shareholders will continue to be entitled to attend and participate in Westland’s shareholders’ meetings. If the merger is not completed, shareholder proposals for inclusion in the proxy statement relating to Westland’s next annual shareholders’ meeting, which Westland anticipates to be held in November 2006, must be received by Westland no later than October 8, 2006. In order for a shareholder proposal to be included in the proxy statement, it must comply with the rules and regulations of the SEC then in effect, as well as the provisions of Westland’s bylaws.

Other Matters

As of the date of this proxy statement, Westland’s board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. Should any other matter requiring a vote of Westland’s shareholders arise, the persons named as proxies on the enclosed proxy will vote the shares represented thereby in accordance with their best judgment as to matters they believe to be in the best interests of Westland’s shareholders.

Where You Can Find More Information

Westland files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Westland filed with the SEC at the SEC’s public reference room, at Station Place, 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public at the Internet site maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner of Westland common stock, to whom this proxy statement is delivered, may request copies of reports, proxy statements or other information concerning Westland, without charge, by written or telephonic request directed to Shareholders Relations, Westland Development Co., Inc., 401 Coors Blvd., N.W., Albuquerque, New Mexico 87121, telephone (505) 831-9600.

The SEC allows Westland to “incorporate by reference” into this proxy statement documents Westland filed with the SEC. This means that Westland can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. Westland incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Westland’s amended annual report on Form 10-K SB/A for the fiscal year ended June 30, 2005 filed with the SEC on September 30, 2005;

•	Westland’s quarterly reports on Form 10-QSBA for the period ended September 30, 2005 filed with the SEC on December 8, 2005; for the period ended December 31, 2005 filed with the SEC on February 14, 2006; and for the period ended March 31, 2006 filed with the SEC on May 15, 2006; and

•	Westland’s annual report on Form 10-K SB/A for the fiscal year ended June 30, 2006, which will be filed with the SEC after the mailing of this proxy statement and prior to the date of the special meeting.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Westland since the date of this proxy statement or that the information herein is correct as of any later date.

Shareholders should not rely on information other than that contained or incorporated by reference into this proxy statement. Westland has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated August [    ], 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

WESTLAND DEVELOPMENT CO., INC.,

and

SCC ACQUISITION CORP.

July 19, 2006

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of July 19, 2006, by and between Westland Development Co., Inc., a New Mexico corporation (the “Company”), and SCC Acquisition Corp., a Delaware corporation (“Acquiror”).

RECITALS

A.     The Company is the successor to a community land grant corporation known as the “Town of Atrisco, New Mexico”, which was the successor to a Spanish community land grant commonly known as the “Atrisco Land Grant”.

B.     The Company owns approximately 54,500 to 57,000 acres of developed and undeveloped real estate near Albuquerque, New Mexico. The size and location of these real estate holdings adjacent to Albuquerque, New Mexico, makes these unique assets.

C.     SCC Acquisitions, Inc., a California corporation and the sole stockholder of Acquiror (“Parent”), desires to acquire the Company and the Company’s real estate and other assets through a cash merger of Acquiror with and into the Company, pursuant to which Parent will acquire all of the issued and outstanding shares of the capital stock of the Company for $315.00 per share, in the manner and subject to the conditions set forth in this Agreement.

D.     The board of directors of the Company (the “Board of Directors”), by resolutions duly adopted, has (i) determined that it is fair to and in the best interests of the Company and the holders of the Company Common Stock (A) to terminate the Sedora Merger Agreement and (B) to enter into this Agreement and consummate the cash merger (the “Cash Merger”) of Acquiror with and into the Company in accordance with the New Mexico Business Corporation Act (the “NMBCA”) and the Delaware General Corporation Law (“DGCL”), (ii) approved, adopted and declared advisable this Agreement and the Cash Merger and (iii) resolved to recommend approval of this Agreement to the shareholders of the Company.

E.     The board of directors of Acquiror, by resolutions duly adopted, has approved and declared it advisable for Acquiror to enter into this Agreement providing for the Cash Merger in accordance with the NMBCA and the DGCL, upon the terms and conditions contained herein.

F.     Prior to and as a condition precedent to the Merger, (i) the Company will form a new New Mexico limited liability company called “Atrisco Oil & Gas LLC” (“Atrisco LLC”) and enter into a Limited Liability Company Operating Agreement, in the form of Exhibit D hereto, pursuant to which certain Mineral Rights (as defined therein) of the Company will be contributed to Atrisco LLC and (ii) immediately prior to the Effective Time, the Company will distribute to the holders of Company Common Stock one Class A Unit of Atrisco LLC for each share of Company Common Stock held by such holders as of the record date for the Shareholders Meeting in a transaction expected to be treated for federal income tax purposes as a taxable dividend of the Company’s earnings and profits (such transactions shall be collectively referred to herein as the “Spin-Off”).

G.     Acquiror and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Cash Merger and also to prescribe various conditions to the Cash Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” has the meaning described in Section 6.7(a).

“Action” means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” means this Agreement and Plan of Merger.

“ANM Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger dated as of February 1, 2006 by and between ANM Holdings, Inc., a Delaware corporation, and the Company.

“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act (in each case, as amended) and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Articles of Merger” has the meaning provided in Section 2.3.

“Atrisco LLC” has the meaning provided in the recitals of this Agreement.

“Balance Sheet” has the meaning provided in Section 4.9.

“Balance Sheet Date” has the meaning provided in Section 4.9.

“Benefit Plans” has the meaning provided in Section 4.14(a).

“Board of Directors” has the meaning provided in the recitals of this Agreement.

“Board Recommendation” has the meaning provided in Section 4.2.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Albuquerque, New Mexico.

“Cash Merger” has the meaning provided in the recitals of this Agreement.

“Cash Merger Consideration” has the meaning provided in Section 3.1(a).

“Cemeteries” has the meaning provided in Section 6.13(b).

“Certificate” has the meaning provided in Section 3.4(b).

“Certificate of Merger” has the meaning provided in Section 2.3.

“Church” has the meaning provided in Section 6.13(b).

“Class B Common Stock” has the meaning provided in Section 3.1(a).

“Closing” has the meaning provided in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Westland Development Co., Inc., a New Mexico corporation.

“Company Common Stock” has the meaning provided in Section 3.1(a).

“Company Disclosure Schedule” has the meaning provided in Article IV.

“Company Expenses” has the meaning provided in Section 8.3.

“Company Personnel” has the meaning provided in Section 6.1(b).

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidential Information” has the meaning provided in Section 6.6.

“Deposit” has the meaning provided in Section 2.1(a).

“DGCL” means the Delaware General Corporation Law.

“Disclosed Qualified Bidder” has the meaning provided in Section 6.7(a).

“Disclosure Schedule” has the meaning provided in Article IV.

“Dissenting Shares” has the meaning provided in Section 3.3(a).

“DOJ” means the Antitrust Division of the Department of Justice.

“Effective Time” has the meaning provided in Section 2.4.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, claim, restriction, covenant, easement, right of way, title defect, adverse claim of ownership or use, or other encumbrance of any kind, other than any obligation to accept returns of inventory in the Ordinary Course of Business and other than those arising by reason of restrictions on transfers under federal, state and foreign securities laws.

“Environmental Laws” has the meaning provided in Section 4.18(b).

“Environmental Permits” has the meaning provided in Section 4.18(b).

“Equity Interest” means (a) with respect to a corporation, any and all classes or series of shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (c) with respect to any other Person, any other security representing any direct equity ownership or participation in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning provided in Section 4.14(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Foreign Plans” has the meaning provided in Section 4.14(a).

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, self-regulatory organization, agency or commission, workers’, employees’ or labor or any similar council or organization, or any court, tribunal, or judicial or arbitral body (including any political or other subdivision, department or branch of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) other indebtedness of such Person evidenced by notes, bonds or debentures, (iii) capitalized leases classified as indebtedness of such Person under GAAP, (iv) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) any obligation of such Person for the deferred purchase price of assets, property or services (other than trade payables incurred in the Ordinary Course of Business and other current liabilities), (vi) all obligations of such Person pursuant to or evidenced by hedging, swap or factoring arrangements or contracts or other similar instruments, (vii) Indebtedness of another Person referred to in clauses (i) through (vi) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, or in effect guaranteed directly or indirectly, jointly or severally, by such Person through an agreement (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to or in any manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss, (viii) Indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (ix) reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptance or similar facilities issued for the account of such Person, and (x) obligations under any acquisition agreements pursuant to which such Person is responsible for any earn-out or other contingent payments.

“Intellectual Property” means United States or foreign intellectual property, including, without limitation, (i) all inventions, patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, logos, trade names, corporate names, domain names, and trade dress, and all translations and derivations thereof, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including data, databases and related documentation), and (vi) all other proprietary rights.

“Key Employee” has the meaning provided in Section 7.2(f).

“knowledge” and “know” have the meanings provided in Section 9.12.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Governmental Order.

“Leased Real Property” has the meaning provided in Section 4.16(b).

“Liabilities” means any and all Indebtedness and other liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured.

“Licenses” has the meaning described in Section 4.12(a).

“Material Adverse Effect” means any circumstance, change, event, development, effect or occurrence that, individually or in the aggregate, (A) is or could reasonably be expected to be materially adverse to the business, prospects, properties, assets, financial condition or results of operations of the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole, other than any circumstance, change, event, development, effect or occurrence resulting from (i) changes in general economic conditions or (ii) general changes or developments in the industries in which the Company, the Company Subsidiaries and the Nonprofit Organizations operate, unless, in the case of the foregoing clauses, such circumstances, changes, events, developments, effects or occurrences have had, or would reasonably be expected to have, a materially disproportionate impact on the Company, the Company Subsidiaries and the Nonprofit Organizations taken as whole relative to other participants in the industries in which the Company, the Company Subsidiaries and the Nonprofit Organizations operate or (B) could or could reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

“Material Amount” means $250,000.

“Material Contract” has the meaning provided in Section 4.11(b).

“Materials of Environmental Concern” has the meaning provided in Section 4.18(b).

“NMBCA” means the New Mexico Business Corporation Act, as set forth in New Mexico Statutes Section 53-11-1, et seq.

“No Par Common Stock” has the meaning provided in Section 3.1(a).

“Nonprofit Organization” means any nonprofit corporation or other entity that is operated for nonprofit or charitable purposes and/or exempt from federal taxation under Section 501 of the Code, with respect to which the Company or any Company Subsidiary is a member or otherwise has the power to elect a majority of such organization’s board of directors or to direct its business operations and policies.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and reasonable business practices in the industry in which the Company, the Company Subsidiaries and the Nonprofit Organizations operate.

“Owner’s Title Policy” has the meaning provided in Section 6.15(b).

“Parent” has the meaning provided in the recitals of this Agreement.

“Payee” has the meaning provided in Section 8.2(d).

“Paying Agent” means Mellon Investor Services LLC, or another bank or trust company selected by Acquiror, subject to the reasonable approval of the Company.

“Payor” has the meaning provided in Section 8.2(d).

“Permitted Encumbrances” means: (i) liens for taxes, assessments and governmental charges or levies imposed upon the Company, a Company Subsidiary or a Nonprofit Organization not yet due and payable for which appropriate reserves have been established or which are being contested in good faith by appropriate proceedings, (ii) Encumbrances imposed by Law (including, without limitation, zoning, entitlement and other land use regulations), (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company, a Company Subsidiary or a Nonprofit Organization arising or incurred in the Ordinary Course of Business, (v) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to real property; provided, that none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, (vi) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof, (vii) any title exception listed in the Title Report, and (viii) liens with respect to any Indebtedness set forth on Section 1.1 of the Company Disclosure Schedule.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority, joint venture, limited liability company or other entity.

“Policies” has the meaning provided in Section 6.10.

“Prior Contracting Party” has the meaning provided in Section 6.7(b).

“Proxy Statement” has the meaning provided in Section 6.4(a).

“Real Property” has the meaning provided in Section 4.16(a).

“Real Property Lease” has the meaning provided in Section 4.16(b).

“Regulation S-K” has the meaning provided in Section 4.8(b).

“Regulation S-X” has the meaning provided in Section 4.8(a).

“Representatives” has the meaning provided in Section 6.7(a).

“Requisite Shareholder Vote” has the meaning provided in Section 4.2.

“Restricted Period” has the meaning provided in Section 8.2(d).

“Sarbanes-Oxley Act” has the meaning provided in Section 4.12(b).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning provided in Section 4.8(a).

“Sedora Merger Agreement” means that certain Agreement and Plan of Merger dated as of February 24, 2006 by and between SHNM and the Company, as amended.

“Service Provider” has the meaning provided in Section 4.14(a).

“Shares” has the meaning provided in Section 3.1(a).

“Shareholders’ Litigation” means include any Action filed or threatened to be filed by or on behalf of any purported owner of Company Common Stock or Company Class B Common Stock against the Company, a Company Subsidiary or Nonprofit Organization, or their respective officers, directors or other employees, whether such claim is brought directly or derivatively on behalf of the Company, a Company Subsidiary or Nonprofit Organization, relating in whole or in part to the transactions contemplated by this Agreement, the Sedora Merger Agreement or the ANM Merger Agreement, including but not limited to: (i) Rachel M. Stubbs, by her administrator Gordon H. Flynn, vs. Barbara Page, et al., pending in the State of New Mexico, County of Bernalillo, Second Judicial District (CV 2006 01455); (ii) Maria Elena A. Rael v. Barbara Page, et al., pending in the State of New Mexico, County of Bernalillo, Second Judicial District (CV 2006 01756); (iii) Lawrence Lane v. Barbara Page, et al., pending in the State of New Mexico, County of Bernalillo, Second Judicial District (CV 2006 02055); and (iv) Yolanda Apodaca v. Barbara Page, et al., pending in the State of New Mexico, County of Bernalillo, Second Judicial District (CV 2006 02144).

“Shareholders Meeting” has the meaning provided in Section 6.3.

“SHNM” means SHNM Acquisition Corp., a Delaware corporation.

“SHNM Termination Fee” has the meaning provided in Section 2.1(b).

“Spin-Off” has the meaning provided in the recitals of this Agreement.

“Subsidiaries” of a Person means any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns (a) a right to a majority of the profits of such entity or (b) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“SunCal Expenses” has the meaning provided in Section 8.3.

“Superior Proposal” has the meaning provided in Section 6.7(a).

“Surviving Corporation” has the meaning provided in Section 2.2.

“Tax” or “Taxes” means all federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, capital gains, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, goods and services, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental tax charges of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” or “Tax Returns” means all returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of Taxes.

“Termination Date” has the meaning provided in Section 8.1(c).

“Title Insurer” means First American Title Insurance Company acting through its subsidiary or agent located in the State of New Mexico.

“Title Report” has the meaning provided in Section 6.15(a).

ARTICLE II

THE TRANSACTIONS

2.1	Deposit and Payment of Termination Fee.

(a) Upon execution of this Agreement, (i) Acquiror will deposit $5,000,000 in immediately available funds (the “Deposit”) with the Paying Agent, to be held for the benefit of the Company pending the Closing (as hereinafter defined), subject to the terms and conditions of this Agreement and (ii) the Company will cause the Paying Agent to pay to SHNM $5,000,000 in immediately available funds, representing the return of the “Deposit” under, and in accordance with Section 8.2(b) of, the Sedora Merger Agreement.

(b) Upon execution of this Agreement, Acquiror will pay to SHNM, on behalf of the Company, an aggregate amount of $15,000,000, as required to be paid by the Company to SHNM in accordance with Section 8.2(c) of the Sedora Merger Agreement (the “SHNM Termination Fee”).

(c) Promptly following execution of this Agreement, Acquiror shall request its financing sources to deposit an aggregate amount of $100,000,000 into a segregated account for purposes of paying a portion of the Cash Merger Consideration at the Effective Time. At the Effective Time, such funds shall be used to pay a portion of the Cash Merger Consideration, provided, that if this Agreement is terminated for any reason, the parties agree that such funds shall immediately and automatically revert to Acquiror.

2.2 The Cash Merger. Upon the terms and subject to the conditions of this Agreement and pursuant to Section 53-14-1 of the NMBCA and Section 252 of the DGCL, at the Effective Time (as defined below), Acquiror will be merged with and into the Company. As a result of the Cash Merger, the separate corporate existence of Acquiror will cease and the Company will continue as the surviving corporation of the Cash Merger (the “Surviving Corporation”). The Surviving Corporation will continue to be governed by the laws of the State of New Mexico, and Parent, the sole shareholder of Acquiror, shall become the sole shareholder of the Surviving Corporation.

2.3 Closing. Subject to the then applicable provisions of Article VII, the closing of the Cash Merger (the “Closing”) will take place (i) at the offices of the Company as soon as reasonably practicable (but in any event, not later than the third Business Day) after the day on which the last condition to the Cash Merger set forth in Article VII is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions) or (ii) at such other place or at such other date as Acquiror and the Company may mutually agree. At the Closing, the parties hereto will cause the Cash Merger to be consummated by filing (i) articles of merger (the “Articles of Merger”) with the New Mexico Public Regulation Commission in such form as required by, and executed in accordance with, the relevant provisions of the NMBCA and (ii) a Certificate of Merger (the “Certificate of Merger”) with the Delaware Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the deposit by Acquiror of sufficient cash with the Paying Agent as stated in Section 3.4 below. For the avoidance of doubt, if the Closing does not occur for any reason, the Company shall have no obligations in respect of the Surviving Corporation or the Spin-Off.

2.4 Effective Time. Upon receipt of confirmation of the acceptance of both the Articles of Merger and the Certificate of Merger by the State of New Mexico and the State of Delaware, respectively, or such other confirmation satisfactory to Acquiror (the “Effective Time”), Acquiror shall be merged with and into the Company, and the Company will authorize the Paying Agent to pay the Cash Merger Consideration to the persons entitled to receive it, pursuant to and subject to the provisions of Section 3.4.

2.5 Effects of the Completion of Cash Merger. The completion of the Cash Merger will have the effect set forth in Section 53-14-6 of the NMBCA and applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Acquiror will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquiror will become the debts, liabilities and duties of the Surviving Corporation.

2.6 Articles of Incorporation; Bylaws.

(a) From and after the Effective Time, the articles of incorporation of the Company will be the restated articles of incorporation of the Surviving Corporation substantially in the form attached hereto as Exhibit A, until thereafter amended in accordance with their terms and applicable provisions of the NMBCA.

(b) From and after the Effective Time, the bylaws of the Company will be the amended and restated bylaws of the Surviving Corporation in the form attached hereto as Exhibit B, until thereafter amended in accordance with their terms, the amended and restated articles of incorporation and applicable provisions of the NMBCA.

2.7 Directors and Officers. At the Closing, all of the directors of the Company will submit their resignations effective as of the Effective Time. The directors of Acquiror immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, assuming the filing and issuance of certificates of merger pursuant to Section 53-14-6 of the NMBCA and applicable provisions of the DGCL, each to hold office in accordance with the amended and restated articles of incorporation and bylaws of the Surviving Corporation.

2.8 Spin-Off Transactions. Prior to the Effective Time, the Company will cause Atrisco LLC to be organized under the laws of the State of New Mexico and will take such actions as required to effect the Spin-Off. The Limited Liability Company Operating Agreement of Atrisco LLC will be in the form attached hereto as Exhibit D.

ARTICLE III

EFFECT OF THE CASH MERGER

3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Cash Merger and without any action on the part of Acquiror, Parent, the Company or the holders of any of the following securities:

(a) Each share of common stock, no par value per share (the “No Par Common Stock”), and each share of Class B common stock, $1.00 par value per share (the “Class B Common Stock”), of the Company (collectively, the “Company Common Stock” and each share thereof, a “Share”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive Three Hundred Fifteen Dollars ($315.00) in cash, without interest (the “Cash Merger Consideration”); provided, however, that any Shares to be canceled pursuant to Section 3.1(b) and any Dissenting Shares (as defined in Section 3.3(a)) will not be converted into the right to receive the Cash Merger Consideration.

(b) Each Share held in the treasury of the Company or owned by any Company Subsidiary or Nonprofit Organization immediately prior to the Effective Time will be canceled without any conversion thereof and no consideration will be paid with respect thereto.

(c) Each share of common stock of Acquiror issued and outstanding immediately prior to the Effective Time will continue as one share of common stock of the Surviving Corporation owned by Parent.

3.2 Adjustment of Cash Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the number of issued and outstanding Shares is increased, decreased, reclassified or otherwise changed by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Cash Merger Consideration and any other dependent items will be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted will, from and after the date of such event, be the Cash Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

3.3 Dissenting Shares.

(a) Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Cash Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 53-15-4 of the NMBCA (the “Dissenting Shares”) will not be converted into the right to receive the Cash Merger Consideration, and the holders thereof will be entitled to only such rights as are granted by Section 53-15-4 of the NMBCA and the Dissenting Shares shall not be considered outstanding for any purpose; provided, however, that if any shareholder of the Company fails to perfect or effectively waives, withdraws or loses such shareholder’s rights under Section 53-15-4 of the NMBCA, such shareholder’s Shares will be deemed to have been converted, at the Effective Time, into the right to receive the Cash Merger Consideration without any interest thereon.

(b) The Company will promptly notify Parent and Acquiror of any notice received by the Company of any shareholder’s intent to demand the fair value of any Shares, proposed withdrawals of such notices and any other instruments served pursuant to Section 53-15-4 of the NMBCA. The Company will allow Parent and Acquiror to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 53-15-4 of the NMBCA. The Company will not, except with the prior written consent of Parent or Acquiror or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

3.4 Payment and Exchange of Certificates.

(a) At the Closing Date, Parent or Acquiror will provide to, and will deposit until the Effective Time, in escrow with, and thereafter in trust with, the Paying Agent the aggregate consideration to which shareholders of the Company become entitled under this Article III, less the amount of the Deposit previously delivered to the Paying Agent. Until used for that purpose, the funds will be invested by the Paying Agent, as directed by Acquiror or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts or certificates of deposit with one or more commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the Securities and Exchange Commission (“SEC”) or otherwise).

(b) Promptly (but not to exceed five (5) Business Days) after the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of Company Common Stock immediately prior to the Closing, whose shares are to be converted pursuant to Article III into the right to receive the Cash Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Common Stock (each, a “Certificate”) in order to receive payment of the Cash Merger Consideration (which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon actual delivery of the Certificates to the Paying Agent or the Surviving Corporation (or effective affidavits of loss in lieu thereof), and will otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for payment of the Cash Merger Consideration. In addition, Acquiror and the Surviving Corporation will use commercially reasonable efforts to facilitate (x) the tender of certificates by shareholders to the Paying Agent or the Surviving Corporation, in Albuquerque, New Mexico and southern California, by assisting shareholders to complete required paperwork to tender their shares and (y) the shareholders receipt of payment upon delivery thereof (including, to the extent necessary and consistent with the Company’s past practices, providing indemnities to local banks with respect to payment checks cashed by shareholders at such local banks). Promptly following the Effective Time, the Surviving Corporation shall provide the Paying Agent with a list of the record holders of Company Common Stock as of immediately prior to the Effective Time and, to the extent necessary, instruct the Paying Agent to mail the materials referred to in the preceding sentence to any holders of Company Common Stock to whom such materials were not previously mailed. When the Paying Agent or Surviving Corporation receives a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent will pay (or, in the case of Certificates surrendered to the Surviving Corporation, the Surviving Corporation shall cause the Paying Agent to pay) to the holder of the Shares represented by the Certificate (or effective affidavits of loss in lieu thereof), or as otherwise directed in the letter of transmittal, the Cash Merger Consideration with regard to each Share represented by such Certificate, less any required Tax withholdings in accordance with Section 3.4(c) below, and the Certificate will be cancelled and will not be outstanding. No interest will be paid or accrued on the Cash Merger Consideration payable upon the surrender of Certificates. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the Tax has been paid or is not applicable. After the Closing Date, a Certificate will represent only the right to receive the Cash Merger Consideration in respect of the Shares represented by such Certificate, without any interest thereon.

(c) The Paying Agent may withhold from the sum payable to any Person as a result of the Cash Merger, and pay to the appropriate Governmental Authorities, any amounts which the Paying Agent or the Surviving Corporation may be required (or may reasonably believe it is required) to withhold under the Code, or any provision of state, local or foreign Tax Law. Any sum which is withheld and paid to a Governmental Authority as permitted by this Section 3.4 will be deemed to have been paid to the Person with regard to whom it is withheld.

(d) If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will cause the Paying Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided, that the Surviving Corporation may require the Person to whom any Cash Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(e) At any time which is more than six (6) months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article III (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation, Persons entitled to payment in accordance with this Article III will be entitled to look solely to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Cash Merger Consideration upon surrender of the Certificates held by them, without any interest thereon; provided, that such Persons will have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving

Corporation under applicable Laws. Any portion of the funds deposited with the Paying Agent remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Neither the Surviving Corporation nor the Paying Agent will be liable to any Person entitled to payment under this Article III for any consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) From and after the Effective Time, the Surviving Corporation will not record on the stock transfer books of the Surviving Corporation any transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer, they will be cancelled and treated as having been surrendered for the Cash Merger Consideration in respect of the Shares represented thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company disclosure schedule delivered by the Company to Acquiror prior to the execution of this Agreement (the “Disclosure Schedule” or the “Company Disclosure Schedule”) each section of which qualifies the correspondingly numbered representation and warranty in this Article IV to the extent expressly specified therein (it being understood that any information set forth in a particular section of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is apparent on its face) the Company hereby represents and warrants to Acquiror as follows (provided that it is understood and agreed by Acquiror that, other than (i) with respect to Section 4.2, Section 4.5 and Section 4.30 and (ii) as provided in Section 7.2(a), the representations and warranties in this Article IV are deemed to speak as of February 24, 2006):

4.1 Organization. Except as set forth on Section 4.1 of the Company Disclosure Schedule, each of the Company, the Company Subsidiaries and the Nonprofit Organizations is duly organized, validly existing and in good standing under the laws of the State of New Mexico and has the requisite corporate or similar power and authority to own, operate or lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of the articles of incorporation and bylaws (or equivalent organization documents) of the Company, each Company Subsidiary and each Nonprofit Organization, in each case as currently in effect, have been made available to Acquiror, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon the Company, the Company Subsidiaries or the Nonprofit Organizations. Neither the Company nor any Company Subsidiary or Nonprofit Organization is in violation of the provisions of their respective governing documents.

4.2 Authority; Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the transactions contemplated by this Agreement pursuant to an affirmative vote of holders of at least two-thirds (2/3) of the outstanding Shares of each of the No Par Common Stock and the Class B Common Stock, voting as separate classes, entitled to vote to approve this Agreement and the Cash Merger (the “Requisite Shareholder Vote”)). The Board of Directors, at a meeting duly called and held, duly adopted resolutions

(i) approving the termination of the Sedora Merger Agreement, (ii) approving and adopting this Agreement and the transactions contemplated hereby, (iii) determining that the termination of the Sedora Merger Agreement and the terms of this Agreement are fair to and in the best interests of the Company’s shareholders, (iv) declaring the advisability of this Agreement, and (v) recommending (the “Board Recommendation”) that the Company’s shareholders vote in favor of approving this Agreement and the transactions contemplated hereby at the Shareholders Meeting (as defined in Section 6.3), which resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The approval of this Agreement by the Requisite Shareholder Vote is the only vote of the holders of any class or series of capital stock, other Equity Interests or Liabilities of the Company, any Company Subsidiary or any Nonprofit Organization necessary to approve this Agreement and the transactions contemplated hereby.

4.3 Non-Contravention. The execution, delivery and performance of this Agreement by the Company does not and will not (a) conflict with or violate its governing documents, (b) conflict with or violate the governing documents of any Company Subsidiary or Nonprofit Organization, (c) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company, any Company Subsidiary or any Nonprofit Organization or by which its or any of their respective properties are bound, or (d) conflict with, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or a change in the rights and obligations under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract to which the Company or any of the Company Subsidiaries or Nonprofit Organizations is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of an Encumbrance upon any of its assets).

4.4 Governmental Consents. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) the NMBCA or (d) the DGCL or (e) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, and would not reasonably be expected to, prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated by this Agreement.

4.5 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 736,668 shares of No Par Common Stock and 491,112 shares of Class B Common Stock. As of the date of this Agreement, (i) 709,827 shares of No Par Common Stock and 85,100 shares of Class B Common Stock, were issued and outstanding, for a total of 794,927 Shares; and (ii) no Shares were held in the treasury of the Company or by any of the Company Subsidiaries or Nonprofit Organizations. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights, purchase option, call, right of first refusal or similar rights. There are no rights or commitments (including rights to receive any interest in the Company in connection with the transactions contemplated hereby) or any other agreements of any character relating to dividend rights or to the sale, issuance or voting of or the granting of rights to acquire, any shares of capital stock or voting securities of the Company, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or voting securities of the Company.

(b) There are no preemptive rights of any kind which obligate the Company, any Company Subsidiary or any Nonprofit Organization to issue or deliver any shares of capital stock or voting securities of the

Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company, any Company Subsidiary or any Nonprofit Organization, any shares of capital stock or voting securities of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the shareholders of the Company on any matter.

4.6 Company Subsidiaries. Section 4.6 of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of, and percentage of outstanding Equity Interests directly or indirectly held by the Company in, each Company Subsidiary and each other Person in which the Company owns a direct or indirect Equity Interest. All the outstanding Equity Interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal, and, except as set forth in Section 4.6 of the Company Disclosure Schedule, are owned, directly or indirectly by the Company free and clear of any Encumbrances. There are no outstanding options, warrants, calls, stock appreciation rights, or other rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any Equity Interests of any Company Subsidiary, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any Equity Interests of any Company Subsidiary.

4.7 Nonprofit Organizations. Section 4.7 of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Nonprofit Organization controlled by the Company or any Company Subsidiary, including a brief description of each Nonprofit Organization’s purpose, activities and tax-exempt status. Except as set forth on Section 4.7 of the Company Disclosure Schedule, each Nonprofit Organization is duly formed, validly existing and in good standing under the laws of the State of New Mexico. True, correct and complete copies of the articles of incorporation and bylaws (or equivalent organization documents) of each Nonprofit Organization, in each case as currently in effect, have been made available to Acquiror, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon the Nonprofit Organizations. None of the Nonprofit Organizations are in violation of the provisions of their respective governing documents. No Nonprofit Organization that is exempt from federal, state or local taxation is in violation of any statute, law, rule, regulation, order decree or other provision of law that may cause the Nonprofit Organization to lose its tax exempt status.

4.8 SEC Reports; Financial Information.

(a) The Company has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all financial statements, schedules, exhibits, supplements and amendments thereto) required to be filed by it with the SEC since July 1, 2002 (all such forms, reports, statements, certifications and other documents filed by the Company with the SEC since July 1, 2002, whether or not required to be filed, collectively, the “SEC Reports”), each of which, as finally amended, complied as to form in all material respects with the applicable requirements of the Exchange Act, each as in effect on the date so filed. None of the SEC Reports, as finally amended, contains, or contained any untrue statement of a material fact or omits or omitted, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or omits or omitted any information required by SEC rules and regulations to be included therein. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the SEC Reports. Each of the consolidated financial statements (including the related notes and schedules) included in the SEC Reports complies with Regulation S-X under the Exchange Act (“Regulation S-X”) and has been prepared in accordance with GAAP applied on a consistent basis for the periods involved (except as may be indicated in the notes thereto). Each of the consolidated balance sheets included in the SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and each of the related consolidated statements of earnings, cash flows and shareholders’

equity included in the SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to normal year end audit adjustments and the absence of full footnote disclosure), and is consistent with the books and records of the Company and the Company Subsidiaries.

(b) Neither the Company nor any Company Subsidiary is party to any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act (“Regulation S-K”)).

(c) None of the Shares, and no other securities of any kind, of the Company or any Company Subsidiary is listed or traded on or through the New York Stock Exchange, The Nasdaq National Market, Nasdaq Small Cap Market, Over-the-Counter Bulletin Board, “pink sheets” or any other national, regional or foreign stock exchange, market, listing service, market maker or the like, and neither the Company nor any Company Subsidiary is subject to any rules of any such exchanges, markets or services.

4.9 No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has any Liabilities, except Liabilities which (a) are accrued or reserved against in the balance sheet of the Company (the “Balance Sheet”) dated as of June 30, 2005 (the “Balance Sheet Date”) (or the corresponding balance sheet for the Nonprofit Organizations) or reflected in the notes thereto, (b) were incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, tort, infringement or violation of law), (c) are incurred pursuant to the transactions contemplated by this Agreement, (d) have been discharged or paid in full prior to the date of this Agreement in the Ordinary Course of Business, (e) are specifically described or referenced in adequate detail in Section 4.9 of the Company Disclosure Schedule, which shall identify pertinent details about any Indebtedness of the Company, even if accrued or reserved against in the Balance Sheet or (f) individually or in the aggregate do not exceed the Material Amount.

4.10 Absence of Certain Changes or Events. Since the Balance Sheet Date (a) there has not been any change in the business, financial condition, results of operations or prospects of the Company, the Real Property or its status or condition, the Company Subsidiaries and the Nonprofit Organizations, taken as a whole, (b) except as expressly contemplated by this Agreement, the Company, the Company Subsidiaries and the Nonprofit Organizations have conducted their businesses only in, and have not engaged in any transaction with a value to the Company in excess of the Material Amount other than in accordance with, the Ordinary Course of Business, and, without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary or Nonprofit Organization has taken any of the actions described in Section 6.1(a) through (v) of this Agreement that, if such action had been taken after the date hereof, would have required the consent of Acquiror thereto.

4.11 Contracts.

(a) Section 4.11 of the Company Disclosure Schedule sets forth a complete list of each of the following agreements to which the Company, any Company Subsidiary or any Nonprofit Organization is party or by which any of them is bound:

(i) contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K;

(ii) contract containing covenants of the Company, any Company Subsidiary or Nonprofit Organization not to compete in any line of business, industry or geographical area or which affects the ability of an Affiliate of the Company, any Company Subsidiary or any Nonprofit Organization from competing in any line of business, industry or geographical area;

(iii) contract which does, or could reasonably be construed to, create a partnership or joint venture or similar arrangement with respect to any material business of the Company, any Company Subsidiary or Nonprofit Organization;

(iv) contract that, individually or in the aggregate, could or could reasonably be expected to prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement;

(v) indenture, credit agreement, loan agreement, guarantee, note or other evidence of Indebtedness or agreement providing for Indebtedness in excess of the Material Amount;

(vi) contract (other than the ANM Merger Agreement, the Sedora Merger Agreement and this Agreement) for the acquisition or sale of assets (whether by merger, consolidation, acquisition of stock or assets or otherwise) in excess of the Material Amount;

(vii) collective bargaining agreement, employment agreement, offer letter, or severance or termination or transition agreement, in each case providing for annual payments of more than the Material Amount;

(viii) agreement (or group of related agreements) for the lease of personal property providing for annual payments of more than the Material Amount;

(ix) contract (other than purchase orders) for the purchase or sale of materials, supplies, goods, equipment, products, merchandise or other assets, or for the furnishing or receipt of services, with any of the top 20 vendors of the Company, the Company Subsidiaries and the Nonprofit Organizations, based on aggregate payments made by the Company, the Company Subsidiaries and the Nonprofit Organizations to such vendors, taken as a whole, during the fiscal year ending June 30, 2005;

(x) contract that contains a put, call, right of first refusal or similar right pursuant to which the Company, any Company Subsidiary or any Nonprofit Organization could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than the Material Amount;

(xi) settlement or conciliation agreement or similar agreement (except for benefit plans and individual employee agreements) or order or consent of a Governmental Authority to which the Company or any of the Company Subsidiaries or Nonprofit Organizations is a party involving future performance by the Company or any Company Subsidiary or Nonprofit Organization which is material to the Company;

(xii) other contract (other than the ANM Merger Agreement, the Sedora Merger Agreement, this Agreement or purchase orders in the Ordinary Course of Business) pursuant to which the Company or any Company Subsidiary or Nonprofit Organization has incurred a Liability in excess of the Material Amount or providing for payments from the Company or any Company Subsidiary or Nonprofit Organization in excess of the Material Amount or the consequences of a default or termination of which could have a Material Adverse Effect;

(xiii) contract by which the Company, any Company Subsidiary or any Nonprofit Organization licenses to or from any Person any material Intellectual Property or that otherwise concerns material Intellectual Property or that otherwise concerns material Intellectual Property;

(xiv) agreement with any shareholder, former shareholder, affiliate, director or officer of the Company, any Company Subsidiary or any Nonprofit Organization, or any relative of any of the foregoing; and

(xv) Real Property Leases; and

(xvi) Tax sharing agreements or similar agreements with respect to Taxes.

(b) Each such contract described in Section 4.11(a) is referred to herein as a “Material Contract.” With respect to each Material Contract: (i) neither the Company nor any Company Subsidiary or Nonprofit Organization is (and, to the knowledge of the Company, no other party is) in or is alleged to be in breach of or default under such Material Contract; (ii) neither the Company nor any Company Subsidiary or Nonprofit Organization has given or received any written notice or claim of default under such Material Contract;

(iii) no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under such Material Contract; (iv) such Material Contract is in full force and effect, and is the valid, binding and enforceable obligation of the Company, the Company Subsidiaries or the Nonprofit Organizations, as applicable, and to the knowledge of the Company, of the other parties thereto; (v) the consummation of the transactions contemplated by this Agreement will not result in such Material Contract failing to continue in full force and effect after the consummation of such transactions without penalty or other adverse consequence; (vi) no party has repudiated any provision of such Material Contract; and (vii) except as set forth in Section 4.11(b) to the Company Disclosure Schedule, such Material Contract does not contain any “change of control” or similar provision that would be triggered by, or contain an assignment prohibition or similar provision that would prohibit, the transactions contemplated by this Agreement. The Company has made available to Acquiror true, correct and complete copies of each Material Contract, including all material amendments thereto.

4.12 Compliance with Law and Reporting Requirements.

(a) Neither the Company nor any Company Subsidiary or Nonprofit Organization is in material violation of, or has violated, any Law. The Company, each Company Subsidiary and each Nonprofit Organization has and is in compliance with all material permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (collectively, “Licenses”) from Governmental Authorities required to conduct their respective businesses as now being conducted and all such Licenses are valid and in full force and effect.

(b) Except as set forth in Section 4.12 of the Company Disclosure Schedule, since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and remains in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, including without limitation, the following:

(i) No officers or directors of the Company have, or during two years immediately preceding the date of this Agreement have had, outstanding loans from the Company.

(ii) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(iii) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) As of the date hereof, the Company has not identified any material control deficiencies and there is no reason to believe that the Company’s auditors, its chief executive officer and its chief financial officer would not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification.

(c) None of the Company Subsidiaries has at any time been subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

4.13 Litigation. There are no Actions pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or Nonprofit Organization, or which will become a cloud on title to the Real Property or question the validity or enforceability of the transactions contemplated by this Agreement, except as set forth in Section 4.13 of the Company Disclosure Schedule. Neither the Company nor any Company

Subsidiary or Nonprofit Organization nor any of their respective properties is or are a party or subject to or in default under any Governmental Order which, individually or in the aggregate, is material to the Company and the Company Subsidiaries and the Nonprofit Organizations taken as a whole or that would or would reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4.13 of the Company Disclosure Schedule, there are no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations or material whistle blower complaints pending or, to the Company’s knowledge, threatened or otherwise involving the Company, any Company Subsidiary or any Nonprofit Organization, including, without limitation, regarding any accounting practices of the Company or any malfeasance by any executive officer of the Company.

4.14 Employee Compensation and Benefit Plans; ERISA.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) all material employee benefit plans, programs, policies, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life, disability, Accidental Death & Dismemberment and Business Travel Accident insurance plans, or other welfare plans employment or consulting agreements, offer letters, transition agreements, and all other compensation programs, perquisites, fringe benefits or other manner of remuneration for services, all employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured, uninsured or self-insured, maintained by the Company, any Company Subsidiary or any Nonprofit Organization, or to which the Company, any Company Subsidiary or Nonprofit Organization contributed or is obligated to contribute thereunder, or with respect to which the Company, any Company Subsidiary or Nonprofit Organization has or may have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors, officers or consultants of the Company, any Company Subsidiary or Nonprofit Organization (“Service Provider”) located primarily in the United States and/or their dependents (collectively, the “Benefit Plans”), and (ii) all such plans, programs, policies, agreements or arrangements that would otherwise fall within the definition of Benefit Plans except that they are maintained pursuant to or governed by the Laws of a country other than the United States (collectively, the “Foreign Plans”). For purposes of this Agreement, the term “plan,” when used with respect to Foreign Plans, will mean a “scheme” or other employee benefit program, policy agreement or arrangement in accordance with specific country usage.

(b) To the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a). Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole or as could not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate, (i) all the Benefit Plans and any related trusts comply with and have been administered in compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable Laws, and (D) their terms and the terms of any collective bargaining or collective labor agreements; and, in each case, neither the Company nor any Company Subsidiary or Nonprofit Organization has received any written notice from any Governmental Authority questioning or challenging such compliance; (ii) there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course; (iii) there has not been any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan; (iv) no litigation or other dispute resolution proceeding has been commenced with respect to any Benefit Plan and, to the knowledge of the Company, no such litigation or other dispute resolution proceeding is threatened (other than routine claims for benefits in the normal course); (v) no “partial termination” (within the meaning of Section 411 of the Code and the regulations promulgated thereunder) has occurred with respect to any

Benefit Plan that is a “pension benefit plan” within the meaning of Section 3(2) of ERISA and (vi) there are no governmental audits, inquiries or investigations pending or, to the knowledge of the Company, threatened in connection with any Benefit Plan. There are no Benefit Plans under which shares of Company Common Stock may be issued or under which compensation may be paid or economic value otherwise transferred which is measured by the value of shares of Company Stock.

(c) Neither the Company nor any ERISA Affiliate of the Company (as defined below) (i) sponsors or contributes, or has ever sponsored or contributed, to a Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)); (ii) has had at any time an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a) (3) and 3(37)(A)); (iii) has had at any time any liability, contingent or otherwise, under Title IV of ERISA with respect to a Benefit Plan, either directly or through any ERISA Affiliate; (iv) sponsors, maintains or contributes or has sponsored, maintained or contributed to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by law) or (v) any self-funded employee welfare benefit plan within the meaning of Section 3(1) of ERISA (including any such plan pursuant to which a stop-loss policy or contract applies but not including any Code Section 125 cafeteria plan uninsured medical reimbursement account). For purposes of this Section 4.14, “ERISA Affiliate” will mean any trade or business, whether or not incorporated, that together with the Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

(d) Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole or as could not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate, (i) each Foreign Plan and related trust, if any, complies with and has been administered in compliance with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements and, in each case, neither the Company nor any Company Subsidiary or Nonprofit Organization has received any written notice from any Governmental Authority questioning or challenging such compliance, (ii) each Foreign Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Authority, has been so registered or approved, (iii) all contributions to each Foreign Plan required to be made by the Company, the Company Subsidiaries or the Nonprofit Organizations through the Effective Time have been or will be made or, if applicable, will be accrued in accordance with country-specific accounting practices, (iv) there are no unresolved claims or disputes under the terms of, or in connection with, the Foreign Plans other than claims for benefits which are payable in the ordinary course, (v) no litigation or dispute resolution proceeding has been commenced with respect to any Foreign Plan and, to the knowledge of the Company, no such litigation or dispute resolution proceeding is threatened (other than routine claims for benefits in the normal course), and (vi) there are no governmental audits, inquiries or investigations pending or, to the knowledge of the Company, threatened in connection with any Foreign Plan.

(e) Except as may be required by applicable Law or as contemplated under this Agreement, neither the Company nor any Company Subsidiary or Nonprofit Organization has any plan or commitment to create any additional Benefit Plans or Foreign Plans or to amend or modify any existing Benefit Plan or Foreign Plan in such a manner as to materially increase the cost of such Benefit Plan or Foreign Plan to the Company, any Company Subsidiary or any Nonprofit Organization.

(f) Except as expressly provided in this Agreement or as required under applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby will (either alone or together with any other event): (i) result in any payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former Service Provider under any Benefit Plan or Foreign Plan; (ii) increase in any respect any benefit otherwise payable under any Benefit Plan or Foreign Plan; (iii) result in the acceleration in any respect of the time of payment or vesting of any such benefits under any Benefit Plan or Foreign Plan; or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan or Foreign Plan. No payment or benefit which has been, will or may be made by the Company, any Company Subsidiary or any Nonprofit Organization with respect to any current or former Service Provider in connection with the execution and delivery of the Agreement or the consummation of the transaction contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or fail to be deductible under Section 162(m) of the Code.

(g) Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole, neither the Company nor any Company Subsidiary or Nonprofit Organization has classified any individual as an “independent contractor” or similar status who, according to a Benefit Plan or Foreign Plan or applicable Law, should have been classified as an employee or of similar status. To the knowledge of the Company, neither the Company nor any Company Subsidiary or Nonprofit Organization has any material liability by reason of any individual who provides or provided services to the Company or any Company Subsidiary or Nonprofit Organization, in any capacity, being improperly excluded from participating in any Benefit Plan or Foreign Plan.

(h) Correct and complete copies have been delivered to Acquiror by the Company of all material written Benefit Plans and Foreign Plans (including all amendments and attachments thereto); all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the two most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans and Foreign Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); and the most recent summary plan descriptions, employee booklets, and any other material written communications to participants distributed on or after the beginning of the last full fiscal year of the Company, if any, for the Benefit Plans or Foreign Plans (including, for any material Benefit Plan or Foreign Plan that is not embodied in a document, a written description of the material terms of such Benefit Plan or Foreign Plan).

4.15 Labor Matters. Schedule 4.15 of the Company Disclosure Schedule sets forth a list of all of the Company’s and Company Subsidiary’s and Nonprofit Organization’s employees, together with information about each employee’s employment agreement, if any, dates of employment, title, general duties, salary and other pertinent information. Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole or as could not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate: (i) there are no pending or, to the knowledge of the Company, threatened organizational activities or demands in writing for recognition by a labor organization seeking to represent employees of the Company or any Company Subsidiary or Nonprofit Organizations, and no such organizational activities or demands in writing for recognition have occurred in the past three years; (ii) to the knowledge of the Company, no question concerning representation exists respecting the employees of the Company, the Company Subsidiaries and the Nonprofit Organizations; (iii) no grievance, arbitration or complaint relating to labor or employment matters is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or Nonprofit Organization; (iv) neither the Company nor any Company Subsidiary or Nonprofit Organization is a party to or bound by any contract, collective bargaining agreement or works council agreement with any labor or similar organization; (v) there are no charges or Actions pending or, to the knowledge of the Company, threatened in writing, before the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration or any other Governmental Authority responsible for the prevention of unlawful employment practices; (vi) neither the Company nor any Company Subsidiary or Nonprofit Organization has received notice during the past three years of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Company, a Company Subsidiary or a Nonprofit Organization and, to the knowledge of the Company, no such investigation is in progress; (vii) the Company, the Company Subsidiaries and the Nonprofit Organizations are in compliance with all applicable Laws relating to employment and employment practices, wages, hours and terms and conditions of employment and immigration; (viii) there is no labor dispute, strike or work stoppage against the Company, Company Subsidiaries or the Nonprofit Organizations pending or, to the knowledge of the Company, threatened, and no such labor dispute, strike or work stoppage has occurred in the past three years; and (ix) there is no charge or complaint against the Company, the Company Subsidiaries or the Nonprofit Organizations by the National Labor Relations Board or any comparable Governmental Authority pending or, to the knowledge of the Company, threatened.

4.16 Properties. Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole and as could not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate:

(a) Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company, the Company Subsidiaries and the Nonprofit Organizations (collectively, the “Real Property”) and for each parcel of Real Property, contains a correct street address, if available and if not available, a general description, of such Real Property. Copies of all title reports or policies, legal descriptions, deeds, land patents, grants, surveys, geotechnical and other engineering reports and studies, environmental reports, property tax bills and notices of assessment, Encumbrances and other current or historical documents describing or relating to the Real Property have previously been made available to Acquiror. Without limiting the foregoing, “Real Property” consists of approximately 54,500 to 57,000 acres of land that is currently owned by the Company, of which approximately 46,430 acres formerly constituted a portion of the real property owned by the community land grant corporation known as the “Town of Atrisco, New Mexico”, which was the successor to the Spanish community land grant commonly known as the “Atrisco Land Grant”.

(b) Except as set forth on Section 4.16 of the Company Disclosure Schedule, none of the Company, the Company Subsidiaries nor the Nonprofit Organization lease, sublease, or license any real property from any Person. Section 4.16(b) of the Company Disclosure Schedule sets forth the addresses, if available, or if not available, a general description, of each parcel of the Real Property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) to or by any Person other than the Company, a Company Subsidiary or a Nonprofit Organization (collectively, including the improvements thereon, the “Leased Real Property”), and a true, correct and complete list of all agreements (including the date and the name of the parties to such agreements and a complete description of the terms of any unwritten leases) pertaining to the Leased Real Property (each a “Real Property Lease”). True and complete copies of each of the Real Property Leases that has not been terminated or expired as of the date hereof and any terminated or expired Real Property Leases under which the Company, a Company Subsidiary or a Nonprofit Organization may have any potential liability obligation have been made available to Acquiror.

(c) Except as set forth on Section 4.16 of the Company Disclosure Schedule, each of the Company, the Company Subsidiaries or the Nonprofit Organizations, as applicable, has good title to all Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(d) Except for the Leased Real Property, none of the Real Property is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Real Property or any part thereof.

(e) Except as set forth on Section 4.16 of the Company Disclosure Schedule, each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no default under any Real Property Lease either by the Company, the Company Subsidiaries or the Nonprofit Organizations party thereto, as applicable, or, to the knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company, the Company Subsidiaries or the Nonprofit Organizations thereunder.

(f) Except as set forth on Section 4.16 of the Company Disclosure Schedule, there does not exist any pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Real Property, and neither the Company nor the Company Subsidiaries or Nonprofit Organizations have received any written notice of the intention of any Governmental Authority or other Person to take or use any Real Property.

(g) The improvements constructed on the Real Property (including the Leased Real Property) are (i) insured by commercial property insurance for replacement costs, subject to self retained limits, and by commercial general liability insurance to the extent and in a manner customary in the industry for commercial general liability coverage, subject to self retained limits; and (ii) in good operating condition and repair, subject to ordinary wear and tear.

(h) The improvements constructed on the Real Property (including the Leased Real Property) are supplied with all utilities, including water, sewage disposal, electricity, gas, telephone and other services necessary for the operation of such improvements as currently operated, and, to the knowledge of the Company, there is no condition which would reasonably be expected to result in the termination of the present access from any improvements to such utility services.

(i) Except for the two oil and gas leases identified in Section 4.11(xv) of the Company Disclosure Schedule, the Company is not currently engaged in, and has not granted any Person any permits, interest, license, lease or other rights with respect to, oil, natural gas or other mineral rights anywhere on the Real Property and neither the Company nor any other Person is engaged in any drilling or other exploration activities with respect thereto.

(j) Except as disclosed in Section 4.16 of the Company Disclosure Schedule, the Company has no knowledge that there are any sites of historical or archeological importance on the Real Property.

(k) Each of the Company, the Company Subsidiaries and the Nonprofit Organizations owns or leases all tangible assets necessary or sufficient for the conduct of its business as presently conducted, which tangible assets are reflected in the Balance Sheet (other than those disposed of in the Ordinary Course of Business consistent with past practices). The tangible assets are in good and serviceable condition and repair in all material respects (subject to normal wear and tear) and are generally suitable for the purposes for which they presently are used.

(l) Except as disclosed in Section 4.16 of the Company Disclosure Schedule, the Company has no knowledge that any improvement district or other similar entity with taxing or assessment powers is planned that would include the Real Property, and there are no assessment liens against the Real Property except as may be disclosed in the Title Report.

4.17 Intellectual Property.

(a) Section 4.17 of the Company Disclosure Schedule lists all Intellectual Property registrations and applications and material unregistered Intellectual Property owned by the Company or any of the Company Subsidiaries or Nonprofit Organizations.

(b) The Company and each of the Company Subsidiaries and Nonprofit Organizations owns, or is licensed or otherwise has the right to use, all material Intellectual Property currently used in the conduct of its business, free and clear of all Encumbrances (including adverse ownership claims of current or former employees or contractors) other than Permitted Encumbrances.

(c) All Intellectual Property registrations and applications owned by the Company or any of the Company Subsidiaries or Nonprofit Organizations have been duly registered, maintained, renewed and/or filed, as applicable, and are subsisting and unexpired, and have not been abandoned and, to the knowledge of the Company, are valid and enforceable.

(d) There is no Action pending or, to the knowledge of the Company, threatened with respect to, and the Company has not been notified in writing of and, to the knowledge of the Company, there is no infringement, dilution, misappropriation or other violation by the Company or any of the Company Subsidiaries or Nonprofit Organizations or any of its or their products or services of the Intellectual Property of any Person.

(e) To the knowledge of the Company, no Person is infringing any right of the Company, any of the Company Subsidiaries or any of the Nonprofit Organizations with respect to Intellectual Property.

(f) The Company, the Company Subsidiaries and the Nonprofit Organizations are taking all reasonable steps to protect and maintain all of their material Intellectual Property.

4.18 Environmental Laws.

(a) Except as set forth on Section 4.18 of the Company Disclosure Schedule or to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole or as could not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate: (i) the Company and each Company Subsidiary and Nonprofit Organization comply and have at all prior times complied with all applicable Environmental Laws, possess and at all prior times possessed, comply and have at all prior times complied with all applicable Environmental Permits required under such laws to operate and have made all appropriate filings for issuance or renewal of all Environmental Permits and, to the knowledge of the Company, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future; (ii) neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has released or otherwise disposed of or arranged for the disposal of Materials of Environmental Concern at any location and there are no Materials of Environmental Concern at any property or facility, currently and to the knowledge of the Company, formerly owned or operated by the Company or any Company Subsidiary or Nonprofit Organization, under circumstances that have resulted in or could reasonably be expected to result in a Liability of the Company, Company Subsidiary or Nonprofit Organization under any Environmental Law; (iii) neither the Company nor any Company Subsidiary or Nonprofit Organization has received any notification (including any request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute) alleging that it is liable with respect to any Environmental Law (including any such Environmental Law concerning any release or threatened release of Materials of Environmental Concern at any location), and there are no Actions pending or threatened against the Company, any Company Subsidiary or any Nonprofit Organization with respect to any Environmental Law or Material of Environmental Concern; (iv) the Company has made available to Acquiror true, complete and correct copies of any Phase I and Phase II studies and all other reports, studies, analyses, tests or monitoring possessed or initiated by, or within the control of, the Company, any Company Subsidiary or any Nonprofit Organization with respect to the Real Property and any Environmental Laws or Materials of Environmental Concern; (v) neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has assumed any liabilities or obligations of any other Person under or relating to any Environmental Law; and (vi) neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder require any consent of, or notice to, any third Person pursuant to any Environmental Law.

(b) For purposes of this Agreement, the following terms have the meanings assigned below:

“Environmental Laws” means all foreign, federal, state, or local Laws, statutes, regulations, ordinances, codes, legally binding guidance documents, and all common law causes of action and all applicable judicial and administrative orders, decisions and decrees relating to pollution, contamination, protection of the environment, natural resources, human health or safety, or Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste or any other substance or material that is defined in, regulated by, or may form the basis of liability under any Environmental Laws, including, without limitation, asbestos and asbestos- containing materials, polychlorinated biphenyls, petroleum and any products, by-products or factions thereof, radon, fungus, mold, lead or urea-formaldehyde insulation, and any other material or substance defined or classified as a “hazardous substance” under any Environmental Law.

4.19 Water Rights. Section 4.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of all documents pertaining to water rights on the Real Property, a copy of each of which has been previously provided to Acquiror, as well as a description of all undocumented claims for water rights that the Company reasonably believes it has or may assert.

4.20 Taxes. Except as set forth in Section 4.20 of the Company Disclosure Schedule:

(a) All Tax Returns required to be filed by, or with respect to any activities of, the Company, the Company Subsidiaries and the Nonprofit Organizations have been timely filed. All Taxes due and owing by, or with respect to any activities of, the Company or any of the Company Subsidiaries or Nonprofit Organizations (whether or not shown to be due on any filed Tax Return) have timely been paid in full;

(b) No deficiencies for any Tax have been proposed, asserted or assessed against or with respect to any of the Company, the Company Subsidiaries or Nonprofit Organizations which have not been settled or paid;

(c) There are no ongoing audits, examinations or other administrative or court proceedings involving Taxes with respect to the Company, the Company Subsidiaries or the Nonprofit Organizations and none of the Company, the Company Subsidiaries or Nonprofit Organizations has received written notice that any such audit, examination or proceeding is contemplated;

(d) There are no liens, charges or security interests on any of the assets of or shares in the Company, the Company Subsidiaries or the Nonprofit Organizations that arose in connection with any failure (or alleged failure) to pay any Tax;

(e) The Company, each Company Subsidiary and each Nonprofit Organization has withheld or collected and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party;

(f) Neither the Company nor any Company Subsidiary or Nonprofit Organization: (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or Unitary Tax Return under state, local or foreign law (other than a group the common parent of which was the Company); or (ii) has any liability for the Taxes of any Person (other than the Company, any Company Subsidiary or any Nonprofit Organization) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law) as transferee or successor, by contract or otherwise;

(g) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code;

(h) None of the Company, a Company Subsidiary or any Nonprofit Organization has engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2 (b)(2) or has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.601l-4(b). Each of the Company and the Company Subsidiaries has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code;

(i) No written claim has ever been made by any governmental authority in a jurisdiction where none of the Company nor any of the Company Subsidiaries or Nonprofit Organizations files Tax Returns that it is or may be subject to taxation by that jurisdiction. None of the Company, the Company Subsidiaries or the Nonprofit Organizations has a permanent establishment in any foreign country, as defined by applicable Tax treaty or convention between the United States and such foreign country. None of the Company, the Company Subsidiaries or Nonprofit Organizations has a permanent establishment in any country where it has not filed Tax Returns;

(j) Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement;

(k) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company, the Company Subsidiaries or Nonprofit Organizations;

(l) Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax;

(m) Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of the Company Subsidiaries or Nonprofit Organizations; or

(n) Except as indicated in Section 4.20 of the Company Disclosure Schedule neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Time as a result of: (i) a change in method of accounting occurring prior to the Effective Time; (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Time; (iii) a prepaid amount received, or paid, prior to the Effective Time; or (iv) deferred gains arising prior to the Effective Time.

(o) At no time prior to or following the Effective Time of the Cash Merger will the Company or any of the Company Subsidiaries or Nonprofit Organizations be a party to the making of any election under Section 338 of the Code because of the consummation of such Cash Merger.

4.21 Insurance. All insurance policies maintained by the Company, the Company Subsidiaries and the Nonprofit Organizations are listed in Section 4.21 of the Company Disclosure Schedule. All such insurance policies are in full force and effect, provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid and will remain in full force and effect from and after the Effective Time if the Company pays the necessary premiums. Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations is in material breach or default, and neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any of the insurance policies, other than the actions contemplated by this Agreement. True, correct and complete copies of all insurance policies referenced in this Section 4.21 have been provided to Acquiror.

4.22 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) the Company or any of the Company Subsidiaries or Nonprofit Organizations, on the one hand, and (ii) any other Affiliate of the Company (other than the Company Subsidiaries and the Nonprofit Organizations) or other Persons, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K.

4.23 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company.

4.24 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the transactions contemplated by this Agreement.

4.25 Fairness Opinion. CBIZ Valuation Group, LLC has previously delivered to the Board of Directors its written opinion, dated March 7, 2006, that the Cash Merger Consideration payable under the Sedora Merger Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Other than the terms of this Agreement, the Company has no reason to believe that any of the information provided by the Company to CBIZ Valuation Group, LLC in connection with the preparation of its fairness opinion has changed in any material respect between the date so delivered and the date of this Agreement.

4.26 Transaction Expenses. Section 4.26 of the Company Disclosure Schedule sets forth the Company’s good faith estimate, as of the date of this Agreement, of the amount of Company Expenses to be paid by the Company through the Effective Time to each of the Company’s legal, tax, financial and other advisors, in each case in connection with this Agreement and the transactions contemplated hereby.

4.27 Vote Required. The Requisite Shareholder Vote is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and to approve the transactions contemplated hereby.

4.28 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

4.29 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV or in any certificate delivered pursuant to this Agreement not misleading.

4.30 No Material Changes; No Material Breaches of Sedora Merger Agreement. Since February 24, 2006, there has not been any material adverse change in the business, financial condition, results of operations or prospects of the Company, the Real Property or its status or condition, the Company Subsidiaries and the Nonprofit Organizations, taken as a whole. The representations and warranties of the Company set forth in Article IV of the Sedora Merger Agreement are complete and correct in all material respects (without regard to any materiality or Material Adverse Effect qualifiers) as of the date of this Agreement as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty is true, complete and correct as of such specific date). Prior to the date of this Agreement, the Company had performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under the Sedora Merger Agreement. Prior to the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would result in a material breach or a default under the Sedora Merger Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

As of the date of this Agreement, Acquiror hereby represents and warrants to the Company as follows:

5.1 Organization. Acquiror is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or similar power and authority to own, operate or lease its properties and to carry on its business as presently conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

5.2 Authority; Enforceability. Acquiror has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of Acquiror, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

5.3 Non-Contravention. The execution, delivery and performance of this Agreement by Acquiror does not and will not: (a) conflict with or violate Acquiror’s certificate of incorporation or bylaws; (b) assuming that all consents, approvals and authorizations contemplated by Section 5.4 have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to it or by which it or any of their properties are bound; or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which it is a party or by which its or any of its properties are bound, except, in the case of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, and would not reasonably be expected to, prevent, materially delay or materially impede the ability of Acquiror to consummate the transactions contemplated by this Agreement.

5.4 Governmental Consents. The execution, delivery and performance of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) the NMBCA, (d) the DGCL or (e) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, and would not reasonably be expected to, prevent, materially delay or materially impede the ability of Acquiror to consummate the transactions contemplated by this Agreement.

5.5 Operations of Acquiror. Acquiror was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

5.6 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

5.7 No Knowledge of Oil and Gas. As of the date hereof, (i) Acquiror has made no independent investigation with respect to the existence of any oil, gas or other hydrocarbon deposits on or under the Real Property and (ii) except as has been disclosed to Acquiror by the Company, Acquiror has no actual knowledge of the existence of any oil, gas or other hydrocarbon deposits on or under the Real Property.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Conduct of Business Prior to Effective Time. The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except as contemplated by this Agreement or as set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Schedule, or unless Acquiror otherwise agrees (which agreement shall be confirmed in writing), the business of the Company, the Company Subsidiaries and the Nonprofit Organizations, and the use, operation, maintenance and repair of their respective assets, including the Real Property, will be conducted in the Ordinary Course of Business and the Company will use its reasonable best efforts to preserve substantially intact the Company’s business organization, material insurance policies and goodwill, to keep available the services of the Company’s present officers and other key employees and to preserve the Company’s present relationships with suppliers, employees, tenants, licensees and all other Persons with which the Company has significant business relations. Between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, neither the Company, any Company Subsidiary nor any Nonprofit Organization will without the prior written consent of Acquiror (which consent will not be unreasonably withheld or delayed; provided, however, that Acquiror will be entitled to take into account its plans for the Company after the Closing Date in determining whether or not to grant such consent):

(a) purchase, redeem or otherwise acquire its capital stock, or issue, grant, sell, transfer, authorize or encumber any shares of capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, or enter into any agreement, understanding or arrangement with respect to the voting of its capital stock;

(b) (i) increase the compensation payable or to become payable to or fringe benefits of any current or former directors, officers, employees, independent contractors or consultants of the Company, the Company Subsidiaries or the Nonprofit Organizations (collectively, “Company Personnel”), except for increases in salary or wages in the Ordinary Course of Business to employees who are not executive officers or directors or the payment of accrued but unpaid bonuses, (ii) grant new bonuses or grant any severance or termination or transition pay to Company Personnel, (iii) establish, adopt or enter into, amend or terminate any Benefit Plan or any plan, agreement, arrangement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement (except as may be required by applicable Law), (iv) hire, or enter any agreement to hire, any employee on a full-time, part-time (other than temporary employees hired in the Ordinary Course of Business), consulting or other basis for annual compensation in excess of $25,000 or (v) enter into, renew, extend, amend, modify, terminate, cancel, waive, release or assign any employment or independent contractor agreements with any current employees of the Company or any Company Subsidiary or Nonprofit Organization;

(c) (i) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure, management structure or, if applicable, ownership of the Company, any Company Subsidiary or any Nonprofit Organization, (ii) acquire or agree to acquire (by merger, consolidation, acquisition of assets or otherwise) any Person or material assets, or any voting or non-voting equity securities or similar ownership interests in any Person, (iii) split, combine, subdivide or reclassify any shares of any class or series of its capital stock or (iv) declare, set aside, make or pay any dividend or make other distribution payable in cash, stock, property or otherwise to holders of any class or series of its capital stock;

(d) enter into, renew, extend or amend or modify in any material respect or terminate, cancel, waive, release or assign any contract or agreement which is or, if applicable, would be a Material Contract, other than any contract entered into in the Ordinary Course of Business in connection with the development of “The Petroglyphs”; provided that, such contract would not result in sales or Liabilities in excess of $1,000,000 and was competitively bid by at least two third parties;

(e) except as disclosed in the Company’s, the Company Subsidiaries’ and the Nonprofit Organizations’ capital expenditure budgets for the current fiscal year, true, correct and complete copies of which have been provided to Acquiror, commit to any capital expenditures in excess of $1,000,000;

(f) manage the working capital of the Company, the Company Subsidiaries and the Nonprofit Organizations (including, but not limited to, accounts receivable and accounts payable) outside of the Ordinary Course of Business;

(g) make any loans, any advances (other than travel advances to employees in the Ordinary Course of Business) or any capital contributions to, or any investments in, any other Person;

(h) (i) incur or modify Indebtedness owed by the Company, any Company Subsidiary or any Nonprofit Organization, guarantee any Indebtedness of another Person or cancel any Indebtedness or other obligation owed to the Company, any Company Subsidiary or any Nonprofit Organization, (ii) redeem, repurchase, prepay or otherwise acquire any Indebtedness of the Company, any Company Subsidiary or any Nonprofit Organization or (iii) enter into hedging, swap or factoring arrangements or contracts or other similar financing instruments;

(i) amend any provisions of the articles of incorporation or bylaws or other organizational documents of the Company, any Company Subsidiaries or any Nonprofit Organizations;

(j) transfer, lease, license, sublicense, assign, sell, sublease, mortgage, pledge, or otherwise dispose of, in whole or in part, or incur or subject any Encumbrance on, any property or assets, (including, without limitation, any interest in any Real Property), in each case other than in the Ordinary Course of Business, or amend in any material respect, extend or terminate any Real Property Lease;

(k) other than with respect to purchase orders in the Ordinary Course of Business, make any payments in excess of $1,000,000 or incur any commitment in excess of $1,000,000;

(l) commence, undertake or engage in any new line of business;

(m) permit any insurance policy or arrangement naming or providing for the Company, any Company Subsidiary or any Nonprofit Organization as a beneficiary or a loss payable payee to lapse, be cancelled or terminated or impaired in any way;

(n) settle, dismiss, compromise, or commence any Action threatened against, relating to or involving the Company, any Company Subsidiary or any Nonprofit Organization in connection with the Shareholders’ Litigation or any business, asset or property of the Company, any Company Subsidiary or any Nonprofit Organization, or waive, assign or release any material rights or claims;

(o) enter into any transaction, agreement, arrangement or understanding between (i) the Company, any Company Subsidiary or any Nonprofit Organization, on the one hand, and (ii) any other Affiliate of the Company, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(p) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Cash Merger set forth in Article VII hereof being satisfied or in a violation of any provision of this Agreement;

(q) (i) make any Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any Tax liability, (iii) file any amended Tax Return with respect to any Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any Tax, (vi) surrender any right to claim a material Tax refund or (vi) take any action or enter into any agreement that would jeopardize the Tax exemption of any of the Nonprofit Organizations;

(r) fail to timely satisfy or cause to be timely satisfied all applicable Tax reporting and filing requirements contained in the Code with respect to the transactions contemplated by this Agreement;

(s) make any changes in accounting policies or procedures other than in the Ordinary Course of Business and other than as required by GAAP or a Governmental Authority;

(t) except to the extent necessary to take any actions that the Company, the Company Subsidiaries or the Nonprofit Organizations are otherwise permitted to take pursuant to Section 6.7 (and in such case only in accordance with the terms of Section 6.7), waive any of its rights under, or release any other party from, amend, or fail to enforce its rights under, any standstill provision of any agreement;

(u) fail to timely file any SEC Reports required to be filed pursuant to the Exchange Act prior to the Effective Time; or

(v) enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to take any of the actions described in Sections 6.1(a) through 6.1(v).

6.2 Advice of Changes; Filing. The Company will confer with Acquiror and report on operational matters and other matters as requested by Acquiror. The Company and Acquiror will each promptly provide the other with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

6.3 Shareholders Meeting. As promptly as practicable following the date of this Agreement (and in any event, no later than September 30, 2006), the Company, acting through its Board of Directors, and in accordance with applicable Law, will (i) duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement and the transactions contemplated hereby (including any postponements or adjournments thereof, the “Shareholders Meeting”) and (ii) (A) include the Board Recommendation in the Proxy Statement and (B) use its reasonable best efforts to obtain the necessary approval of this Agreement and the transactions contemplated by this Agreement by the shareholders of the Company.

6.4 Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, the Company will, with the assistance and approval of Acquiror, such approval not to be unreasonably withheld, prepare and mail the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”). Acquiror and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, (i) the Company will provide Acquiror with a reasonable opportunity to review and comment on the Proxy Statement and (ii) Acquiror will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. The Company will cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. Acquiror shall provide the Company with such assistance as it may reasonably request in connection with the solicitation of proxies for the Shareholders Meeting, provided, however, that (A) Acquiror shall not engage any third party in connection with the proxy solicitation process that is objected to by the Company in its sole discretion and (B) such third party engaged by Acquiror in connection with the proxy solicitation process may be dismissed by the Company in its sole discretion at any time.

(b) The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Acquiror agrees that none of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to the Company, any Company Subsidiary or any Nonprofit Organization will be deemed to have been supplied by the Company and information concerning or related to Acquiror will be deemed to have been supplied by Acquiror. If at any time after the date of this Agreement and prior to the date of the Shareholders Meeting any event or circumstances relating to the Company, any Company Subsidiary or any Nonprofit Organization, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company will promptly inform Acquiror and, after consultation with Acquiror, file such amendment or supplement with the SEC. If at any time after the date of this Agreement and prior to the date of the Shareholders Meeting any event or circumstances relating to Acquiror, its officers or directors, should be discovered by Acquiror that should be set forth in an amendment or a supplement to the Proxy Statement, Acquiror will promptly inform the Company and, after consultation with Acquiror, the Company will file such amendment or supplement with the SEC.

(c) The Company will use its reasonable best efforts, after consultation with Acquiror, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Acquiror and the Company agrees to correct any information provided by it for use in the Proxy Statement which will have become false or misleading. The Company will as soon as reasonably practicable notify Acquiror of the receipt of any comments from or other correspondence with the SEC staff with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information (and promptly deliver a copy of such comments, correspondence or request to Acquiror).

6.5 Access to Information. During the period from the execution of this Agreement through the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company will, and will cause each Company Subsidiary and Nonprofit Organization to, afford representatives of Acquiror and its financing sources reasonable access during normal business hours to officers, employees, agents and representatives of the Company, the Company Subsidiaries and the Nonprofit Organizations and to all of their respective properties (including without limitation, access for the purpose of (i) performing any non-intrusive environmental procedures, investigations or studies, or taking other non-intrusive actions related thereto, in connection with obtaining Phase I Environmental Site Assessments for or at the Real Property and (ii) preparing and coordinating programs, objectives and other information related to the integration of the business of the Company with the business of Acquiror and its Affiliates following consummation of the Cash Merger), and will furnish, within a reasonable time, to Acquiror all information (including extracts and copies of books, records, contracts and other documents, including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws) concerning the operations and business of the Company, any Company Subsidiary or any Nonprofit Organization, including access to their respective personnel as Acquiror may reasonably request. In conducting any inspection of any properties of the Company, the Company Subsidiaries or the Nonprofit Organizations, neither Acquiror nor any of its representatives will (A) interfere with the business of the Company, any Company Subsidiary or any Nonprofit Organization conducted at such property, or (B) damage any property or any portion thereof. The Company acknowledges and agrees that Acquiror will be permitted to contact and have discussions with any vendors, suppliers, tenants and subtenants; provided that Acquiror provides the Company with reasonable advance notice of its intention to take any of the foregoing actions and Acquiror agrees to use its reasonable best efforts not to unreasonably interfere with the business of the Company, any Company Subsidiary or any Nonprofit Organization in taking any of the foregoing actions. The Company and Acquiror will each promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

6.6 Confidentiality. (a) All information relating to the Company, the Company Subsidiaries and the Nonprofit Organizations that is obtained by Acquiror pursuant to this Agreement or in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby and (b) all information relating to Acquiror and its Affiliates and financing sources that is obtained by the Company pursuant to this Agreement or in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, will constitute “Confidential Information.” Confidential Information of the other parties to this Agreement may be used or disclosed by the recipient only in connection with this Agreement and each party agrees to protect the confidentiality of the Confidential Information of the other parties in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind and sensitivity, but in no event will less than reasonable care be exercised. The Company and Acquiror agree that all terms and conditions of this Agreement shall be treated as confidential and shall not be disclosed without the other party’s prior written consent, except as required in connection with the Proxy Statement or otherwise by applicable Law or a Governmental Authority. Confidential Information shall not include information that: (i) was in the recipient’s possession prior to being furnished by the disclosing party; (ii) is or becomes publicly available through no breach of the terms of this Agreement by the recipient; (iii) is received by the recipient from a third party who, to the recipient’s knowledge, was not thereby in breach of any confidentiality obligation; or (iv) is independently developed by the recipient without use of the disclosing party’s confidential or proprietary information. In the event any party receives a subpoena or other validly issued administrative or judicial process requesting any portion of the Confidential Information of any other party, it shall provide prompt notice to the other of such receipt and tender to it defense of such demand. Unless the demand shall have been timely limited, quashed or extended, the party receiving the subpoena shall thereafter be entitled to comply with such subpoena or other process to the extent permitted by law. If requested by the disclosing party, the recipient shall cooperate (at the disclosing party’s expense) in the defense of a demand.

6.7 Acquisition Proposals.

(a) The Company agrees that, except in the case of any Person identified on Section 6.7 of the Company Disclosure Schedule (a “Disclosed Qualified Bidder”) or as otherwise permitted in this Section 6.7, (i) it and its officers and directors will not, (ii) the Company Subsidiaries and the Company Subsidiaries’ officers and directors will not, and (iii) its and the Company Subsidiaries’ investment bankers, financial advisors, attorneys, accountants, employees, consultants or other agents, advisors or representatives (collectively, “Representatives”) will not, (A) directly or indirectly, initiate, solicit, cause, encourage or otherwise knowingly facilitate any inquiries or the making, submission or reaffirmation of any proposal or offer with respect to a tender offer or exchange offer, proxy solicitation, merger, reorganization, share exchange, recapitalization, liquidation, dissolution, consolidation, business combination or other similar transaction involving the Company and/or the Company Subsidiaries or any proposal or offer to acquire in any manner an equity or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any Company Subsidiary, in each case other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or (B) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal. The Company will promptly take the steps necessary to inform the Persons set forth in clauses (i), (ii) and (iii) of the foregoing sentence of the obligations undertaken in this Section 6.7, and the Company agrees that it will be responsible for any breach of this Section 6.7 by those Persons. Subject to Section 6.7(b), neither the Company nor its Board of Directors or any committee thereof will approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, or any other agreement, arrangement or understanding relating in any respect to an Acquisition Proposal or propose or agree to do any of the foregoing. Notwithstanding the foregoing, nothing contained in this Agreement will prevent the Company or the Board of Directors from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to an Acquisition Proposal (provided that neither the Company nor its Board of Directors may recommend any Acquisition Proposal unless permitted by Section 6.7(b) and the Company may not fail to make or withdraw, modify or change in a manner adverse to Acquiror all or any portion of the Board Recommendation, and provided further that, notwithstanding anything herein to the contrary, any “stop-look-and-listen” communication by the Company or its Board of Directors to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the shareholders of the Company in connection with the making or amendment of a tender offer or exchange offer containing the substance of a “stop-look-and-listen” communication pursuant to such Rule 14d-9(f)) will not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Acquiror of, all or a portion of the Company Board Recommendation), or (ii) prior to the approval of this Agreement by the Company’s shareholders in accordance with this Agreement, (A) providing access to its properties, books and records and providing information or data to either a Disclosed Qualified Bidder or in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in Section 6.6 (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) or (B) engaging in any negotiations or discussions with a Disclosed Qualified Bidder or with any Person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to taking any of the actions set forth in clauses (A) or (B) of clause (ii) with respect to any Person other than a Disclosed Qualified Bidder, (x) the Board of Directors will have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable Law and (y) the Company will have informed Acquiror promptly following (and in no event later than 24 hours after) the taking by it of any such action; provided that none of the Company, the Board of Directors or any of the Company’s Representatives shall take any of the actions specified in this clause (ii) in respect of an Acquisition Proposal submitted by or on behalf of any Person or its prior or existing Affiliates who received a termination fee from or on behalf of the Company in connection with its prior Acquisition Proposal (an “Prior Contracting Party”) unless and until the Prior Contracting Party shall have returned such termination fee to the Company, which fee will be held in escrow by the Company and either paid to Acquiror on behalf of such Prior Contracting Party in accordance with Section 8.2 of this Agreement or returned to the Prior Contracting Party when such Prior Contracting Party has withdrawn and is no longer pursuing its Acquisition Proposal.

A “Superior Proposal” means a bona fide written Acquisition Proposal that, after taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person or Persons making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and conditions of this Agreement proposed in writing by Acquiror in response to such Acquisition Proposal) and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed. The Company will promptly inform the Persons set forth in clauses (i), (ii) and (iii) of the first sentence of this Section 6.7(a) of the obligations undertaken in this Section 6.7.

(b) Notwithstanding anything in this Section 6.7 to the contrary, if, at any time prior to the approval of this Agreement by the Company’s shareholders in accordance with this Agreement, the Board of Directors determines in good faith, after consultation with and receipt of advice from its financial advisors and legal counsel, in response to a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 6.7(a), that such Acquisition Proposal is a Superior Proposal and that terminating this Agreement to accept such Superior Proposal and/or recommending such Superior Proposal to the shareholders of the Company is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable Law, the Company may terminate this Agreement and/or its Board of Directors may recommend such Superior Proposal to its shareholders, as applicable; provided, however, that the Company will not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence will be void and of no force or effect, unless concurrently with such termination pursuant to this Section 6.7(b) the Company pays to Acquiror the termination amounts payable pursuant to Sections 8.2(b) and 8.2(c); and provided, further, that the Company will not exercise its right to terminate this Agreement and the Board of Directors will not recommend a Superior Proposal to its shareholders pursuant to this Section 6.7(b) unless the Company will have delivered to Acquiror a prior written notice advising Acquiror that the Company or its Board of Directors intends to take such action with respect to a Superior Proposal, specifying in reasonable detail the material terms and conditions of the Superior

Proposal, such notice to be delivered not less than 24 hours prior to the time the action is taken, and, during such 24 hour period, the Company and its advisors will negotiate in good faith with Acquiror to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, in which case this Agreement will remain in full force and effect and the Company will reject such Acquisition Proposal. For avoidance of doubt, the Company acknowledges and agrees that it will not have the right to terminate this Agreement pursuant to this Section 6.7(b) after the Shareholders Meeting (or any postponement or adjournment thereof) if, at the Shareholders Meeting, the Requisite Shareholder Vote is obtained to approve this Agreement.

(c) The Company agrees that (i) it will, and will cause each Company Subsidiary and its and their Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal submitted by a Person who is not a Disclosed Qualified Bidder and (ii) except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to this Section 6.7 (and in such case only in accordance with the terms of this Section 6.7), it will not release any Person from, or waive any provisions of, any confidentiality or standstill agreement to which it or any Company Subsidiary is a party with respect to any Acquisition Proposal. The Company will also, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the twelve months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information or data heretofore furnished to any Person by or on behalf of the Company, any Company Subsidiaries or any Nonprofit Organizations.

(d) The Company will promptly (and in no event later than 24 hours after receipt of an Acquisition Proposal) notify Acquiror (which notice will be provided orally and in writing and will identify any Person making an Acquisition Proposal and set forth in reasonable detail its material terms and conditions) of the Company’s receipt of an Acquisition Proposal after the date hereof, or if any nonpublic information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it, any Company Subsidiary or any of its or any Company Subsidiary’s Representatives and thereafter will keep Acquiror informed, on a current basis, of the status and material terms and conditions of any proposals or offers. The Company will make available to Acquiror (to the extent it has not previously done so) all nonpublic information made available to any Person making an Acquisition Proposal after the date hereof at substantially the same time as it provides it to such other Person.

6.8 Further Action; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or applicable agreement to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form for Certain Mergers and Acquisitions pursuant to the HSR Act and to make other required filings pursuant to other Antitrust Laws with respect to the transactions contemplated by this Agreement, if and to the extent that the parties determine any such filings are required, as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws as soon as practicable.

(b) Acquiror and the Company will, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and thereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or other Person or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby and thereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby and thereby, each of Acquiror and the Company will use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prohibit or materially impair or delay the consummation of the transactions contemplated hereby and thereby; provided, however, that neither Acquiror nor any of its shareholders or Affiliates will be obligated to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or agree to sell, hold separate or otherwise dispose of or conduct its business. Without excluding other possibilities, the transactions contemplated by this Agreement will be deemed to be materially delayed if unresolved objections or suits under any Antitrust Law delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby and thereby beyond the Termination Date.

(d) Subject to the obligations under Section 6.8(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging any transaction contemplated by this Agreement or any other agreement contemplated hereby, (i) each of Acquiror and the Company will cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) each of Acquiror and the Company will use its respective reasonable best efforts to defend, at its own cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 will limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(c) so long as such party has up to then complied in all material respects with its obligations under this Section 6.8.

6.9 Resignations. At or prior to the Closing Date, the Company will cause to be delivered to Acquiror duly signed resignations, effective as of the Effective Time, of the directors and officers (other than the officers listed in Section 2.6 of the Company Disclosure Schedule) of the Company, the Company Subsidiaries and the Nonprofit Organizations and will take such other action as is necessary to accomplish the foregoing.

6.10 Directors’ and Officers’ Liability Insurance; Continued Indemnity; Shareholders’ Litigation. Prior to the Closing Date, the Company will fully pay the applicable premiums to renew, increase and/or extend the Company’s existing directors’ and officers’ liability insurance policy or policies (or purchase a “run off” policy) (the “Policies”) to provide continuing liability coverage to the directors and officers of the Company immediately prior to the Effective Time for claims made against such officers and/or directors for actions taken by or omitted to be taken by them prior to the Closing Date (a) for a period of six years following the Closing Date and (b) with a maximum amount of at least $10,000,000. Acquiror acknowledges and agrees that, regardless of whether the Closing occurs, the Company (or the Surviving Corporation) shall indemnify the directors and officers of the Company who served the Company in that capacity at any time after September 30, 2005 to the extent described in the indemnification provisions set forth in the amended and restated bylaws of the Surviving Corporation in the form attached hereto as Exhibit B. Acquiror further acknowledges and agrees that the Company (or the Surviving Corporation) shall, to the extent permitted by applicable Law, honor a prior determination made under the Company bylaws in effect as of September 30, 2005, that advancement of litigation defense expenses and indemnification of the current directors and officers is proper. The Company will allow Parent and Acquiror to direct all negotiations and proceedings with respect to the settlement of the Shareholders’ Litigation.

6.11 Public Announcements. Each of the Company and Acquiror agrees that no public release or announcement concerning the transactions contemplated by this Agreement will be issued by any party without the prior written consent of the Company and Acquiror (which consent will not be unreasonably withheld or delayed), except as such release or announcement may be required by Law, in which case the party required to make the release or announcement will use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.12 Cooperation; Financial Data.

(a) The Company will, and will cause its Subsidiaries to, cooperate reasonably and in good faith, at Acquiror’s request and expense, in providing documentation, participating in meetings, answering questions and otherwise providing information about the Company and its assets, employees, history and business and such other information or cooperation as may be reasonably requested by Acquiror from time to time after the date of this Agreement in order to help facilitate: (i) obtaining of any required governmental approvals to consummate the Cash Merger; (ii) implementation of Acquiror’s desired post-Closing organizational structure for the Company; (iii) planning for the continued post-Closing operation of the Company’s business; (iv) financing arrangements related to the Cash Merger or the post-Closing operation of the Company’s business; and (v) such other events or circumstances for which the Company’s and the Subsidiaries’ cooperation would be helpful and for which Acquiror reasonably requests such cooperation.

(b) As soon as practicable, but in any event no later than 10 business days after each calendar month-end following the date of this Agreement that occurs prior to the Effective Time, the Company will deliver to Acquiror a copy of the Company’s internal operating balance sheet and internal profit and loss statement (prepared in form and substance on a basis consistent with past practice).

6.13 Nonprofit Organizations.

(a) In connection with the Cash Merger, at the Effective Time, the Surviving Corporation will assume control of the boards of directors of the Nonprofit Organizations. Acquiror has agreed that the Surviving Corporation shall do so as an accommodation to the Company and in acknowledgment of the ancestral heritage of the Company’s shareholders and the history of the Atrisco Land Grant and the Real Property. Acquiror will cause the Surviving Corporation to continue to operate the Nonprofit Organizations as nonprofit organizations in keeping with their charitable or other exempt purposes. The parties acknowledge and agree that no part of the Cash Merger Consideration is intended to be, or will be construed as or accounted for as, payment or consideration for any of the assets of the Nonprofit Organizations.

(b) At the Effective Time, the Surviving Corporation will contribute to the Trust the Santa Clara Cemetery, the San Jose de Armijo Cemetery, the Evangelico Cemetery (collectively, the “Cemeteries”) and the church known as La Capillita Antigua, San Jose de Ranchos de Atrisco and Cemetery (the “Church”), all of which are located on the Real Property. Without limiting the foregoing, Acquiror will cause the Surviving Corporation to honor all historical and hereditary rights and privileges of Atrisco Land Grant heirs, their families and others in the Atrisco community with respect to burial in the Cemeteries. Acquiror may, in its discretion, cause the Surviving Corporation to reorganize or restructure the Nonprofit Organizations and their assets in order to operate them more efficiently or effectively, provided such restructuring or reorganization does not result in the disturbance of the Cemeteries (including access thereto) or disruption in the operation or maintenance of the Cemeteries or the Church. Additionally, Acquiror may, in its discretion, cause the Surviving Corporation to create one or more new nonprofit organizations or establish one or more trusts or other appropriate entities and endow such entities with sufficient assets so as to provide for their continued operation; provided, that any such arrangement must be adequate to provide reasonable assurance of continuing compliance with Acquiror’s obligations pursuant to this Section 6.13.

(c) In the event that the Surviving Corporation is sold (through a stock or asset sale) or merged with or into another Person in a transaction in which the Surviving Corporation is not the survivor, the Surviving Corporation will use commercially reasonable efforts to ensure that the acquiring Person continues to honor Acquiror’s and the Surviving Corporation’s commitments pursuant to this Section 6.13, or to make other arrangements reasonably designed to ensure such ongoing performance.

6.14 Employees. Except for any officers of the Company immediately prior to the Effective Time who are not identified in Section 2.7 of the Company Disclosure Schedule or who otherwise resign from the Company, Acquiror will cause the Surviving Corporation to continue to employ all employees of the Company, the Company Subsidiaries and the Nonprofit Organizations at their current compensation and benefit levels (as of the date of this Agreement) for a period of not less than twelve months following the Effective Time, subject to the Surviving Corporation’s right to terminate any such employees for cause during such twelve month period.

6.15 Title and Title Insurance.

(a) The Company shall request the Title Insurer to deliver to Acquiror a current Commitment for Title Insurance or a Preliminary Title Report, together with legible copies of all documents referred to therein (collectively, the “Title Report”) from the Title Insurer. The Title Report shall show the status of title to the Real Property as of the date of the Title Report and shall list the Company as the proposed insured.

(b) The Company, at Acquiror’s expense, shall cooperate with Acquiror in causing the Title Insurer to deliver to the Company (i) at Closing an unconditional commitment to issue an ALTA owner’s comprehensive policy of title insurance, including owner’s comprehensive endorsements in the form of NM56 (as to unimproved land) and NM57 (as to improved land) and a non-imputation endorsement in the form of NM28 (collectively, the “Owner’s Title Policy”) and a pro forma title policy and (ii) as soon after the Closing as is reasonably possible, the Owner’s Title Policy. The Company will cooperate with Acquiror and the Title Insurer with respect to executing and delivering any affidavits or other documents or certificates required by the Title Insurer as a condition precedent to its issuance of (A) an unconditional commitment to issue the Owner’s Title Policy and a pro forma title policy and (B) the Owner’s Title Policy. The Owner’s Title Policy shall be issued by the Title Insurer in the amount not less than $250,000,000, effective as of the Closing Date or as soon as reasonably possible thereafter, and shall insure the Company that fee simple title to the Real Property is vested in the Company, subject only to: (i) the usual printed exceptions and exclusions contained in such title insurance policies; and (ii) the exceptions to title approved in writing by Acquiror.

6.16 Further Action. Each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement, including a written instruction letter to the Paying Agent to proceed with the actions required by this Agreement.

6.17 Creation and Funding of Trust for Charitable Programs. The parties further agree that, prior to the Effective Time, a charitable trust shall be formed by the Company in accordance with law and subject to the terms of this Agreement to promote and preserve the ancestral and cultural heritage of the Company’s shareholders and the history of the Atrisco Land Grant and the Real Property and to otherwise serve the local community (the “Trust”). The Trust will be organized substantially in the form attached hereto as Exhibit C. The Surviving Corporation will commit to donate $1,000,000 per year for 100 years following the Effective Date (an aggregate of $100,000,000) to support the establishment and operation of the Trust. On the Closing Date, Acquiror shall deposit with an escrow agent reasonably acceptable to the Company, for the benefit of the Trust pending its formation and the occurrence of the Effective Time, $2,000,000, representing the first and second annual contribution by the Surviving Corporation to the Trust.

ARTICLE VII

CONDITIONS PRECEDENT TO CASH MERGER

7.1 Mutual Conditions to Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing, of each of the following conditions:

(a) This Agreement will have been approved by the shareholders of the Company by the Requisite Shareholder Vote in accordance with the Company’s articles of incorporation, bylaws and the NMBCA;

(b) No Law which prohibits, restrains or enjoins the consummation of the transactions contemplated by this Agreement will have been enacted, entered, promulgated or enforced by any United States federal or state Governmental Authority, unless failing to comply with such Law would not, individually or in the aggregate, reasonably be expected to either result in a Material Adverse Effect or lead to the criminal prosecution of any officer or director of Acquiror, the Company or their respective Affiliates; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8;

(c) No action, suit or proceeding instituted by any United States federal or state Governmental Authority will be pending seeking to prohibit, restrain or enjoin or challenging the consummation of the transactions contemplated by this Agreement, unless any such action, suit or proceeding would not, individually or in the aggregate, reasonably be expected to either result in a Material Adverse Effect or lead to the criminal prosecution of any officer or director of Acquiror, the Company, or their respective Affiliates; and

(d) (i) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act will have been terminated or will have expired and (ii) all other required approvals pursuant to any Antitrust Law of any Governmental Authority will have been obtained or waiting periods thereunder will have been terminated or will have expired, unless if failure to obtain such approval or failure of such waiting period to terminate or expire would not, individually or in the aggregate, reasonably be expected to either result in a Material Adverse Effect or lead to the criminal prosecution of any officer of director of Acquiror, the Company, or their respective Affiliates.

(e) The Spin-Off shall have been completed as of the Business Day immediately preceding the Closing Date, and all documents required to be delivered in connection with the Spin-Off shall have been executed and delivered by all parties thereto.

7.2 Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate the transactions contemplated by this Agreement will be further subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of the Company set forth in Article IV will be true, complete and correct in all material respects (without regard to any materiality or Material Adverse Effect qualifiers) as of the date of this Agreement and as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty will be true, complete and correct as of such specific date);

(b) The Company will have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time;

(c) The Company will have delivered to Acquiror its audited annual financial statements (or if audited financial statements are not available, unaudited financial statements, provided such unaudited financial statements have undergone at least a review by the Company’s independent auditors) for all annual accounting periods ended after the Balance Sheet Date containing an unqualified opinion by its independent auditors that is not modified in any way by an explanatory paragraph relating to the consistency of the application of accounting principles, ability to continue as a going concern or for any other matter.

(d) There will not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(e) The Dissenting Shares will not constitute more than ten percent (10%) of the issued and outstanding Shares;

(f) Each of the key employees of the Company identified in Section 7.2(f) of the Company Disclosure Schedule (each, a “Key Employee”) will continue to be employed in the position set forth opposite such Person’s name in Section 7.2(f) of the Company Disclosure Schedule, unless, in each case, such Key Employee will no longer be so employed as a result of (i) death or disability or (ii) termination by the Company for cause; provided, however, that, except as provided in Section 6.14, nothing in this Agreement will be construed as being or creating an obligation of Acquiror or the Company, as the Surviving Corporation in the Cash Merger, to continue the employment of any such Key Employee following the Closing; and

(g) Acquiror will have received the formal resignation of each person serving as a director of the Company effective at the Effective Time.

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement will be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) The representations and warranties of Acquiror set forth in this Agreement will be true and correct in all material respects, in each case as of the date of the date of this Agreement and as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty will be true and correct in all material respects as of such specified date); and

(b) Acquiror will have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination before Effective Time. As set forth below, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to or on the Effective Time notwithstanding approval thereof by the shareholders of the Company:

(a) by mutual written consent of each party hereto;

(b) by any party hereto if any United States federal or state Governmental Authority will have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or will have become final and nonappealable;

(c) by any party if the Effective Time has not occurred on or before the earlier of (i) October 15, 2006 or (ii) the date on which the conditions to such party’s obligations as set forth in Article VII become incapable of being satisfied, unless such condition is waived by such party (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to the party seeking to terminate if the failure of the Effective Time to occur on or before the Termination Date is the result of such party’s breach of any representation or covenant contained in this Agreement or the failure of such party to use its reasonable efforts to satisfy the conditions precedent to the obligation of the other party to consummate the transactions contemplated by this Agreement; provided, further, however, that if the Shareholders Meeting has not occurred by the Termination Date, then either party (so long as such party is not in breach of this Agreement) may elect to extend the Termination Date in order to provide for the holding of the Shareholders Meeting, but in no event shall the Termination Date be extended past November 15, 2006; provided, further, however, that the Termination Date will be extended for a period of time equal to the effectiveness of any temporary injunction issued by any Governmental Authority with respect to the holding of the Shareholders Meeting or the consummation of the transactions contemplated by this Agreement;

(d) by the Company (i) if there will have been a failure of any condition to the Company’s obligations set forth in Section 7.3 (and such condition has not been waived by the Company) or a material breach of any material representation, warranty, covenant or agreement on the part of Acquiror contained in this Agreement, or if any such representation or warranty will have become untrue or inaccurate, such that (A) the conditions set forth in Sections 7.3(a) or 7.3(b) would not be capable of being satisfied and (B) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, will not have been cured prior to the earlier of (1) 30 Business Days following notice of such breach and (2) the Termination Date; provided that the Company will not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any such representation or warranty will have become materially untrue or inaccurate, or (ii) prior to the adoption and approval of this Agreement by the shareholders of the Company, in accordance with, and subject to the terms and conditions of, Section 6.7(b);

(e) by Acquiror (i) if there will have been a failure of any condition to Acquiror’s obligations set forth in Section 7.2 (and such condition has not been waived by Acquiror) or the breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or if any such representation or warranty will have become untrue or inaccurate, such that (A) the condition set forth in Section 7.2(a) would not be capable of being satisfied and such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, will not have been cured prior to the earlier of (1) 30 Business Days following notice of such breach and (2) the Termination Date or (B) the condition set forth in Section 7.2(b) would not be capable of being satisfied and such breach is not capable of being cured or, if reasonably capable of being cured, will not have been cured prior to the earlier of (i) 30 Business Days following notice of such breach and (2) the Termination Date; provided that with respect to clause (A) or (B), the amount of damages reasonably suffered by Acquiror as a result any such breach following any cure efforts would exceed $500,000; provided that Acquiror will not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Acquiror is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any such representation or warranty will have become untrue or inaccurate, or (ii) if the Board of Directors (A) will have withdrawn, modified or changed (it being understood and agreed that any “stop-look-and-listen” communication by the Board of Directors to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the shareholders of the Company in connection with the commencement of a tender offer or exchange offer containing the substance of a “stop-look-and-listen” communication pursuant to Rule 14d-9(f), will not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement) in a manner adverse to Acquiror its approval or recommendation of the transactions contemplated by this Agreement, or will have resolved to effect any of the foregoing, or (B) will have recommended to the shareholders of the Company an Acquisition Proposal other than the transactions contemplated hereunder, or will have resolved to effect any of the foregoing;

(f) by any party if, upon a vote thereon at the Shareholders Meeting or any postponement or adjournment thereof, this Agreement will not have been approved by the Requisite Shareholder Vote.

8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of any party hereto, except with respect to Section 6.6, this Section 8.2, Section 8.3 and Article IX, which will survive such termination; provided, however, that nothing herein will relieve any party from liability for any willful and material breach hereof.

(b) In the event that this Agreement is terminated pursuant to Section 8.1(a), 8.1(b), 8.1(c), 8.1(d)(ii), 8.1(e) or 8.1(f), Acquiror will be entitled to the return of the full amount of the Deposit paid pursuant to Section 2.1, together with all interest accrued thereon. In the event this Agreement is terminated pursuant to Section 8.1(a), 8.1(d)(ii) or 8.1(e)(ii) or by the Company pursuant to Section 8.1(c), the Company shall pay to Acquiror the full amount of the SHNM Termination Fee paid by Acquiror pursuant to Section 2.1. In the event this Agreement is terminated pursuant to Section 8.1(b), the Company shall pay to Acquiror $5,000,000 of the SHNM Termination Fee paid by Acquiror pursuant to Section 2.1. If this Agreement is terminated pursuant to Section 8.1(d)(i), the Company will be entitled to be paid the full amount of the Deposit, together with all interest accrued thereon, as liquidated damages and its sole and exclusive remedy for any breach or liability of Acquiror under this Agreement, it being acknowledged that such amount is intended as a reasonable estimate of the Company’s damages in such event, and is not intended as a penalty. Acquiror will instruct the Paying Agent to wire the Deposit, together with all interest accrued thereon, in immediately available funds, to Acquiror or the Company, as applicable, in accordance with this Section 8.2(b), as promptly as practicable (but in any event within two Business Days) after termination of this Agreement.

(c) In addition, in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Acquiror pursuant to Section 8.1(e)(i) or (e)(ii), then the Company will promptly pay Acquiror the sum of the SunCal Expenses as liquidated damages in addition to the return of its Deposit and the amounts payable pursuant to Section 8.2(b). In the event this Agreement is terminated by Acquiror pursuant to Section 8.1(e)(i) as a result of the Company’s intentional or willful breach after the date of this Agreement of its representations, warranties or covenants, then the Company will promptly pay Acquiror the SHNM Termination Fee paid by Acquiror pursuant to Section 2.1 as liquidated damages in addition to the return of its Deposit and the SunCal Expenses. In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(i), then Acquiror will promptly pay the Company the sum of $5,000,000 as liquidated damages, which payment may be satisfied by the release of the Deposit by the escrow agent holding said Deposit to the Company, as provided in Section 8.2(b) above. The parties agree that the foregoing amounts are reasonable estimates of their respective damages in the applicable circumstances and that such amounts are not intended as, and do not, constitute penalties. The Company or Acquiror, as and to the extent applicable, will pay the amounts owed under this Section 8.2(c) to the other party as promptly as practicable (but in any event within two Business Days) after termination of this Agreement pursuant to Section 8.1(d)(i) or (d)(ii) or Section 8.1(e)(i) or (ii) payable by wire transfer of immediately available funds.

(d) If (A) this Agreement is terminated pursuant to Section 8.1(c) or 8.1(f) and (B) on or before the 18-month anniversary of such termination (the “Restricted Period”), the Company enters into an agreement providing for the implementation of an Acquisition Proposal or consummates an Acquisition Proposal (whether or not any such Acquisition Proposal was communicated to the Company prior to or following termination of this Agreement), the Company shall pay to Acquiror the sum of the SunCal Expenses plus the aggregate amount of the SHNM Termination Fee not previously reimbursed pursuant to Section 8.2(b) plus the aggregate amount of any Company Expenses actually paid by Acquiror pursuant to Section 8.3, as liquidated damages in addition to the amounts payable pursuant to Section 8.2(b). The parties agree that the foregoing amounts are reasonable estimates of their respective damages in the applicable circumstances and that such amounts are not intended as, and do not, constitute penalties. The Company will pay the amount owed under this Section 8.2(d) to Acquiror by wire transfer of immediately available funds as promptly as practicable (but in any event within two Business Days) after the execution of an agreement providing for the implementation of an Acquisition Proposal. If this Agreement is terminated pursuant to Section 8.1(c) or 8.1(f) and the Company does not enter into an Agreement during the Restricted Period providing for the implementation of an Acquisition Proposal, the Company will no longer be obligated to pay SunCal any portion of the SHNM Termination Fee or any SunCal Expenses or any Company Expenses actually paid by the Acquiror pursuant to Section 8.3.

(e) The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties hereto would enter into this Agreement; accordingly, if a party fails to timely pay any amount required to be paid by it pursuant to this Section 8.2 (such party, the “Payor”), and, in order to obtain the payment, the party entitled to receive such payment pursuant to this Section 8.2 (such other party, the “Payee”) commences a suit which results in a judgment against the Payor for the payment set forth in this Section 8.2, the Payor will pay to Payee its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with this suit, together with interest on the amount due from each date for payment until the date of the payment at the prime rate (as published in The Wall Street Journal on the date the payment was required to be made) plus one percentage point.

8.3 Expenses. Except as otherwise specifically provided in this Agreement, each party will bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided that Acquiror shall be exclusively responsible for all filing fees in connection with filings to be made, if any, under the HSR Act. Notwithstanding the foregoing, Acquiror will promptly (and in any event within two Business Days after the date hereof) reimburse the Company for all Company Expenses (as defined below) upon Acquiror’s receipt of documentation reasonably acceptable to Acquiror evidencing the Company’s payment of such Company Expenses. For purposes of this Agreement, “Company Expenses” includes reasonable legal, financial advisor, fairness opinion, appraisal, due diligence, Board attendance fees, directors’ and officers’ liability insurance premiums, accounting, proxy solicitor, SEC and other reasonable out-of-pocket fees and expenses incurred by the Company prior to termination of this Agreement in connection with the transactions contemplated by the ANM Merger Agreement, the Sedora Merger Agreement and this Agreement, not to exceed $3.0 million in the aggregate. For the avoidance of doubt, “Company Expenses” shall include, without limitation, (i) any legal fees and expenses incurred in connection with the defense of the Company or any of its directors and officers for which the Company is responsible in connection with any related shareholder litigation, but not any amounts paid in settlement thereof, and (ii) all expenses related to the solicitation, counting and certification of proxies, but shall not include any fees and expenses incurred by the Company in connection with its consideration of any Acquisition Proposal made after the date of this Agreement. If this Agreement is terminated by the Company pursuant to Section 8.1(c) or 8.1(d)(ii) or by Acquiror pursuant to Section 8.1(e)(i) or (e)(ii), the Company shall pay (without duplication) to Acquiror the aggregate amount of any Company Expenses actually paid by Acquiror pursuant to this Section 8.3, as liquidated damages in addition to the amounts payable pursuant to Section 8.2. The parties agree that the foregoing amounts are reasonable estimates of their respective damages in the applicable circumstances and that such amounts are not intended as, and do not, constitute penalties. The Company will pay the amount owed under this Section 8.3 to Acquiror as promptly as practicable (but in any event within two Business Days after termination of this Agreement). For purposes of this Agreement, “SunCal Expenses” includes reasonable legal, financial advisor, appraisal, due diligence, accounting, proxy solicitor, SEC and other reasonable out-of-pocket fees and expenses incurred by SunCal prior to termination of this Agreement in connection with the transactions contemplated by this Agreement.

8.4 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and (b) this Article IX.

9.2 Materiality; Company Disclosure Schedule. As used in this Agreement, unless the context would require otherwise, the terms “material” or “material to the Company” and the concept of the “material” nature of an effect upon the Company will be measured relative to the entire business of the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole.

9.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail (in either case with electronic confirmation of receipt) at the facsimile telephone number or email address specified in this Section 9.3 prior to 5:00 p.m. (Albuquerque, New Mexico time) on a Business Day; (b) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail (in either case with electronic confirmation of receipt) at the facsimile telephone number or email address specified in this Section 9.3 later than 5:00 p.m. (Albuquerque, New Mexico time) on any date and earlier than 11:59 p.m. (Albuquerque, New Mexico time) on such date; (c) the Business Day after dispatch for overnight delivery, if sent by a nationally recognized overnight courier service; or (d) actual receipt by the party to whom such notice is required to be given. The address for such notices and communications will be as follows:

If to the Company:

Westland Development Co., Inc.

401 Coors Boulevard, NW

Albuquerque, New Mexico 87121

Fax: (505) 831-4865

Email: bpage@westlandnm.com

Attention: Barbara Page, President

with a copy to:

Westland Development Co., Inc.

401 Coors Boulevard, NW

Albuquerque, New Mexico 87121

Fax: (505) 831-4865

Email: rsimon7@aol.com

Attention: Robert S. Simon, Esq.

if to Acquiror, to:

SCC Acquisition Corp.

c/o SunCal Companies

2392 Morse Avenue

Irvine, California 92614

Fax: (505) 878-9852

Email: wmyers@suncal.com

Attention: Mark Magstadt

                 Bill Myers

                 Bruce Cook, Esq.

with a copy to:

Jones Day

222 East 41st Street

New York, NY 10036

Fax: (212) 755-7306

Email: raprofusek@jonesday.com

Attention: Robert A. Profusek, Esq.

9.4 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.5 Entire Agreement. This Agreement and the Company Disclosure Schedule constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

9.6 Assignment. This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties (which consent may be granted or withheld in the sole discretion of such other party), except that the Agreement may be assigned (in whole but not in part) (a) to an Affiliate of a party hereto or (b) by Acquiror to any of its Affiliates or their respective financing sources; provided that the party making such assignment will not be released from its obligations hereunder. Any attempted assignment in violation of this Section 9.6 will be void.

9.7 No Third Party Beneficiaries. Except for Section 6.10, this Agreement will be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Governing Law. This Agreement and the legal relations between the parties will be governed by, and construed in accordance with, the laws of the State of Delaware, except to the extent the laws of the State of New Mexico are required to apply to the Cash Merger (without giving effect to choice of law principles thereof).

9.9 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court sitting in Albuquerque, New Mexico, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal and state courts sitting in Albuquerque, New Mexico in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal and state courts sitting in Albuquerque, New Mexico and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.3.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and by facsimile signature, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

9.11 Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

9.12 Knowledge. As used throughout this Agreement, the term “knowledge” (and its variation, “know”) means the actual awareness of a particular fact or circumstance and the awareness of a fact or circumstance that a prudent individual could reasonably be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation and due inquiry concerning the fact or circumstance. In all instances, “knowledge” of the Company, the Company Subsidiaries and/or the Nonprofit Organizations shall be deemed to include, without limitation, the collective knowledge of all of the directors and officers of the Company.

[signature page follows]

IN WITNESS WHEREOF, the Company and Acquiror have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WESTLAND DEVELOPMENT CO., INC.

By:	/s/ BARBARA PAGE
Barbara Page
President

SCC ACQUISITION CORP.

By:	/s/ BRUCE ELIEFF
Bruce Elieff
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Restated

Articles of Incorporation

of

Westland Development Co., Inc.

Westland Development Co., Inc. (NMPRC #3179900) adopts the following Restated Articles of Incorporation under the New Mexico Business Corporation Act:

Article I: The name of this corporation shall be Westland Development Co., Inc.

Article II: The period of this corporation’s existence shall be in perpetuity.

Article III: This corporation shall have all of the powers granted to business corporations by the New Mexico Business Corporation Act (Sections 53-1 through 53-18 NMSA 1978).

Article IV: The corporation has authority to issue 1,000 shares of common stock. The board of directors may divide any or all classes into series, and may fix and determine the designations, preferences, privileges and voting powers, and the restrictions and qualifications thereof, of the shares of each series so established.

Article V: The corporation shall indemnify each of its directors, officers, employees, and agents to the fullest extent permissible under NMSA Section 53-11-4.1l; provided, however, that such indemnification shall only be available with respect to facts, events or circumstances arising or occurring after the effective date of these Restated Articles of Incorporation. Subject to the proviso in the preceding sentence, indemnification of directors and officers shall be mandatory in all circumstances in which indemnification is permitted by law.

Article VI: To the fullest extent permitted by the New Mexico Statutes as in effect from time to time, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director on or after the effective date of these Restated Articles of Incorporation. Any repeal or modification of this article shall not increase the liability of a director of the corporation arising out of acts or omissions occurring before the repeal or modification becomes effective.

Article VII: The board of directors may, from time to time, make distributions to shareholders that do not violate the provisions of NMSA Section 53-11-44, in cash or property.

These Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as amended, and supersede the original Articles of Incorporation and all previous amendments.

Executed , 2006.	Westland Development Co., Inc.

By:
Barbara Page
President

SCC Acquisitions, Inc.

By:
Name:
Title:

Exhibit B

Amended and Restated

Bylaws

of

Westland Development Co., Inc.

(As Adopted                      , 2006)

Section 1

Offices, Corporate Seal, and Share Certificates

1.1 Offices. The corporation shall maintain a principal office in New Mexico. The corporation may maintain offices and transact business at any place designated by the board of directors.

1.2 Corporate Seal. A corporate seal is not required on any instrument executed for the corporation. If a corporate seal is used, it shall be a circle having on its circumference the words “Corporate Seal.”

1.3 Certificates for Shares. Certificates representing the shares of the corporation shall be in such form as shall be determined by the board of directors. Such certificates shall be signed by any officer of the corporation.

1.4 Transfer of Shares. Shares of stock of the corporation shall be transferable on the books of the corporation only by the holder of record in person or by a duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares.

1.5 Lost Certificates. If any certificate for shares of the corporation is lost, stolen, or destroyed, the board of directors of the corporation may authorize the issuance of a replacement certificate on such terms and conditions as the board may require, including provision for indemnification of the corporation secured by a bond or other adequate security sufficient to protect the corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of the certificate or the issuance of the replacement certificate.

Section 2

Shareholders

2.1 Annual Meetings. The corporation shall hold annual meetings of shareholders as designated by the board of directors. At the annual meeting shareholders shall elect a board of directors and may transact any other business properly brought before the meeting.

2.2 Special Meetings. The president may and the president or secretary shall, on written request of a majority of the board of directors or of shareholders owning not fewer than one-third of the outstanding voting shares of the corporation, call special meetings of the shareholders, for any purpose or purposes unless otherwise prescribed by statute. The written request and the notice of the special meeting shall state the purposes of the meeting and the business transacted at the meeting shall be limited to the purposes stated in the notice.

2.3 Time and Place of Meetings. The board of directors, the president, or the secretary shall fix the time and place of all meetings of shareholders.

2.4 Voting. Subject to the articles of incorporation and the requirement for cumulative voting for the election of directors, each shareholder is entitled to one vote, in person or by proxy, for each voting share held. Shareholders entitled to vote at the meeting shall be determined as of 4 p.m. on the business day before notice of the meeting is sent. No proxy shall be voted or acted upon after eleven months from its date, unless the proxy provides for a longer period.

2.5 Notice of Meetings. The corporation shall give written notice of annual and special meetings, stating the place, date, hour, and, in the case of special meetings, the purposes of the meeting, to each shareholder entitled to vote at the meeting not less than ten nor more than 50 days before the meeting unless otherwise prescribed by statute.

2.6 List of Shareholders. The corporation shall prepare and make available, no more than two days after notice of a meeting of shareholders is sent, a complete alphabetical list of all shareholders entitled to notice of the meeting, arranged by voting groups (if any) and showing the address and the number of shares registered in the name of each shareholder. The list shall be available for inspection and copying by any shareholder.

2.7 Quorum and Adjournment. The holders of a majority of the shares entitled to vote at any meeting of the shareholders, present in person or by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by statute. If a quorum is not present at any meeting, a majority of the shareholders entitled to vote and present at the meeting in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At an adjourned meeting, when a quorum is present, the shareholders may transact any business they might have transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, the corporation shall give notice of the adjourned meeting to each shareholder entitled to vote at the meeting.

2.8 Majority Required. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power present and voting shall decide any question brought before the meeting, unless an express provision of a statute or of the articles of incorporation requires a different vote. If a meeting commenced with a quorum, business may continue until adjournment of the meeting notwithstanding the withdrawal or temporary absence of sufficient shares to reduce the number present to less than a quorum; provided that the affirmative vote must be such as would constitute a majority if a quorum were present.

2.9 Action Without Meeting. The shareholders may take any action they could take at a meeting without a meeting, without prior notice and without a vote, if the holders of all shares entitled to vote on the action sign a written consent setting forth the action taken. Such a consent may be signed in counterparts.

2.10 Waiver of Notice. Attendance of a shareholder at a meeting: (i) waives objection to lack of notice or defective notice unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented. Any shareholder may waive notice of a meeting of shareholders by executing a written waiver of notice.

Section 3

Directors

3.1 Number and Election. The board of directors shall initially consist of three members, however, the number of directors may be changed from time to time by resolution of the board of directors. Except as provided in these Bylaws for the filling of vacancies, the shareholders shall elect the directors at the annual meeting. Each director shall hold office until a successor is elected and qualifies, or until such director’s earlier resignation or removal. Directors need not be shareholders.

3.2 Vacancies. A majority of the directors then in office, though less than a quorum, or a sole remaining director may fill vacancies and newly created directorships. A director so chosen shall hold office until a successor is elected and qualifies, or until such director’s earlier resignation or removal.

3.3 Powers. The board of directors shall manage the business of the corporation and may exercise all powers of the corporation and do all lawful acts and things permitted by statute or by the articles of incorporation.

3.4 Place of Meetings. The board of directors of the corporation may hold its meetings either in or out of New Mexico. At the discretion of the board of directors, meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

3.5 Annual Meetings. The board of directors shall hold its annual meeting immediately following the annual meeting of shareholders at the place announced at the annual meeting of shareholders. No notice is necessary to hold the annual meeting, provided a quorum is present. If a quorum is not present, the annual meeting shall be held at the next regular meeting or as a special meeting.

3.6 Regular Meetings. The board of directors may hold regular meetings without notice at the times and places determined by the board of directors.

3.7 Special Meetings. The president or secretary may, and on written request of two directors shall, call special meetings of the board of directors on not less than one day’s notice to each director personally, or by facsimile, overnight courier, telegram or telephone, or on not less than five days’ notice to each director by mail.

3.8 Quorum. Except as otherwise specifically provided by statute or by the articles of incorporation, a majority of the members of the board of directors then in office shall constitute a quorum of the board of directors. The concurrence of a majority of those present and voting shall be sufficient to conduct the business of the board. If a quorum is not present, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Action Without Meeting. The board of directors or any committee thereof may take any action without a meeting if all directors or members of the committee, as the case may be, consent to the action in writing. The writing or writings shall be filed with the minutes of the board of directors. Such a consent may be signed in counterparts.

3.10 Waiver of Notice. Attendance or participation of a director at a meeting waives any required notice unless the director at the beginning of the meeting or promptly on his arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. Any director may waive notice of any meeting by executing a written waiver of notice.

3.11 Compensation. The corporation may pay, or reimburse the directors for, the expenses of attendance at each meeting of the board of directors. The corporation may pay the directors a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. Such payment shall not preclude any director from serving the corporation and receiving compensation in any other capacity. The board of directors shall establish and set forth in its minutes the amount or rate of compensation of directors.

3.12 Voting. Notwithstanding any other provision of these Bylaws to the contrary, any and all actions to be taken or approved by the board of directors (whether by an action without a meeting or at an annual meeting, a regular meeting or a special meeting) must be approved by a majority of all of the members of the board of directors.

Section 4

Officers

4.1 Appointment of Officers. The officers of the corporation shall be chosen by the board of directors at the annual meeting and may, but need not, include a president, vice president, secretary, and treasurer and such other officers and agents as the board of directors deems necessary or appropriate. Any number of offices may be held by the same person.

4.2 Tenure and Duties of Officers. Officers shall hold their offices at the pleasure of the board of directors, shall have the titles designated by the board of directors, and shall exercise the powers and perform the duties determined from time to time by the board of directors.

4.3 Compensation. The board of directors shall determine from time to time the compensation of the officers. An officer shall not be prevented from receiving compensation because of service as a director. The minutes of the meetings of the board of directors shall set forth the compensation of the officers or the method of fixing the compensation of the officers.

4.4 Vacancies. The board of directors may fill at any time a vacancy in any office because of death, resignation, removal, disqualification or otherwise.

4.5 Chairman of the Board. The chairman of the board, if one is appointed and serving, shall preside at all meetings of the shareholders and of the board of directors and shall perform any other duties the board of directors assigns.

4.6 President. If a chairman of the board is not appointed, is not serving, or is absent, the president shall preside at meetings of the shareholders and of the board of directors. Subject to policies established by the board of directors, the president shall be the chief operating officer of the corporation. The president may sign deeds, conveyances, contracts, agreements, certificates evidencing shares, and all other instruments requiring execution on behalf of the corporation.

4.7 Vice Presidents. There shall be as many vice presidents as the board of directors chooses to appoint. Vice presidents shall perform the duties assigned to them by the board of directors or the president. Any one of the vice presidents, as authorized by the board of directors, shall have all the powers and perform all the duties of the president if the president is temporarily absent or unable to act.

4.8 Secretary. The secretary shall keep, or cause to be kept, minutes of all meetings of the shareholders, board of directors and committees. The secretary is the custodian of the corporate seal, if any, and shall affix it to documents when necessary or appropriate. The secretary shall give or cause to be given required notices of all meetings of the shareholders or board of directors. The secretary shall have custody of the books and records of the corporation, except the books of account, and in general shall perform all the duties incident to the office of secretary of a corporation and such other duties as may be assigned by the board of directors or the president.

4.9 Treasurer. The treasurer shall have custody of the funds and securities of the corporation and the books of account. The treasurer shall see to the deposit of the funds of the corporation in the bank or banks the board of directors designates. The books of account shall be monitored on a current basis under the treasurer’s direction and supervision. The treasurer shall render financial statements to the president and to all directors at proper times. The treasurer shall have charge of the preparation and filing of reports, financial statements, and returns as required by law. The treasurer shall give the corporation a fidelity bond as required by law or by the board of directors, with the premium therefor paid by the corporation as an operating expense.

Section 5

Committees

5.1 Committees. The board of directors may establish regular or special committees. The resolution establishing a regular or special committee shall set forth its powers and duties. In the discretion of the board of directors, persons serving on a regular or special committee need not be directors. The corporation may pay members of regular or special committees compensation for attending committee meetings.

5.2 Minutes of Committee Meetings. The chairman of each regular or special committee designated by the board of directors shall keep, or cause to be kept, minutes of meetings of such committees and shall file the minutes with the secretary of the corporation.

Section 6

Indemnification of

Directors and Officers

6.1 Indemnification. Except as provided in these Bylaws, the corporation shall hold harmless and indemnify each of its directors and officers (“indemnitee”) against any and all liability and expenses incurred by indemnitee in connection with any threatened or actual proceeding or legal action resulting from indemnitee’s service to the corporation or to another entity at the corporation’s request on or after the date on which these Bylaws are adopted.

6.2 Exclusions. Except insofar as permitted by law, the corporation shall not indemnify indemnitee for acts by indemnitee that were grossly negligent, that resulted in personal profit or advantage to indemnitee to which indemnitee was not legally entitled, or that involved intentional misconduct or a knowing violation of law.

6.3 Procedure. Indemnitee shall notify the corporation promptly of the threat or commencement of any proceeding or legal action with respect to which indemnitee intends to seek indemnification. The corporation shall be entitled to assume indemnitee’s defense with counsel reasonably satisfactory to indemnitee, unless indemnitee provides the corporation with an opinion of counsel reasonably concluding that there may be a conflict of interest between indemnitee and the corporation in the defense of the proceeding or legal action. If the corporation assumes the defense, the corporation shall not be liable to indemnitee for legal or other expenses subsequently incurred by indemnitee.

6.4 Expense Advances. The corporation shall advance automatically expenses, including attorneys’ fees, incurred or to be incurred by indemnitee in defending a proceeding or legal action upon receipt of notice of the expenses. To the extent required by law, the corporation shall not advance expenses unless (i) indemnitee furnishes the corporation with a written affirmation of indemnitee’s good faith belief that indemnitee has met the proper standard of conduct; (ii) indemnitee or a representative furnishes the corporation with a written undertaking to repay the advance if it is ultimately determined (after expiration or exhaustion of any appeal rights) that indemnitee did not meet the standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.

6.5 Settlement of Claims. The corporation shall not be obligated to indemnify indemnitee for any amounts incurred in settlement if settlement is made without the corporation’s prior written consent. The corporation shall not enter into any settlement that would impose any penalty or limitation on indemnitee without indemnitee’s prior written consent. Neither the corporation nor indemnitee will unreasonably withhold consent to any proposed settlement.

6.6 Effect of Repeal. In order that indemnitee may rely on the indemnification promised by this Section, no repeal or amendment of this Section shall reduce the right of indemnitee to payment of expenses or indemnification for acts of indemnitee taken before the date of repeal or amendment.

Section 7

Repeal, Alteration or Amendment

These Bylaws may be repealed, altered or amended, or substitute bylaws may be adopted, only by (a) the vote/consent of the board of directors, or (b) the affirmative vote/consent of shareholders who own, on a cumulative basis, more than 80% of the issued capital stock of the corporation.

Barbara Page
President

ATTEST:

Name:
Title:

Exhibit C

FORM OF

TRUST AGREEMENT

of the

ATRISCO HERITAGE FOUNDATION

THE FOUNDATION AGREEMENT (“Agreement”) is made                     , 2006 (the “Effective Date”) by and between Westland Development Co, Inc., a New Mexico corporation (“Donor”), and                              (“Initial Trustees”). [The Initial Trustees will be designated by the current Westland Board of Directors]

1. Name of Foundation. The name of the Foundation shall be the Atrisco Heritage Foundation (“the Foundation”), and so far as practicable the Trustees (as defined below) shall conduct the activities of the Foundation in that name.

2. Purpose of Foundation. The Foundation is created and shall be operated exclusively for the purposes of (i) promoting and preserving the ancestral and cultural heritage of the general community of Albuquerque, New Mexico, including the shareholders of Donor immediately prior to the Effective Date and the history of the Atrisco Land Grant; (ii) promoting and preserving the history of the church La Capillita Antigua, San Jose de Ranchos de Atrisco founded in the eighteenth century, including the upkeep of its building and surrounding land; (iii) promoting and preserving the ancestral history, including the lives and deaths, of the ancestors of the shareholders of Donor immediately prior to the Effective Date; and (iv) preserving and strengthening the community of the heirs of the Atrisco Land Grant through community development, scholarship grants, and such other activities as the Trustees may deem to be within this statement of purpose, all to be done in accordance with the requirements of the Internal Revenue Code of 1986, as amended (or corresponding provisions of any subsequent federal tax laws) (the “Internal Revenue Code”) for non-profit § 501(c)(3) charitable entities.

3. Trust Fund. The Initial Trustees and all successor Trustees (collectively, “the Trustees”) may receive donations from any other source in cash or in other property acceptable to them. All donations so received together with the income (“the Trust Fund”), shall be held, managed, administered, and paid out by the Trustees pursuant to the terms of this Agreement. The Trustees may accept donations which restrict their uses and purposes, provided such restrictions are within the uses and purposes set forth in Paragraph 2 above and will not cause the Foundation to be in violation of the requirements of Section 4942(j)(3) of the Internal Revenue Code, and which limit the time, manner, amount, or other terms of distribution; but, unless otherwise specifically required, the Trustees may mingle such restricted donations with other assets of the Trust Fund.

4. Use of Trust Fund. The Trustees shall (i) apply the Trust Fund, at such times, in such manner, and in such amounts as they may determine, or as may be required by restricted donations, to the uses and purposes set forth in Paragraph 2 above, and (ii) may make contributions to other charitable organizations to be used within the State of New Mexico or in other locations where such funds can be used to further the purposes stated above and in a manner not inconsistent with the uses and purposes set forth in Paragraph 2 above, as determined by a majority of the Trustees. For purposes of this Paragraph 4, the term “charitable organization” shall mean an organization that is a tax exempt organization under Section 501(c)(3) of the Internal Revenue Code, other than a non-operating private foundation, and that will use the contribution for the active conduct of activities that are in furtherance of the purposes set forth in Paragraph 2. Any other provisions of this Agreement notwithstanding, the Trustees shall distribute the trust income for each taxable year at such time and in such manner as not to become subject to the tax on undistributed income imposed by Section 4942 of the Internal Revenue Code. Notwithstanding any other provisions of this Agreement, the Trustees during each tax year shall make “qualifying distributions” that are equal to or greater than (A) the lesser of 85% of the Foundation’s “adjusted net income” or 85% of the Foundation’s “minimum investment return” for the tax year and (B) 66.6% of the Foundation’s “minimum investment return” for the tax year. The terms “qualifying distributions”, “adjusted net income” and “minimum investment return” are defined in Section 4942 of the Internal Revenue Code. As demonstrated by the distribution requirements in this Paragraph 4, it is intended that the Foundation be an operating foundation within the meaning of Section 4942(j)(3) of the Internal Revenue Code.

5. Trustees. The Foundation shall be administered by five Trustees. The Initial Trustees shall be appointed by the Board of Directors of Donor in office as of                      (insert date). The Initial Trustees shall assume the duties of Trustees as of that date. Each Initial Trustee shall serve until the earliest to occur of the following events: (i) death; (ii) incapacity; (iii) resignation as provided in Paragraph 8; or (iv) removal as provided in Paragraph 8.

6. Qualifications of Successor Trustees. Any Successor Trustee must either be (i) a shareholder of the Donor as of the date prior to the creation of this Foundation; or (ii) an heir-at-law of an individual who was a shareholder of the Donor as of that date. For purposes of this Paragraph 6, the determination that an individual is an heir-at-law of a shareholder of the Donor will be made under the New Mexico laws of intestacy that are in effect at the time the individual is to be elected or appointed as a Successor Trustee.

7. Selection of Successor Trustees. In the event of a vacancy in the office of a Trustee, whether due to the resignation, incapacity, death or removal of such Trustee, that vacancy shall be filled by a majority of the remaining Trustees.

8. Resignation, Removal of Trustees. Any Trustee may resign at any time without leave of court. Any Trustee may be removed by the agreement of a majority of the Trustees.

9. Vacancy of Trustees. Until a vacancy due to the removal or resignation of a Trustee has been filled, the remaining Trustees shall continue to act as though the vacant position did not exist, and the vacant position shall not be considered in determining the majority necessary for the remaining Trustees to act.

10. Action of Trustees. Except as otherwise provided in this Paragraph 10, the Trustees shall act, and may only act, by a vote of a majority of their number at any given time, with consideration of the provisions of Paragraph 9, above. Subject to the foregoing sentence, any instrument required to be executed by this Foundation shall be valid if executed in the name of the Foundation by a majority of the Trustees. All actions of the Trustees shall be taken either by resolution at a meeting or by written record without a meeting, executed by a majority of the Trustees. The Trustees shall appoint among themselves a Chair. The Chair shall be responsible for presiding at all meetings of the Trustees. The Trustees shall meet at least quarterly, and at any other time selected by the Chair upon the giving of reasonable notice to all Trustees. Notice of meetings may be given in person, by mail, by facsimile, or electronically. The Trustees shall appoint from among themselves a secretary, who shall keep a record of all actions of the Trustees. A copy of any resolution or action taken by the Trustees, certified by any one of the Trustees, may be relied upon by any person dealing with the Foundation. The Chair and Secretary shall serve until the earliest to occur of the following events: (i) death; (ii) incapacity; (iii) resignation; or (iv) removal. No person shall be required to see to the application of any money, securities, or other property paid or delivered to the Trustees, or to inquire into any action, decision, or authority of the Trustees.

11. Trustees’ Powers. In the administration of the Foundation and of the Trust Fund, the Trustees shall have all powers and authority necessary or available to carry out the purposes of the Foundation as set forth in Paragraph 2, and without limiting the generality of the foregoing, shall have the powers and authority set forth in this Paragraph 11, all subject, however, to (i) the restrictions in subparagraph (m) of this Paragraph 11, and (ii) the condition that no power or authority shall be exercised by the Trustees in any manner or for any purpose which would jeopardize the Foundation’s tax-exempt status under Section 501(c)(3) of the Internal Revenue Code, or which may result in the imposition of an excise tax by the Internal Revenue Service under Subchapter A of Chapter 42 of the Internal Revenue Code, or which would jeopardize the Foundation’s status as an operating foundation under Section 4942(j)(3) of the Internal Revenue Code.

(a) To receive the income, profits, rents, and proceeds of the Trust Fund.

(b) To purchase, subscribe for, retain, invest, and reinvest in securities or other property wherever situated, and whether or not productive or of a wasting nature. The words “securities or other property” as used in this Agreement shall be deemed to include real or personal property, corporate shares, common or preferred, or any other interest in any corporation, association, investment trust, or investment company, bonds, notes, debentures, or other evidences of indebtedness or ownership, secured or unsecured, even though the same may not be legal investments for a Trustee under the applicable laws; but securities and other property shall not be deemed to include shares or indebtedness of Donor unless they are donated to the Foundation.

(c) To sell for cash or on credit, convert, redeem, exchange for other securities or other property, or otherwise dispose of any securities or other property at any time held by them.

(d) To alter, repair, improve, erect buildings upon, demolish, manage, partition, mortgage, lease, exchange, grant options to lease or to buy, and sell or dispose of real property, at public or private sale, and upon such conditions and such terms as to cash and credit as they may deem advisable.

(e) To pay all administration expenses of the Foundation and any taxes imposed upon it, and to settle, compromise, or submit to arbitration, any claims, mortgages, debts, or damages, due or owing to or from the Foundation, to commence or defend suits or legal proceedings, and to represent the Foundation in all suits or legal proceedings.

(f) To exercise any conversion privilege or subscription right available in connection with any securities or other property; to consent to the reorganization, consolidation, merger, or readjustment of the finances of any corporation, company, or association or to the sale, mortgage, pledge, or lease of the property of any corporation, company, or association any of the securities of which may at any time be held by them and to do any act, including the exercise of options, the making of agreements or subscriptions, and the payment of expenses, assessments, or subscriptions which may be deemed necessary or advisable, and to hold and retain any securities or other property which they may so acquire.

(g) To vote personally, or by general or limited proxy, any shares of stock, and similarly to exercise personally, or by general or by limited power of attorney, any right appurtenant to any securities or other property.

(h) To borrow money in such amounts and upon such terms and conditions as shall be deemed advisable or proper to carry out the purpose of the Foundation and to pledge any securities or other property for the repayment of any such loan.

(i) To hold part or all of the Trust Fund uninvested.

(j) To employ suitable accountants, agents, counsel, custodians, and investment experts and to pay their reasonable expenses and compensation.

(k) To register securities, to the extent permitted by law, in the name of a nominee with or without the addition of words indicating that such securities are held in a fiduciary capacity.

(l) To make, execute, and deliver all instruments necessary or proper for the accomplishment of the purpose of the Foundation or of any of the foregoing powers, including deeds, bills of sale, transfers, leases, mortgages, security agreements, assignments, conveyances, contracts, purchase agreements, waivers, releases, and settlements.

(m) Any other provisions of this agreement notwithstanding, the Trustees shall not engage in any act of self-dealing as defined in Section 4941(d) of the Internal Revenue Code; nor retain any excess business holdings as defined in Section 4943(c) of the Internal Revenue Code; nor make any investments in such manner as to incur tax liability under Section 4944 of the Internal Revenue Code; nor make any taxable expenditures as defined in Section 4945(d) of the Internal Revenue Code.

12. Bond and Compensation. No Trustee shall be required to furnish any bond or surety. The Trustees may receive reasonable compensation for their services, to the extent agreed upon a majority of the Trustees;

provided, however, that no Trustee shall receive compensation in excess of that compensation permitted by those provisions of the Internal Revenue Code applicable to the Foundation.

13. Accounting by Trustees. The Trustees shall deliver an annual accounting of their transactions to the Donor no later than the date the Foundation files its annual information return, currently Form 990, with the Internal Revenue Service. The Trustees shall be released with respect to all matters and things set forth in such account as though such account had been settled by the decree of a court of competent jurisdiction.

14. Liability of Trustees. No Trustee shall be answerable for loss in investments made in good faith. No Trustee shall be liable for the acts or omissions of any other Trustee, or of any accountant, agent, counsel, or custodian selected with reasonable care. Each Trustee shall be fully protected in acting upon any instrument, certificate, or paper, believed by that Trustee to be genuine and to be signed or presented by the proper person or persons, and no Trustee shall be under any duty to make any investigation or inquiry as to any statement contained in any such writing but may accept the same as conclusive evidence of the truth and accuracy of the statements. Except as otherwise required by the New Mexico Uniform Trust Code, no Trustee shall be held personally liable for any damages resulting from any negligent act or omission of an employee of the Foundation; any negligent act or omission of another Trustee; or any action taken as a Trustee or any failure to take any action as a Trustee unless the Trustee has breached or failed to perform the duties of Trustee; and the breach or failure to perform constitutes willful misconduct or recklessness. The shareholders of Donor, at the time of the creation of this Foundation (prior to the closing of the merger) and their heirs shall have standing to seek judicial action to ensure compliance with the terms hereof by the Trustees.

15. Amendment. This Agreement may be amended for one or more of the following reasons: (i) to ensure that the Foundation continues to qualify as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code; (ii) to ensure that the Foundation continues to qualify as an operating foundation under Section 4942(j)(3) of the Internal Revenue Code; (iii) to achieve more convenient or efficient administration of the Foundation; or (iv) to enable the Trustees to carry out the purpose of the Foundation more effectively. Paragraph 2 of this Agreement may not be amended unless such amendment is required to maintain the Foundation’s tax-exempt status under Section 501(c)(3) of the Internal Revenue Code. Any amendment that may be made as provided in this Paragraph 15 must be agreed to by a majority of the Trustees and must be in writing and signed by those Trustees agreeing to the amendment.

16. Irrevocability and Termination. Except as to the amendments permitted to this Agreement under Paragraph 15, this Agreement is irrevocable. The Trustees of the Foundation may at any time by unanimous vote terminate the Foundation. Additionally, it is the intent of the Donor that the Foundation and the Trust Fund qualify as a charity, exempt from the New Mexico statutory “Rule Against Perpetuities” under Section 45-2-904 of the New Mexico Statutes Annotated. If a determination is made that the Foundation and the Trust Fund are not exempt from the New Mexico “Rule Against Perpetuities”, the Foundation and Trust Fund shall terminate on the later to occur of (i) the 89th anniversary of the date the Foundation and Trust Fund were established; or (ii) the date that is twenty-one years following the death of the last heir of a shareholder of the Donor who was alive on the date the Foundation and Trust Fund were established. Upon termination of the Foundation and Trust Fund, the remaining assets shall be distributed to one or more organizations described in Section 170(c) of the Internal Revenue Code solely for the charitable purposes of the Foundation as set forth in Paragraph 2 and as the Trustees shall select.

17. Situs. This Agreement is executed and delivered in the State of New Mexico, the situs shall be in that state, and it shall be governed by the laws of that state.

18. Amendment or Revocation of Internal Revenue Code. In the event the sections of the Internal Revenue Code referenced herein are amended or revoked, the Trustees shall act in accordance with those provisions as in effect as of the creation of this Foundation.

19. Acceptance of Trust. The Initial Trustees accept the trust created by this Agreement, and they agree to hold, manage, and administer the Trust Fund in accordance with the terms of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed in Albuquerque, New Mexico, by the Initial Trustees and the Donor:

INITIAL TRUSTEES:

DONOR:

WESTLAND DEVELOPMENT CO., INC.

By:
Barbara Page, President

Acknowledgements

Appendix B

FORM OF

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATRISCO OIL & GAS LLC

This Limited Liability Company Agreement (this “Agreement”) of Atrisco Oil & Gas LLC (the “Company”) is made and entered into as of [                    ], 2006 by the sole unitholder of the Company listed on the signature page hereto (together with any additional unitholders that may be admitted to the Company as provided herein, each a “Unitholder” and collectively, the “Unitholders”).

RECITALS

A. The Company was formed as a New Mexico limited liability company by the filing of the Articles of Organization with the New Mexico Public Regulation Commission on [                    ], 2006, pursuant to and in accordance with the New Mexico Limited Liability Company Act (the “Act”).

B. Prior to the closing (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of [                    ], 2006, by and between Westland Development Co., Inc., a New Mexico corporation (“Westland”), and SCC Acquisition Corp., a Delaware corporation, Westland will enter into a Quitclaim Mineral Deed and Assignment of Oil & Gas Leases (the “Deed and Assignment”), pursuant to which Westland will transfer and contribute to the Company (i) a 100% interest in rents and royalties under the Sunvalley Lease and the Great Northern Lease and (ii) a 50% undivided interest in all minerals under the Subject Lands (each as defined in the Deed and Assignment) (collectively, the “Mineral Assets”). In exchange for the transfer and contribution of the Mineral Assets, the Company will issue to Westland 794,927 Class A Units and one Class B Unit, representing 100% of the Units of the Company.

C. Immediately prior to, and subject to, the Closing, Westland will distribute all of the Class A Units to Westland’s shareholders existing as of the record date for the special meeting to approve the Merger Agreement (the “Distribution”) as a dividend on a one-for-one basis in accordance with such shareholders’ respective ownership of Westland common stock, no par value per share (“No Par Common Stock”), and Westland Class B common stock, $1.00 par value per share (“Class B Common Stock”).

D. Following the Distribution and the Closing, (i) Westland’s shareholders existing as of the record date for the special meeting to approve the Merger Agreement will own 100% of the Class A Units and (ii) Westland will own the sole Class B Unit.

NOW, THEREFORE, the undersigned Unitholder hereby adopts the following as the Company’s “limited liability company agreement,” as that term is used in the Act.

I. ORGANIZATION

1.1. Formation. The Company’s Articles of Organization, the formation of the Company as a New Mexico limited liability company under the Act and all actions taken by the Person who executed and filed the Company’s Articles of Organization are hereby adopted and ratified. “Person” means any natural person or any general partnership, limited partnership, limited liability partnership, limited liability limited partnership, corporation, joint venture, trust, business trust, cooperative, association, limited liability company or other entity, including the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

1.2. Name. The name of the Company is “Atrisco Oil & Gas LLC”. All business of the Company will be conducted under such name or such other names that the Board selects.

1.3. Purpose. The Company is formed for the limited purpose of (a) receiving, holding, protecting and exploiting the Mineral Assets, (b) paying or providing for any costs or liabilities incurred in carrying out the purpose of the Company under this Section 1.3, (c) making distributions to the Class A Unitholders as permitted under Section 3.1, and (d) any and all activities necessary or incidental to the foregoing. The Company will not engage in any other trade or business.

1.4. Term. The term of the Company will be unlimited unless dissolved in accordance with the Act and this Agreement.

1.5. Governance Provisions. (a) Subject to such matters as are expressly reserved hereunder or under the Act to the Unitholders for decision, the business and affairs of the Company will be managed by the Board of Directors of the Company (the “Board”) which will consist of four members designated by the Class A Unitholders (the “Class A Directors”) and one member designated by the Class B Unitholder (the “Class B Director” and together with the Class A Directors, the “Directors”). The Board will be responsible for setting policy for the Company, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. All Directors must be Qualified Candidates. “Qualified Candidates” will be, in the case of the Class A Directors, members of Westland’s Board of Directors existing immediately prior to the Closing and any other Persons designated as a Board nominee in accordance with Section 1.5(q), and, in the case of the Class B Director, the Chairman, Chief Executive Officer, Chief Financial Officer or Division President of the SunCal Companies.

(b) The initial Class A Directors will be [            ], [            ], [            ] and [            ] (the “Initial Class A Directors”). The initial Class B Director, who will take office immediately after the Closing, will be [            ] (the “Initial Class B Director” and together with the Initial Class A Directors, the “Initial Directors”). The Initial Directors will serve as Directors for an initial term ending on the second anniversary of the Closing (the “Initial Term”). Following the end of the Initial Term, the Board will classify the Directors into two classes of Directors with (i) two Directors (consisting of two Class A Directors elected by the Class A Unitholders in accordance with this Section 1.5) serving for a term expiring on the first anniversary of the expiration of the Initial Term (the “Class I Directors”) and (ii) three Directors (consisting of the Initial Class B Director and two Initial Class A Directors selected by the Board) serving for a term expiring on the second anniversary of the expiration of the Initial Term (the “Class II Directors”), with each subsequent term of each Director expiring on the second anniversary after the commencement of such term. Following the expiration of the term of the initial Class II Directors, each class of Directors subject to election will be elected in accordance with this Section 1.5. The Board will have the power to fill any vacancy created by the removal, resignation, death or disability of any Director prior to the expiration of his or her term of office in accordance with Section 1.5(e).

(c) Each Class A Director (other than the Initial Class A Director) will be elected by Class A Unitholders holding a majority of the Class A Units, and will serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability.

(d) The Class B Director (other than the Initial Class B Director) will be elected by the Class B Unitholder holding the sole Class B Unit, and will serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability.

(e) A Director may resign at any time upon written notice to the Board. Upon the removal, resignation, death or disability prior to the expiration of his or her term of office of (i) a Class A Director, such vacancy on the Board will be filled by the approval of a majority of the remaining Class A Directors and (ii) the Class B Director, such vacancy on the Board will be filled by the Class B Unitholder holding the sole Class B Unit. The Company will have no “manager,” as such term is used in the Act.

(f) The Board will meet at least twice a year to discuss the management of the Company’s business at such times and places as determined by the Board. Any Director may request a special meeting subject to at least two business days’ prior written notice. A majority of Directors, including the Class B Director, will constitute a quorum for the transaction of business by the Board.

(g) Notice of any Board meeting may be waived by any Director before or after such meeting.

(h) All matters approved by the Board must be approved by a majority vote of the Whole Board, subject to the rights of the Class B Unitholder set forth in Section 1.6.

(i) Meetings of the Board may be conducted in person or by conference telephone facilities. Any Director not present at a meeting of the Board may participate by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a majority of the Directors then in office consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.

(j) The Board will have the authority to appoint and terminate officers of the Company, including, without limitation, a President, Chief Financial Officer, Treasurer and Secretary, and any number of Vice Presidents as determined from time to time by the President, and retain and terminate all employees, agents and consultants of the Company, and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties. Each officer appointed by the Board will have the roles and responsibilities customarily assigned to the title ascribed to such officer position and otherwise as directed by the President from time to time.

(k) No Unitholder, Director or officer (acting in his or her capacity as such) will have any authority, in such Person’s capacity as Unitholder, Director or officer, to bind the Company with respect to any matter except pursuant to a resolution authorizing such action (and authorizing such Persons to bind the Company with respect to such action) which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement or the Act.

(l) An annual meeting of the Class A Unitholders will be held at such date and time as may be designated from time to time by the Board. The Class A Unitholders will transact such business as may properly be brought before the meeting in accordance with this Section 1.5(q).

(m) Special meetings of the Class A Unitholders, for any purpose or purposes, may be called only by the request of a majority of the total number of Directors that the Company would have if there were no vacancies (the “Whole Board”). The notice of any special meeting of Class A Unitholders must state the purpose or purposes of the proposed meeting.

(n) Written notice of every meeting of the Class A Unitholders, stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than ten nor more than 60 calendar days before the date of the meeting to each Class A Unitholder of record entitled to vote at such meeting. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 60 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given in conformity with this Section 1.5(n). At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

(o) The holders of a majority of Class A Units issued and outstanding and entitled to vote at a meeting of Class A Unitholders, present in person or represented by proxy, will constitute a quorum at all meetings of the Class A Unitholders for the transaction of business at a meeting of the Class A Unitholders. If, however, such quorum is not present or represented at any meeting of the Class A Unitholders, the Class A Unitholders entitled to vote at that meeting of Class A Unitholders, present in person or represented by proxy, will have the power to adjourn, without notice other than announcement at the meeting, the meeting from time to time until a quorum is present or represented.

(p) Each Class A Unitholder will be entitled at every meeting of the Class A Unitholders to one vote for each Class A Unit standing in the name of that Class A Unitholder on the books of the Company on the record date for the meeting and those votes may be cast either in person or by written proxy. Every proxy must be duly executed and filed with the Secretary of the Company. A Class A Unitholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Company. When a quorum is present at any meeting, the vote of the holders of a majority of the Class A Units present in person or represented by proxy and which has actually voted will decide any question properly brought before such meeting.

(q) At an annual or special meeting of the Class A Unitholders, nominations of persons for election to the Board and such other business will be conducted or considered as is properly brought before the meeting. To be properly brought before an annual or special meeting, nominations of persons for election to the Board and such other business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of a majority of the Whole Board, or (iii) otherwise properly requested to be brought before the meeting by a Class A Unitholders in accordance with the following sentence. For business to be properly requested by Class A Unitholders to be brought before an annual or special meeting, the Class A Unitholders must (i) be the holder of record of at least 20% of the then-outstanding Class A Units at the time of the giving of the notice for such meeting, (ii) be entitled to vote at such meeting, and (iii) have given notice thereof in writing to the Secretary of the Company, which notice shall have been received at the principal executive offices of the Company not less than 20 calendar days prior to the date of the Class A Unitholder meeting.

1.6. Approval Rights of the Class B Unitholder. The following matters may not be approved or acted upon by the Board or the Unitholders without the separate prior approval of the Class B Unitholder:

(a) the Company entering into any new lines of business;

(b) distributions by the Company not in conformity with the Company’s distribution policy set forth in Section 3.1;

(c) any amendment to this Agreement or any of the Company’s other constituent documents;

(d) any action by the Company in breach of the Company’s obligations under the Deed and Assignment;

(e) any merger, consolidation, recapitalization or Change in Control transaction involving the Company; and

(f) the liquidation, dissolution or bankruptcy of the Company.

“Change in Control” shall mean an event that shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the total voting power represented by the Company’s then outstanding voting securities, (ii) the Unitholders of the Company approve a merger or consolidation of the Company with any other Person, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the total voting power of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iii) the Unitholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets. Except as set forth in this Section 1.6 or Section 1.5(d), the Class B Unitholder will have no voting rights.

II. UNITHOLDERS, CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

2.1. Unitholders. Schedule A contains the name and address of each Unitholder as of the date of this Agreement. Schedule A may be amended from time to time to reflect the admission or resignation of a Unitholder or the transfer or assignment of a Unit in accordance with the terms of this Agreement and applicable law.

2.2. Units. Unitholder’s ownership interests in the Company will be represented by Class A Units (“Class A Units”) and Class B Units (“Class B Units” and together with Class A Units, “Units”). Unitholders owning (a) Class A Units will be referred to as “Class A Unitholders” and (b) the Class B Unit will be referred to as the “Class B Unitholder”. Each Unitholder will own that class and number of Units set forth next to such Unitholder’s name on Schedule A, attached hereto, which may be amended from time to time. Each Unit of the Company shall be represented by a certificate and shall be a “Security” within the meaning of, and shall be governed by, Article 8 of the Uniform Commercial Code as in effect in the State of New Mexico.

2.3. Transferability of Units. (a) The Units will not be transferable, other than pursuant to applicable laws of intestacy, will or descent to lineal descendants of the Unitholders existing as of the date of the Distribution; provided, that the Board may provide for the transferability of the Units to third parties in compliance with all applicable federal and state securities laws at the Company’s sole expense. Each certificate representing any Units will be endorsed by the Company with a legend reading substantially as follows:

“THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED AS A DIVIDEND FROM WESTLAND DEVELOPMENT CO., INC. AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH UNITS MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE LIMITED LIABILITY AGREEMENT OF ATRISCO OIL & GAS LLC, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF ATRISCO OIL & GAS LLC.”

(b) No Unitholder shall Transfer any Units to any Person, unless such Person agrees in writing to be bound by all of the provisions of this Agreement applicable to the transferring Unitholder. In addition, no Transfer by any Unitholder of any Units during the term of this Agreement shall be effective unless and until the transferee of such Units, subject to the terms and conditions such forth herein, becomes a party hereto as a Unitholder by execution of a counterpart signature page hereto and an instrument of accession thereto. Notwithstanding anything to the contrary herein, no Unitholder shall Transfer any Units to the extent that such Transfer would violate the Securities Act of 1933, as amended, or any other federal or state securities or blue sky laws. “Transfer” means, when used as a noun, any disposition of all or any portion of Units, for value or otherwise, including, without limitation, any sale, gift, bequest, assignment, pledge or encumbrance, and whether effected by contract, by operation of law or otherwise. “Transfer” when used as a verb, shall have a correlative meaning.

2.4. Initial Capital Contributions. (a) The initial Unitholder has made the initial contributions to the Company in the amount set forth on Schedule A. All capital contributions will be set forth in the books and records of the Company.

(b) All legal and equitable ownership interests in the Company, including such Unitholder’s share of the Company’s profits and losses and rights to receive distributions of the Company’s assets in accordance herewith and with the Act, shall be evidenced solely by the Class A Units. The Class B Units shall not be entitled to share in the profits, losses or assets of the Company.

(c) No interest will be paid on any capital contribution to the Company or Capital Account of any Unitholder. No Unitholder will be liable for the return of the capital contributions or Capital Account, or any portion thereof, of any other Unitholder, it being agreed that such return will be made solely from the assets of the Company. No Unitholder will be entitled to demand and receive property other than cash in return for its capital contributions to the Company, its Capital Account or its interests in the Company. No Unitholder will be entitled to withdraw any part of its capital contribution, Capital Account or other capital or to receive any distribution from the Company, except as specifically provided in this Agreement.

2.5. Additional Capital Contributions. The Unitholders will not be required to make any additional capital contributions to the Company.

2.6. Capital Accounts. (a) In accordance with the capital accounting rules of Treasury Regulation Section 1.704-1(b) (relating to maintenance of capital accounts), a separate capital account (a “Capital Account”) will be maintained for each Unitholder. Each Unitholder’s Capital Account will initially equal the amount set forth on Schedule A.

(b) Each Unitholder’s Capital Account will from time to time be increased by:

(i) the amount of money contributed by such Unitholder to the Company;

(ii) the fair market value of property contributed by such Unitholder to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to pursuant to Section 752 of the Code);

(iii) allocations to such Unitholder of profits; and

(iv) upon the distribution of Company property to a Unitholder, the profit (if any) that would have been allocated to such Unitholder if such Company property had been sold at its fair market value immediately prior to the distribution.

(c) Each Unitholder’s Capital Account will from time to time be reduced by:

(i) the amount of money distributed to such Unitholder by the Company;

(ii) the fair market value of property distributed to such Unitholder by the Company (net of any liabilities secured by such property that such Unitholder is considered to assume or take subject to pursuant to Section 752 of the Code);

(iii) allocations to such Unitholder of the Company’s losses; and

(iv) upon the distribution of Company property to a Unitholder, the loss (if any) that would have been allocated to such Unitholder if such Company property had been sold at its fair market value immediately prior to the distribution.

(d) Upon the transfer of a Unitholder’s entire interest in the Company, the Capital Account of such Unitholder will carry over to the transferee. Upon the transfer of a portion of a Unitholder’s interest in the Company, the portion of such Unitholder’s Capital Account attributable to the transferred portion will carry over to the transferee. In the event that the document effecting such transfer specifies the portion of such Unitholder’s Capital Account to be transferred, such portion will be deemed to be the portion attributable to the transferred portion of such Unitholder’s interest for purposes of this Section 2.6(d).

III. DISTRIBUTIONS AND TAX MATTERS

3.1. Distributions. Any excess cash held by the Company, net of a reasonable reserve for future operating costs and expenses of the Company, will be distributed by the Company to the Class A Unitholders in accordance with, and in proportion to, the number of Class A Units held by them, at least annually, or as otherwise determined by the Board. No distributions will be made by the Company to the Class B Unitholder.

3.2. Tax Matters. To the extent applicable, the “tax matters partner” (within the meaning of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended from time to time, (the “Code”)) will initially be [            ] or such other Person designated by the Board. The tax matters partner will file all tax returns and reports of the Company on a timely basis and will send copies of such to the other Unitholders.

3.3. Allocations. All items of profit and loss of the Company will be allocated to the Class A Unitholders in proportion to the number of Class A Units held by them. The Class B Unitholder will not be allocated any items of profit or loss of the Company.

IV. DISSOLUTION AND TERMINATION

4.1. Dissolution and Termination. (a) Subject to Section 4.1(d), the Company will be dissolved and its business wound up upon the earliest to occur of (i) the unanimous consent of the Board to dissolve, wind up and liquidate the Company, (ii) the entry of a final decree by any court of competent jurisdiction pursuant to Section 53-19-40 of the Act, and (iii) the time at which there are no remaining Unitholders, unless the business of the Company is continued in accordance with the Act.

(b) Upon dissolution, the Company’s business will be liquidated in an orderly manner. The Board or, if there is no Board, such liquidation trustee as may be approved by the Unitholders, will act as the liquidator to wind up the business of the Company pursuant to this Agreement. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Act and in any reasonable manner that the liquidator determines to be in the best interest of the Unitholders or their successors-in-interest.

(c) In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of property in kind, such property will be transferred and conveyed to the Unitholders so as to vest in each of them, as a tenant-in-common, an undivided interest in the whole of such property equal to their interests in the property based upon the amount of cash that would be distributed to each of the Unitholders in accordance with Section 3.1 hereof if such property were sold for an amount of cash equal to the fair market value of such property, as determined by the liquidator in good faith.

(d) Upon the dissolution of the Company, distributions will be made as provided for in Section 3.1 hereof.

V. MISCELLANEOUS

5.1. No Third Party Beneficiaries. The provisions of this Agreement are intended to benefit the Unitholders and, to the fullest extent permitted by law, will not be construed as conferring any benefit upon any creditor of the Company, and no such creditor of the Company, nor any other party, will be a third-party beneficiary of this Agreement, and the Unitholders will not have any duty or obligation to any creditor of the Company, or any other party, to make any contribution to the Company.

5.2. Annual Reporting Obligations. The Company will furnish the Unitholders with (a) annual reports of the Company’s income and expenses and (b) interim reports of any material developments and reserve reports received by the Company.

5.3. Books and Records. The Company will keep or cause to be kept full and accurate books and records of account of the Company’s business. The Company will furnish such reports and information as may be requested by any Director.

5.4. Accounting and Fiscal Year. The books of the Company will be kept on the accrual basis and the Company will report its operations for tax purposes on the accrual method. The fiscal year of the Company and the taxable year of the Company for federal income tax purposes will end on December 31 except as otherwise required in accordance with the Code.

5.5. Notices. All notices, demands, consents, approvals, requests or other communications which any party to this Agreement may desire or be required to give hereunder (collectively, “Notices”) will be in writing and given by (a) personal delivery, (b) facsimile transmission, or (c) a nationally recognized overnight courier service, addressed to a Unitholder at the address set forth opposite his or her name in the books and records of the Company. Any Unitholder may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 5.5. A Notice sent in compliance with the provisions of this Section 5.5 will be deemed given on the date of receipt.

5.6. Successors and Assigns. This Agreement will be binding upon the parties hereto and their respective successors and assigns, and will inure to the benefit of the parties hereto and, except as otherwise provided herein, their permitted successors and assigns.

5.7. Severability. If any one or more of the provisions contained in this Agreement or any application thereof is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof will not in any way be affected or impaired thereby.

5.8. Amendments. This Agreement may be amended only by a written instrument approved by the Board, subject to the rights of the Class B Unitholder set forth in Section 1.6.

5.9. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New Mexico, without regard to applicable conflict of laws principles.

5.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY

5.11. Limitation on Liability. Except as otherwise expressly provided in the Act or this Agreement, (a) the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and no Unitholder will be obligated personally for any such debt, obligation or liability solely by reason of being a Unitholder, and (b) the liability of each Unitholder will be limited to the amount of capital contributions required to be made by such Unitholder in accordance with the provisions of this Agreement.

5.12. Exculpation of the Unitholders. No Unitholder nor any agent (including the Board and each Director and officer) of the Company will be liable, responsible or accountable, in damages or otherwise, to any Unitholder, the Company or any other Person for any act performed by them, or failure to act, unless a judgment or other final adjudication adverse to such Person establishes that such Person’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such Person personally gained in fact a financial profit or other advantage to which such Person knew such Person was not legally entitled or, that with respect to a distribution to a Unitholder, such Unitholder’s acts were not performed in accordance with the Act or this Agreement.

5.13. Indemnification. The Company hereby agrees to indemnify and hold harmless each Director and officer of the Company to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including reasonable attorneys’ fees and expenses, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person by reason of the fact that such Person is or was a Director or officer of the Company or is or was serving as an agent of a subsidiary of the Company; provided, however, that no such Person will be indemnified for any expenses, liabilities and losses suffered that are attributable to such Person’s bad faith, intentional misconduct or knowing violation of law (as described in Section 5.12). Expenses, including reasonable attorneys fees and expenses, incurred by any such indemnified Person in defending a proceeding will be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Person to repay promptly such amount if it is ultimately determined that such Person is not entitled to be indemnified by the Company.

5.14. Competitive Activities, Etc. The Class B Unitholder and the Class B Director (collectively, “Class B Persons”), directly or through Affiliated entities, are or may be engaged in businesses which may be competitive with the business of the Company or companies it owns or in which it invests. Nothing herein, in the Act, this Agreement or otherwise (collectively, the “Applicable Rules”) will be deemed to restrict any Class B Person from engaging in such other business activity (regardless of the effects thereof on the Company or companies it owns or in which it invests) and, notwithstanding any Applicable Rule to the contrary, in no event will any Class B Person have any obligation to act or refrain from acting (including, without limitation, presenting any opportunity or other matter to the Company for it to consider or pursue or to maintain the confidentiality of, or not use, any confidential or proprietary information) by reason of any relationship with, or actual or alleged duty to, the Company. Each Unitholder agrees that, in any such case, to the extent a court might otherwise hold that the conduct of such activity is a breach of any Applicable Rule, it has hereby irrevocably waived any and all rights of recovery it may otherwise have by reason thereof. “Affiliate” of any Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person.

5.15. Corporate Conversion. (a) In the event that the Company determines to consummate a QPO, the Board shall have the power and authority, without any vote or consent of the Unitholders, to incorporate the Company or take such other action as it may deem advisable, including, without limitation, (i) dissolving the Company, creating one or more subsidiaries of the newly formed corporation and transferring to such subsidiaries any or all of the assets of the Company (including by merger) or (ii) causing the Unitholders to exchange their Units for common shares of the newly-formed corporation. Any shares created or received in connection with such transaction are referred to as “Conversion Shares”. In connection with any such transaction, (A) each Unit shall automatically be converted into Conversion Shares in the manner set forth in Section 5.15(b) and (B) such Conversion Shares shall have the same economic interest and other rights and obligations in such corporation or its subsidiaries as the converted Units had with respect to the Company subject to any modifications (as determined by the Board in good faith) required solely as a result of the conversion to corporate form. Prior to consummating any such transaction, the Board shall approve the proposed forms of a certificate of incorporation, by-laws, stockholders’ agreement and any other governing documents proposed to be established for such corporation and its subsidiaries, if any, all of which shall, as nearly as practicable (as determined by the Board), reflect the rights and obligations of the Unitholders under this Agreement and comparable agreements applicable to any Subsidiary as of the date of such transaction. “QPO” means an offer and sale of equity securities of the Company (including any successor thereto) to the public pursuant to which (i) the aggregate gross proceeds attributable to sales of equity securities for the account of the Company (including any successor thereto) exceed $[            ] (exclusive of expenses and underwriting commissions) in which the aggregate equity value of the Company is at least $[            ] and (ii) the equity securities covered by such registration statement are listed for trading on either the New York Stock Exchange or the NASDAQ National Market. “Subsidiary” of any Person means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest is directly or indirectly owned by such Person.

(b) On the date of the consummation of the QPO (the “Conversion Date”), Units held by any Unitholder (the “Original Units”) shall be automatically converted into the number of validly issued, fully paid and, if applicable, nonassessable Conversion Shares equal to the quotient obtained by dividing (i) the cash proceeds that shall be deemed to have been received in respect of such Original Units in connection with the QPO Deemed Liquidation on the Conversion Date in a distribution in accordance with the rights and preferences set forth in this Agreement (giving effect to applicable orders of priority and taking into account all prior distributions other than mandatory tax distribution amounts) by (ii) the per share offering price applicable in such QPO. The cash proceeds that each such Original Unit shall be deemed to have received in connection with the QPO Deemed Liquidation on the Conversion Date shall be determined by assuming that the Company shall be liquidated (the “QPO Deemed Liquidation”) in a manner that would provide Unitholders in the aggregate with an amount in cash equal to the pre-QPO equity value of the Company and its Subsidiaries as determined by the managing underwriter in connection with the QPO as of the Conversion Date.

(c) As promptly as practicable after the determination of the number of Conversion Shares each holder shall receive under Section 5.15(b) above, each holder of Original Units shall deliver to the Company the certificate or certificates, if any, representing the Original Units to be converted into Conversion Shares, duly endorsed or assigned in blank or to the Company (if required by it) and stating the name or names (with address) in which the certificate or certificates for the Conversion Shares, if any, are to be issued. Upon receipt of any such certificates representing the Original Units, the Company shall issue and deliver to each holder entitled to Conversion Shares, to the place and in the name designated by such holder, a certificate or certificates, if any, for the number of Conversion Shares to which such Unitholder is entitled (including any fractional Conversion Shares). The Person in whose name the certificate or certificates of the Conversion Shares may be issued shall be deemed to have become a holder of record on the Conversion Date unless the transfer books of the Company are closed on that date, in which event such Person shall be deemed to have become a holder of record on the next succeeding date on which the transfer books are open.

5.16. Administrative Services. Prior to the Closing, the Company and the Class B Unitholder will enter into an administrative services agreement in a form mutually agreed upon by such parties (such agreement to be effective upon, and subject to, the Closing) pursuant to which the Class B Unitholder will provide the Company with up to $200,000 per year in certain administrative support services for the period beginning on the Closing and ending on the third anniversary of the Closing.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

COMPANY:

ATRISCO OIL & GAS LLC

By:
Name:
Title:

UNITHOLDER:

WESTLAND DEVELOPMENT CO., INC.

By:
Barbara Page
President and Chief Executive Officer

Schedule A

UNITHOLDERS

Unitholder / Address	Initial Contribution	Class / Number of Units
Westland Development Co., Inc. 401 Coors Boulevard, NW Albuquerque, New Mexico 87121	Mineral Assets (as defined in Recital B)	794,927 Class A Units 1 Class B Unit

Appendix C

Dissenters’ Rights Provisions of the New Mexico Business Corporation Act

N.M. Stat. § 53-15-3 (2006)

§ 53-15-3. Right of shareholders to dissent and obtain payment for shares

A. Any shareholder of a corporation may dissent from, and obtain payment for the shareholder’s shares in the event of, any of the following corporate actions:

(1) any plan of merger or consolidation to which the corporation is a party, except as provided in Subsection C of this section;

(2) any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

(3) any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

(4) any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

(a) alters or abolishes a preferential right of such shares;

(b) creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;

(c) alters or abolishes an existing preemptive right of the holder of such shares to acquire shares or other securities; or

(d) excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

(5) any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

B. (1) A record holder of shares may assert dissenters’ rights as to less than all of the shares registered in his name only if the holder dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(2) A beneficial owner of shares who is not the record holder may assert dissenters’ rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and Section 53-15-4 NMSA 1978 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

C. The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

D. A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

N.M. Stat. § 53-15-4 (2006)

§ 53-15-4. Rights of dissenting shareholders

A. Any shareholder electing to exercise his right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor thereof, the shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation any of its shareholders may, within twenty-five days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder’s shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon the determination of the fair value, by agreement or judgment as provided herein, and, in the case of shares represented by certificates, the surrender of such certificates the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the prescribed ten-day or twenty-five-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

B. No such demand may be withdrawn unless the corporation consents thereto. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporation, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his shares ceases and his status as a shareholder shall be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

C. Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as provided in this section and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve-months’ period ended on the date of the balance sheet.

D. If within thirty days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which the corporate action was effected, and, in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

E. If, within the period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty days after receipt of written demand from any dissenting shareholder, given within sixty days after the date on which corporate action was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided in this section, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as specified in the order of their appointment or on an amendment thereof. The judgment shall be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon and concurrently with the surrender to the corporation of certificates. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.

F. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

G. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. Such expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel.

H. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made is [are] transferred, any new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

I. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

FORM OF PROXY

Westland Development Co., Inc.

SPECIAL MEETING OF SHAREHOLDERS

                ,             , 2006

10:00 A.M. at the Kiva Auditorium in the Albuquerque Convention Center

401 2nd Street, N.W., Albuquerque, New Mexico 87102

This proxy is solicited by the Westland board of directors for use at the Special Meeting of Shareholders on                     , 2006, or any postponements or adjournments thereof. By properly signing and returning this proxy, you revoke all prior proxies and appoint Sosimo S. Padilla and Barbara Page, and each of them, with full power of substitution, to vote your shares of Westland common stock as you direct below with respect to the Agreement and Plan of Merger at the special meeting and at all postponements and adjournments thereof, and to vote your shares of Westland common stock at their discretion on any other business that may properly come before the shareholders at the special meeting. If you properly sign and return this proxy, but do not check “FOR”, “AGAINST” or “ABSTAIN”, your shares of Westland common stock will be voted FOR the approval of the merger agreement.

Mark your choices with an “X”, sign and date your proxy and return it in the postage-paid envelope provided or return it to Moss Adams LLP, Certified Public Accountants, P.O. Box [            ], Albuquerque, New Mexico [87    ].

The only Item that has been scheduled for the meeting is the vote on the approval of the Agreement and Plan of Merger, dated as of July 19, 2006, by and between SCC and Westland Development Co., Inc., pursuant to which SCC Acquisition Corp. will be merged with and into Westland with Westland as the surviving entity, and by which Westland’s articles of incorporation will, pursuant to the terms of the merger agreement, be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s common stock.

FOR  [    ]            AGAINST  [    ]             ABSTAIN  [    ]

Westland’s board of directors recommends that you vote FOR the approval of the merger agreement.

If you wish to vote FOR the Agreement and Plan of Merger, you may (1) properly sign, date and return this proxy with an “X” next to “FOR” above; OR (2) properly sign, date and return this proxy without selecting any of the options “FOR”, “AGAINST” OR “ABSTAIN” above; OR (3) appear and vote in favor of the Agreement and Plan of Merger at the special meeting.

If you do not wish to vote FOR the Agreement and Plan of Merger, you may (1) properly sign, date and return this proxy with an “X” next to “AGAINST” or “ABSTAIN” above; OR (2) not return this proxy and not appear and vote at the special meeting; OR (3) appear and vote against the Agreement and Plan of Merger or abstain from the vote at the special meeting.

Because an affirmative vote on behalf of 66 2/3% of both classes of Westland common stock is required to approve the Agreement and Plan of Merger, if you do not return this proxy properly completed or appear and vote “FOR” the merger at the special meeting, the effect will be the same as if you had voted “AGAINST” the Agreement and Plan of Merger.

Address Change? Mark this box ☐ and indicate changes below. Receipt is acknowledged of the Notice of Special Meeting and the accompanying Proxy Statement relating to the special meeting

[Printed name(s) with account number(s) here]
Signature

DATE:                      2006

Signature of co-owner (if applicable)

DATE:                      2006

Important: Please sign exactly as your name is printed on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.